Exhibit 10.15

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of April 1, 2014

by and among

NSA OP, LP,
and certain of its Subsidiaries,

as Borrowers,

NATIONAL STORAGE AFFILIATES TRUST and

NATIONAL STORAGE AFFILIATES HOLDINGS, LLC,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent

with

KEYBANC CAPITAL MARKETS INC.,

as Sole Bookrunner and Lead Arranger,

and

PNC BANK, NATIONAL ASSOCIATION, and
WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

i

This CREDIT AGREEMENT (this “Agreement”) dated as of April 1, 2014, by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party hereto (the “Subsidiary Borrowers”, and together with the Parent Borrower, collectively, the “Borrowers”), NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (the “REIT”), NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company (the “REIT Parent”), the Lenders from time to time party hereto, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent.

WHEREAS, the Administrative Agent and the Lenders desire to make available to the Borrowers a revolving credit facility in the initial amount of $242,500,000, including a letter of credit subfacility and a swingline subfacility, and a term loan facility in the amount of $125,000,000, on the terms and conditions contained herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1            Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“Acquisition Price” means, with respect to any Real Estate Asset, the purchase price paid by the Parent Borrower, any of its Subsidiaries or any of their Partially-Owned Entities, as applicable, for such Real Estate Asset less closing costs and any amounts paid by such Person as a purchase price adjustment, to be held in escrow, to be retained as a contingency reserve, or other similar amounts.

“Additional Costs” has the meaning given that term in Section 4.1(b).

“Adjusted EBITDA” means, for any Reference Period, (a) EBITDA for such period minus (b) Reserves for Capital Expenditures for all Real Estate Assets (excluding Construction-in-Process) as of the last day of such Reference Period.

“Adjusted NOI” means, for any Reference Period, with respect to any Real Estate Asset, (a) Property NOI from such Real Estate Asset for such period minus (b) Reserves for Capital Expenditures for such Real Estate Asset (excluding Construction-in-Process) as of the last day of such Reference Period.

“Administrative Agent” means KeyBank, as contractual representative for the Lenders under the terms of this Agreement, and any of its successors.

“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of any Loan Party.

“Affiliate Loan” means the loan made on or about February 28, 2014, by the Parent Borrower to Kevin Howard, in the initial principal amount of $4,800,000, to finance the acquisition of Portland Self Storage and Portland Self Storage Too.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Corruption Laws” means all Applicable Laws specifically concerning or relating to bribery or corruption.

“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Applicable Margin” means, for any day, with respect to any Loan, the applicable rate per annum set forth below, based on the Type of such Loan and the Total Leverage Ratio applicable on such date:

		Revolving Loans and Swingline Loans		Term Loans
Level	Leverage	LIBOR Margin (Revolving Loans Only)	Base Rate Margin	LIBOR Margin	Base Rate Margin
I	< 45%	1.60%	0.60%	1.50%	0.50%
II	> 45% and < 50%	1.80%	0.80%	1.70%	0.70%
III	> 50% and < 55%	2.00%	1.00%	1.90%	0.90%
IV	> 55% and < 60%	2.20%	1.20%	2.10%	1.10%
V	> 60% and < 65%	2.50%	1.50%	2.40%	1.40%
VI	> 65%	2.85%	1.85%	2.75%	1.75%

For purposes of the foregoing, (a) the Total Leverage Ratio shall be determined based on the most recent quarterly financial statements and corresponding Compliance Certificate delivered pursuant to Sections 9.1 and 9.3; provided, that the Parent Borrower may, at its election, deliver an interim Compliance Certificate following the occurrence of the Capital Event and giving pro forma effect thereto and the repayment of Indebtedness in connection therewith, in which case the Total Leverage Ratio shall be determined based on such pro forma Compliance Certificate, and (b) each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such financial statements and Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next change in the Applicable Margin; provided, that Level VI set forth in the table above shall apply if the Parent Borrower fails to deliver the financial statements or corresponding Compliance Certificate required to be delivered by it, during the period from the expiration of the time for delivery thereof until such financial statements and Compliance Certificate are delivered.  Level VI set forth in the first table above shall apply during the period commencing on and including the Effective Date and ending on the date immediately preceding the delivery of financial statements covering the Reference Period ending June 30, 2014, and the corresponding Compliance Certificate.  If at any time the Administrative Agent determines that the financial statements or Compliance Certificate upon which the Applicable Margin was determined were incorrect (whether based on a restatement, fraud or otherwise) at the time such financial statements or Compliance Certificate were delivered, and the Applicable Margin was lower than it should have been had the correct information been timely provided, then such Applicable Margin shall be recalculated retroactively, and the Administrative Agent shall promptly thereafter notify the Borrowers in writing of any additional amount due from such recalculation, and the Borrowers shall be required to pay such amount within 10 Business Days thereafter.

“Applicable Unused Fee” means, for any day, the applicable rate per annum set forth below, based on the percentage of the Revolving Commitments in use on such date (with usage calculated in accordance with Section 3.6(a)):

Usage	Unused Fee
< 50%	0.30%
> 50%	0.20%

“Appraisal” means an M.A.I. appraisal (or local equivalent) prepared by a professional appraiser acceptable to the Administrative Agent, having at least the minimum qualifications required under the applicable Governmental Authority, including without limitation, FIRREA, and determining “as is” (and, as applicable, the “as completed” and/or “as stabilized”) market value of the subject property as between a willing buyer and a willing seller.

“Appraised Value” means, with respect to any Real Estate Asset on any date of determination, the “as is” (and, as applicable, the “as completed” and/or “as stabilized”) market value of such Real Estate Asset as reflected in the most recent Appraisal of such Real Estate Asset as of such date, as the same may have been reasonably adjusted by the Administrative

Agent based upon its internal review of such Appraisal which is based on criteria and factors then generally used and considered by the Administrative Agent in determining the value of similar real estate properties.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance Agreement” means an Assignment and Acceptance Agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.5), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning given that term in Section 2.16(a).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the fluctuating annual rate of interest announced from time to time by KeyBank at its principal office in Cleveland, Ohio, as its “prime rate” in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.5%, and (c) LIBOR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that for purposes of this definition, LIBOR for any Business Day shall be based on the rate appearing on the Reuters Screen LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, on such Business Day.  Any change in the Base Rate due to a change in KeyBank’s “prime rate”, the Federal Funds Effective Rate or LIBOR shall be effective from and including the effective date of such change in such rate, without notice or demand of any kind.  The Base Rate is a reference rate used by KeyBank in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by KeyBank or any other Lender on any extension of credit to any customer.

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrowers” has the meaning set forth in the introductory paragraph hereof.

“Borrowing Base Availability” means, (a) on any date of determination prior to the occurrence of the Capital Event, the lesser of (i) 60% of the Borrowing Base Value on such date and (ii) the aggregate Implied DSCR Value of all Borrowing Base Properties on such date, and (b) on any date of determination after the occurrence of the Capital Event, the lesser of (i) 60% of the Borrowing Base Value on such date less the aggregate outstanding principal amount of all Unsecured Indebtedness (other than the Obligations) of the REIT and its Subsidiaries on such date and (ii) the Implied Unsecured Interest Coverage Value on such date.

“Borrowing Base Certificate” has the meaning given that term in Section 9.4.

“Borrowing Base Property” means an Eligible Property that has been included in calculations of Borrowing Base Availability pursuant to Section 5.1 (and has not subsequently been excluded therefrom pursuant to Section 5.2).

“Borrowing Base Property Request” has the meaning given that term in Section 5.1(b)(i).

“Borrowing Base Value” means, on any date of determination, the sum of (a) the aggregate Property NOI from all Borrowing Base Properties for the applicable Reference Period (excluding Property NOI from Stabilized Properties purchased from unaffiliated third parties during such Reference Period), divided by the Capitalization Rate, plus (b) the aggregate Acquisition Price for all Borrowing Base Properties that are Stabilized Properties purchased from unaffiliated third parties during such Reference Period.  Notwithstanding the foregoing, the Borrowing Base Value attributable to Borrowing Base Properties held by California Partnerships shall not exceed 10% of the total Borrowing Base Value.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in New York, New York are authorized or required to close and (b) with reference to a LIBOR Loan any such day that is also a day on which dealings in deposits of Dollars are carried out in the London interbank market.

“California Partnerships” means, collectively, (a) Colton Hawaiian Gardens, LP, a California limited partnership, (b) GSC Montclair, LP, a California limited partnership, and (c) and any similar limited partnerships formed from time to time after the Effective Date, the Equity Interests of which are not wholly-owned by the Parent Borrower or a Subsidiary Borrower that is a Wholly-Owned Subsidiary; provided, that any such limited partnership identified or described in the foregoing clauses (a) through (c) shall be considered a “California Partnership” only if and for so long as (x) the Parent Borrower or such Subsidiary Borrower is the general partner of such limited partnership and Controls the management of such limited partnership and its assets (including, for the avoidance of doubt, the ability to grant first-mortgage Liens on, and to sell or otherwise dispose of, the Borrowing Base Properties owned by such California Partnership without the consent of the limited partners), (y) the Parent Borrower or such Subsidiary Borrower shall have pledged its general partner and any limited partner interests in such limited partnership as Collateral, and the other equity owners of such limited partnership shall have pledged their economic interests in such limited partnership as Collateral, in form and substance satisfactory to the Administrative Agent, and (z) such Real Estate Assets are located only in California and/or Arizona.

“Capital Event” means an equity issuance consisting of a public or private offering of common equity of the REIT (including any exercised greenshoe option) that results in the Parent Borrower and/or the REIT receiving gross cash proceeds of at least $150,000,000.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capitalization Rate” means 7.00%.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for its benefit and the benefit of the Lenders, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:  (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Collateral” means, collectively, all of the “Collateral” referred to in the Pledge Agreement and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of itself, the Lenders and the Specified Derivatives Providers.

“Collateral Account” means a special non-interest bearing deposit account or securities account maintained by, or on behalf of, the Administrative Agent under its sole dominion and control.

“Collateral Documents” means, collectively, the Pledge Agreement and each other agreement, instrument or document that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of itself, the Lenders and the Specified Derivatives Providers.

“Collateral Fallaway” has the meaning given that term in Section 13.19(a).

“Commitment” means, as to any Lender, such Lender’s Revolving Commitment or Term Loan Commitment, as applicable.

“Commitment Percentage” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Lenders; provided, however, that if at the time of determination the Revolving Commitments have terminated or been reduced to zero, the “Commitment Percentage” of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Construction-in-Process” means any Real Estate Asset that is raw land, vacant out-parcels, or other property on which construction of material improvements has commenced and is continuing to be performed (such commencement evidenced by foundation excavation) without undue delay from permit denial, construction delays or otherwise, but has not yet been completed (as evidenced by a certificate of occupancy permitting use of such property by the general public).  A Real Estate Asset will no longer be considered Construction-in-Process upon the sooner of (a) achievement of an 80% Occupancy Rate or (b) 12 months after completion (as evidenced by a certificate of occupancy permitting use of such property by the general public).

“Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Cost Basis Value” means, with respect to any Real Estate Asset, the sum of the following to the extent capitalized in accordance with GAAP:  (a) the total contract purchase price of such Real Estate Asset, plus (b) all commercially reasonable acquisition costs (including but not limited to title, legal and settlement costs, but excluding financing costs), plus (c) if such Real Estate Asset constitutes Construction-in-Process, all construction costs incurred, to the extent such costs were budgeted.

“Credit Event” means any of the following:  (a) the making (or deemed making) of any Loan, (b) the Continuation of a LIBOR Loan, (c) the Conversion of a Base Rate Loan into a LIBOR Loan, and (d) the issuance of a Letter of Credit.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, subject to Section 3.11(f), any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within 2 Business Days of the date when due, (b) has notified the Parent Borrower, the Administrative Agent or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Parent Borrower, to confirm in writing to the Administrative Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.11(f)) upon delivery of written notice of such determination to the Parent Borrower, the Swingline Lender and each Lender.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Parent Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, commonly entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any thereof).

“Disqualifying Environmental Event” means, with respect to any Eligible Property, any release or threatened release of Hazardous Materials, any violation of Environmental Laws or any similar environmental event with respect to such Eligible Property, the cost of remediating which could reasonably be expected to exceed (a) the lesser of (i) $500,000 and (ii) 10% of the Borrowing Base Value that would be attributable to such Eligible Property, for such Eligible Property individually, or (b) $5,000,000 when combined with the cost of remediating such environmental events with respect to all Borrowing Base Properties.

“Disqualifying Structural Event” means, with respect to any Eligible Property, any structural issue with respect to such Eligible Property, the cost of remediating which could reasonably be expected to exceed (a) the lesser of (i) $500,000 and (ii) 10% of the Borrowing Base Value that would be attributable to such Eligible Property, for such Eligible Property individually or (b) $5,000,000 when combined with the cost of remediating such structural issues with respect to all Borrowing Base Properties.

“Dollars” or “$” means the lawful currency of the United States of America.

“EBITDA” means, for any period, (a) Net Income of the REIT and its Subsidiaries for such period, plus (b) without duplication and to the extent deducted in computing such Net Income for such period, the sum of (i) Interest Expense, (ii) losses attributable to the sale or other disposition of assets or debt restructurings, (iii) real estate depreciation and amortization, (iv) acquisition costs related to the acquisition of Real Estate Assets that were capitalized prior to FAS 141-R which do not represent a recurring cash item in such period or in any future period, and (v) other non-cash charges, minus (c) to the extent included in Net Income for such period, all gains attributable to the sale or other disposition of assets.  The REIT’s and its Subsidiaries’ Pro Rata Share of the items comprising EBITDA of any Partially-Owned Entity shall be included in EBITDA, calculated in a manner consistent with the above-described treatment for the REIT and its Subsidiaries.

“Effective Date” means the later of:  (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived in writing by the Lenders.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 13.5(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 13.5(b)(iii)).

“Eligible Property” means a Real Estate Asset which satisfies all of the following requirements (unless otherwise approved by the Requisite Lenders):  (a) such Real Estate Asset is wholly owned, or leased under a Ground Lease, by a Subsidiary organized under the laws of a State of the United States, which Subsidiary is or will become a Subsidiary Borrower, (b) such Real Estate Asset is an operating self-storage property located in the United States, (c) neither such Real Estate Asset, nor any interest of the applicable Subsidiary therein, is subject to any Lien (other than Permitted Liens described in clauses (a) through (e) of the definition thereof) or any Negative Pledge, (d) none of the Parent Borrower’s direct or indirect ownership interest in the Subsidiary owning such Real Estate Asset is subject to any Lien (other than Permitted Liens described in clauses (a) through (e) of the definition thereof) or any Negative Pledge, (e) such Real Estate Asset is not the subject of a Disqualifying Environmental Event or a Disqualifying Structural Event and is free of all major architectural deficiencies, title defects or other adverse matters which would materially impact such Real Estate Asset’s value or cash flow, and (f) the average Occupancy Rate of the combined Borrowing Base Properties together with such Real Estate Asset, taken as a whole, is at least 75%.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following:  Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within 30 days or the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).

“ERISA Group” means the REIT and its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the REIT or any of its Subsidiaries, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Escrowed Mortgages” means, collectively, the mortgages and deeds of trust furnished to the Administrative Agent pursuant to Section 8.13.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Facility” means the Revolving Credit Facility or the Term Loan Facility, as the context may require.

“Fair Market Value” means, with respect to (a) a security listed on a national securities exchange or the NASDAQ National Market, the last sale price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” has the meaning given that term in Section 3.12(a).

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to Administrative Agent by federal funds dealers selected by the Administrative Agent on such day on such transaction as determined by the Administrative Agent.

“Fee Letter” means that certain Fee Letter dated as of February 10, 2014, by and among KeyBank, the KeyBanc Capital Markets Inc. and the Parent Borrower, relating to the Facilities.

“Fees” means the fees provided for or referred to in Section 3.6 and any other fees payable by the Borrowers hereunder or under any other Loan Document.

“Fixed Charges” means, for any period, the sum (without duplication) of (a) Interest Expense for such period, (b) all regularly scheduled payments made during such period on account of principal of Indebtedness of the REIT or any of its Subsidiaries (but excluding (i) balloon, bullet or similar principal payments due upon the stated maturity of any Indebtedness and (ii) payments of principal of the Loans), and (c) Preferred Dividends payable by the REIT or any of its Subsidiaries during such period.  The REIT’s and its Subsidiaries’ Pro Rata Share of the expenses and payments referred to in the preceding clauses (a) through (c) of any Partially-Owned Entity of the REIT or any of its Subsidiaries shall be included in Fixed Charges, calculated in a manner consistent with the above-described treatment for the REIT and its Subsidiaries.

“Framework Agreements” means, collectively, the Framework Agreements identified on Schedule 7.8, together with any similar agreements entered into from time to time after the Agreement Date by the REIT and its “core affiliate” investors setting forth the terms and conditions upon which Real Estate Assets will be contributed to the Parent Borrower, in each case having material terms and conditions consistent with those summarized on Schedule 10.11.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Administrative Agent, such Defaulting Lender’s Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means with respect to any Person for any period, (a) net income (loss) of such Person determined on a consolidated basis for such period minus (or plus) (b) gains (or losses) from debt restructuring, mark-to-market adjustments on interest rate swaps, and sales of property during such period, plus each of the following, to the extent deducted in determining such net income and without duplication:  (w) depreciation with respect to such Person’s Real Estate Assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures, (x) all non-cash charges for such period related to deferred financing costs and deferred acquisition costs, (y) non-recurring costs and expenses incurred in connection with acquisitions of Real Estate Assets, to the extent such costs and expenses cannot be capitalized in accordance with GAAP, and (z) to the extent reasonably approved by the Administrative Agent, non-recurring costs and expenses (i) incurred on or prior to the Capital Event and directly related to preparation for the Capital Event or (ii) incurred prior to or within 90 days after the Effective Date in connection with the formation of the REIT and its Subsidiaries, in each case to the extent such costs and expenses described in this clause (z) cannot be capitalized in accordance with GAAP; provided, that the aggregate amount added back pursuant to this clause (z) shall not exceed $1,000,000 for all periods taken together.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Gross Asset Value” means, on any date of determination, the sum (without duplication) of (a) the Operating Property Value on such date, plus (b) the Cost Basis Value of all Construction-in-Process on such date, plus (c) the Cost Basis Value of all Unimproved Land on such date, plus (d) the book value (determined in accordance with GAAP) of all Mortgage Notes on such date, plus (e) all unrestricted and unencumbered cash and Cash Equivalents of the REIT and its Subsidiaries on such date; with Gross Asset Value being adjusted to include the REIT and its Subsidiaries’ Pro Rata Share of (i) the Operating Property Value (and the items comprising the Operating Property Value) attributable to any Partially-Owned Entity on such date, plus (ii) the Cost Basis Value of all Construction-in-Process of any Partially Owned Entity on such date, plus (iii) the Cost Basis Value of all Unimproved Land owned by a Partially-Owned Entity on such date, plus (iv) the book value (determined in accordance with GAAP) of all Mortgage Notes held by a Partially-Owned Entity on such date, plus (v) the value of all unrestricted and unencumbered cash and Cash Equivalents owned by any Partially-Owned Entity on such date.

“Ground Lease” means a ground lease reasonably acceptable to the Administrative Agent and containing the following terms and conditions:  (a) a remaining term (exclusive of any unexercised extension options) of 30 years or more from the Agreement Date (or such shorter period as the Requisite Lenders may agree); (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including without limitation, the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Guarantor” means each of the REIT and the REIT Parent in its capacity as a guarantor under the Guaranty.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes:  (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation.  As the context requires, “Guaranty” shall also mean the Guaranty to which each Guarantor is a party substantially in the form of Exhibit B.

“Hazardous Materials” means all or any of the following:  (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Implied DSCR Value” means, with respect to any Borrowing Base Property, the maximum principal amount of Loans that could be outstanding that yields a debt service coverage ratio of not less than 1.40 to 1.00 for such Borrowing Base Property.  The foregoing debt service coverage ratio shall be calculated and determined using a standard mortgage style financial amortization based on (a) the portion of Adjusted NOI generated by such Borrowing Base Property for the Reference Period most recently ended and (b) the constant derived from the amortization of $1.00 over a period of thirty years at an imputed interest rate equal to the greatest of (x) 6.50% per annum, (y) the sum of 250 basis points per annum and the weekly average yield on United States Treasury Securities Constant Maturities Series issued by the United States Government for a ten-year term as most recently published by the Board of Governors of the Federal Reserve System and Federal Reserve Statistical Release H.15(519) (or any similar or successor publication selected by the Administrative Agent) as of the date of determination, and (z) the actual average per annum rate of interest hereunder for all outstanding LIBOR Loans as of the last day of the calendar quarter most recently ended as of the date of determination.

“Implied Unsecured Interest Coverage Value” means the maximum principal of Unsecured Indebtedness amount that could be outstanding that yields an unsecured interest coverage ratio of not less than 2.00 to 1.00.  The foregoing unsecured interest coverage ratio shall be calculated by dividing (a) the portion of Adjusted NOI generated by all Borrowing Base Properties for the Reference Period most recently ended as of the date of determination by (b) Unsecured Interest Expense for such Reference Period (giving pro forma effect to such maximum principal amount, to the extent not actually outstanding during such Reference Period, at an imputed interest rate equal to the highest actual interest rate applicable to the Loans outstanding on such date of determination).

“Increasing Lender” has the meaning given that term in Section 2.16(a).

“Incremental Term Loan” has the meaning given that term in Section 2.16(a).

“Incremental Term Loan Amendment” has the meaning given that term in Section 2.16(e).

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):  (a) all indebtedness of such Person for borrowed money including, without limitation, any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person that becomes a liability on the balance sheet of such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liability incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitutes indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture, or similar instrument, (d) all Capital Lease Obligations, (e) all obligations of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for Guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a written claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner, which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise (excluding in any calculation of consolidated Indebtedness of the REIT and its Subsidiaries, Guaranty obligations of the REIT Parent or the REIT or its Subsidiaries in respect of primary obligations of any of the REIT or its Subsidiaries which are already included in Indebtedness), (f) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (g) any net mark-to-market exposure under a Derivatives Contract to the extent speculative in nature and (h) all liabilities secured by any Lien (other than Liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.  The calculation of consolidated Indebtedness of the REIT and its Subsidiaries shall, without duplication, include their Pro Rata Share of Indebtedness of all Partially-Owned Entities of the REIT and its Subsidiaries.  Any calculation of Indebtedness hereunder shall be made in a manner consistent with the last sentence of Section 1.2.

“Indemnified Costs” has the meaning given that term in Section 13.9(a).

“Indemnified Party” has the meaning given that term in Section 13.9(a).

“Indemnity Proceeding” has the meaning given that term in Section 13.9(a).

“Initial Borrowing Base Properties” means, collectively, the Eligible Properties set forth on Schedule 5.1(a).

“Intellectual Property” has the meaning given that term in Section 7.19.

“Intercreditor Agreement” means the Intercreditor Agreement of even date herewith among the Loan Parties, the Administrative Agent and the administrative agent under the Senior Unsecured Term Loan Agreement.

“Interest Expense” means, for any period, the total interest expense of the REIT and its Subsidiaries (including that attributable to Capital Lease Obligations and any capitalized interest expense) for such period with respect to all outstanding Indebtedness of the REIT and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by the REIT and its Subsidiaries with respect to letters of credit, bankers’ acceptance financing and net costs of the REIT and its Subsidiaries under Derivatives Contracts in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).  The REIT’s and its Subsidiaries’ Pro Rata Share of all such expenses of any Partially-Owned Entity of the REIT or any of its Subsidiaries shall be included in Interest Expense, calculated in a manner consistent with the above-described treatment for the REIT and its Subsidiaries.

“Interest Period” means with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending 1, 2, 3 or 6 months thereafter, as the Parent Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of

Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month, or on a day for which there is no corresponding day in the appropriate subsequent calendar month, shall end on the last Business Day of the appropriate subsequent calendar month.  Notwithstanding the foregoing:  (i) if any Interest Period for any portion of a Revolving Loan or Term Loan would otherwise end after the applicable Termination Date for such Loan, such Interest Period shall end on the applicable Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a Controlling interest) by such Person, by means of any of the following:  (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any binding commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“KeyBank” means KeyBank National Association, together with its successors and assigns.

“Knowledgeable Officer” means with respect to the REIT or any of its Subsidiaries, any executive or financial officer of the REIT or such Subsidiary, or, if any of the foregoing is a partnership, any executive or financial officer of its general partner, or, if any of the foregoing is managed by an Affiliate (pursuant to a property management agreement or otherwise), any executive or financial officer of its Affiliate.

“L/C Commitment Amount” means, on any date of determination, an amount equal to 10% of the Revolving Commitments of all Lenders on such date.

“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns, and as the context requires, includes the Swingline Lender; provided, however, except as otherwise expressly provided herein, the term “Lender” shall not include any Lender or any of its Affiliates in such Person’s capacity as a Specified Derivatives Provider.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire, or such other office of such Lender of which such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.4(a).

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrowers at such time due and payable in respect of all drawings made under such Letter of Credit.  For purposes of this Agreement, a Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under Section 2.4(i), and the Lender acting as the Administrative Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Administrative Agent of their participation interests under such Section.

“LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (.01%), obtained by dividing (i) the average rate as shown on Reuters Screen LIBOR01 Page (or on any successor page of such service, or if such service no longer reports such rate as determined by the Administrative Agent, then on another commercially available source reporting such rate and approved by the Administrative Agent) at which deposits in Dollars are offered by first class banks in the London interbank market at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America).  Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

“LIBOR Loan” means a Revolving Loan or a Term Loan (or a portion thereof), other than a Base Rate Loan, bearing interest at a rate based on LIBOR.

“Lien” as applied to the property of any Person means:  (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a Capital Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any deposit or other arrangement under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the Uniform Commercial Code or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capital Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any Lien described in clause (a) of this definition with respect to any Real Estate Asset or any Equity Interest.

“Loan” means a Revolving Loan, a Term Loan or a Swingline Loan or a portion thereof.

“Loan Document” means this Agreement, each Note, each Letter of Credit Document, each Collateral Document, the Guaranty, the Intercreditor Agreement, the Fee Letter, the Post-Closing Letter and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than any Specified Derivatives Contract).

“Loan Party” means each of the Borrowers and each Guarantor.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of any Loan Party, (b) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the Collateral, taken as a whole, or the Administrative Agent’s Liens (on behalf of itself and the other Lenders) on the Collateral, taken as a whole, or the priority of such Liens, or (e) the rights and remedies of the Lenders and the Administrative Agent under any of the Loan Documents.

“Material Contract” means any contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts), whether written or oral, to which the REIT or any of its Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” has the meaning given that term in Section 11.1(e)(i).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Mortgage Note” means a promissory note secured by a Lien on an interest in real property of which the REIT or any of its Subsidiaries or any Partially-Owned Entity is the holder and retains the right of collection of all payments thereunder.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document, the Senior Unsecured Term Loan Agreement or any Specified Derivatives Contract) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a Negative Pledge.

“Net Income” means, of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding the adjustment of rent to straight-line rent), calculated without regard to gains or losses on early retirement of debt or debt restructuring, debt modification charges and prepayment premiums.

“Net Proceeds” means with respect to any Equity Issuance by a Person, the aggregate amount of all cash and the Fair Market Value of all other property (other than securities of such Person being converted or exchanged in connection with such Equity Issuance) received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants’ fees, underwriting discounts and commissions, listing fees, financial printing costs and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

“Net Worth” means, on any date of determination, the sum of (a) Gross Asset Value on such date minus (b) Indebtedness of the REIT and its Subsidiaries on such date.  For the avoidance of doubt, the calculation of consolidated Indebtedness of the REIT and its Subsidiaries shall, without duplication, include their Pro Rata Share of Indebtedness of all Partially-Owned Entities of the REIT and its Subsidiaries.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 13.6 and (b) has been approved by Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for exceptions for fraud, misapplication of funds, environmental indemnities, bankruptcy, transfer of collateral in violation of the applicable loan documents, failure to obtain consent for subordinate financing in violation of the applicable loan documents and other exceptions to nonrecourse liability which are customary for nonrecourse financings at the time as determined by the Administrative Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.  Liability of a Person under a completion guarantee, to the extent relating to the Nonrecourse Indebtedness of another Person, shall not, in and of itself, prevent such liability from being characterized as Nonrecourse Indebtedness.

“Note” means a Revolving Note, a Term Note or a Swingline Note.

“Notice of Borrowing” means a notice in the form of Exhibit C to be delivered to the Administrative Agent pursuant to Section 2.1(b) evidencing the Parent Borrower’s request for a borrowing of Revolving Loans.

“Notice of Continuation” means a notice in the form of Exhibit D to be delivered to the Administrative Agent pursuant to Section 2.9 evidencing the Parent Borrower’s request for the Continuation of a LIBOR Loan.

“Notice of Conversion” means a notice in the form of Exhibit E to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Parent Borrower’s request for the Conversion of a Loan (or a portion thereof) from one Type to another Type.

“Notice of Swingline Borrowing” means a notice in the form of Exhibit F to be delivered to the Administrative Agent pursuant to Section 2.3 evidencing the Parent Borrower’s request for a Swingline Loan.

“Obligations” means, individually and collectively:  (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrowers and the other Loan Parties owing to the Administrative Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due.  The term “Obligations” does not include Specified Derivatives Obligations.

“Occupancy Rate” means, with respect to a Real Estate Asset at any time, the ratio, expressed as a percentage, of (a) aggregate leasable square footage of all completed space of such Real Estate Asset actually occupied by non-Affiliate tenants paying rent at market rates pursuant to binding leases as to which no monetary default has occurred and has continued for a period in excess of 60 days to (b) the aggregate leasable square footage of all completed space of such Real Estate Asset.

“OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.

“Operating Property Value” means, on any date of determination, the sum of (a) the aggregate Property NOI from all Stabilized Properties of the REIT and its Subsidiaries for the Reference Period most recently ended (excluding Property NOI from Stabilized Properties received by way of contribution during such Reference Period), divided by the Capitalization Rate, plus (b) the aggregate Acquisition Price for all Stabilized Properties of the REIT and its Subsidiaries purchased during such Reference Period, plus (c) the aggregate net operating income from all Stabilized Properties received by way of contribution during such Reference Period (in each case calculated in a manner consistent with the definition of “Property NOI”, using financial statements of the predecessor owner of such property for the portion of such Reference Period prior to contribution, which calculations and supporting financial statements shall be reasonably satisfactory to the Administrative Agent), divided by the Capitalization Rate.

“Parent Borrower” has the meaning set forth in the introductory paragraph hereof.

“Partially-Owned Entity” means, with respect to any Person, any other Person in which such Person holds an Investment, the financial results of which Investment would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Participant” has the meaning given that term in Section 13.5(d).

“Participant Register” has the meaning given that term in Section 13.5(d).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Liens” means:  (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 8.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or materially and adversely impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for the benefit of itself, the Lenders and Specified Derivatives Providers; (f) Liens in existence as of the Agreement Date and set forth in Part II of Schedule 7.6; (g) Liens on assets of the REIT or any of its Subsidiaries (other than on any Collateral or Borrowing Base Properties) securing obligations under Derivatives Contracts; (h) normal and customary rights of setoff upon deposits of cash in favor of banks or other depositary institutions; and (i) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pledge Agreement” means that certain Pledge and Security Agreement dated as of the date hereof, by and among the Administrative Agent and the Borrowers party thereto.

“Post-Closing Letter” means that certain Post-Closing Letter dated as of the date hereof, by and between the Administrative Agent and the Parent Borrower, relating to this Agreement.

“Post-Default Rate” means a rate per annum equal to the Base Rate plus the Applicable Margin, in each case as in effect from time to time, plus 2.0%; provided, that when such term is used with respect to Obligations other than Loans, the “Post-Default Rate” shall mean a rate per annum equal to the Base Rate plus the Applicable Margin for Revolving Loans, in each case as in effect from time to time, plus 2.0%.

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the REIT or any of its Subsidiaries.  Preferred Dividends shall not include dividends or distributions (a) to the extent paid or payable to the REIT or any of its Subsidiaries, or (b) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Preliminary Due Diligence Package” has the meaning given that term in Section 5.1(b)(i).

“Principal Office” means the office of the Administrative Agent located at 127 Public Square, Cleveland, Ohio, or such other office of the Administrative Agent as the Administrative Agent may designate from time to time.

“Pro Rata Share” means, with respect to any Partially-Owned Entity in which a Person holds an Investment, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Partially-Owned Entity or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Partially-Owned Entity determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Partially-Owned Entity.

“Property Management Fees” means, with respect to any Real Estate Asset for any period, an assumed amount equal to the greater of (a) 3% of the aggregate base rent and percentage rent due and payable under leases with tenants at such Real Estate Asset and (b) actual management fees, excluding amounts that will be reclassified as “Regional”, “Executive Management”, or “General and Administrative” expenses.

“Property NOI” means, with respect to any Real Estate Asset for any period, the sum of (a) property rental and other income (after adjusting for straight-lining of rents and excluding the rents from tenants in default or bankruptcy) earned in the ordinary course and attributable to such Real Estate Asset accruing for such period, minus (b) the amount of all expenses incurred in connection with and directly attributable to the ownership and operation of such Real Estate Asset for such period, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding Interest Expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs.

“Qualified Plan” means a Benefit Arrangement or Plan that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.

“Real Estate Asset” means any parcel of real property, and any improvements thereon, owned, or leased under a Ground Lease, by the Parent Borrower, any of its Subsidiaries or any of their Partially-Owned Entities.

“Reference Period” means any period of four consecutive fiscal quarters of the REIT and its Subsidiaries.

“Register” has the meaning given that term in Section 13.5(c).

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.  Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrowers to reimburse the Administrative Agent for any drawing honored by the Administrative Agent under a Letter of Credit pursuant to Section 2.4(d).

“REIT” has the meaning set forth in the introductory paragraph hereof.

“REIT Parent” has the meaning set forth in the introductory paragraph hereof.

“Requisite Lenders” means, as of any date, Lenders having at least 51% of the sum of (a) the principal amount of the aggregate outstanding Term Loans, plus (b) the aggregate amount of the Revolving Commitments or, if all of the Revolving Commitments have been terminated or reduced to zero, the principal amount of the aggregate outstanding Revolving Loans and Letter of Credit Liabilities.  Revolving Commitments, Loans and Letter of Credit Liabilities held by Defaulting Lenders shall be disregarded when determining the Requisite Lenders.  At all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall mean not less than two Lenders.  For purposes of this definition, a Lender (other than the Swingline Lender) shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Reserves for Capital Expenditures” means, with respect to any Real Estate Asset, an amount equal to (a) the aggregate leasable square footage of all completed space of such Real Estate Asset, multiplied by (b) $0.15.

“Responsible Officer” means with respect to the REIT or any of its Subsidiaries, the chief executive officer, president and chief financial officer of the REIT or such Subsidiary or, if any of the foregoing is a partnership, such officer of its general partner.

“Restricted Payment” means:  (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the REIT or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of an identical or junior class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the REIT or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the REIT or any of its Subsidiaries now or hereafter outstanding.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.

“Revolving Credit Facility” means the Revolving Commitments and Revolving Loans of the Lenders.

“Revolving Commitment” means, as to each Lender (other than the Swingline Lender), such Lender’s obligation (a) to make Revolving Loans pursuant to Section 2.1, (b) to issue (in the case of the Lender then acting as the Administrative Agent) or participate in (in the case of the other Lenders) Letters of Credit pursuant to Sections 2.4(a) and 2.4(i), respectively (but in the case of the Lender acting as the Administrative Agent excluding the aggregate amount of participations in the Letters of Credit held by the other Lenders) and (c) to participate in Swingline Loans pursuant to Section 2.3(e), in each case, in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 1.1 as such Lender’s “Revolving Commitment Amount” or as set forth in the applicable Assignment and Acceptance Agreement, as the same may be increased from time to time pursuant to Section 2.16 or reduced from time to time pursuant to Section 2.12 or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.5.

“Revolving Loan” means a loan made by a Lender to the Borrowers pursuant to Section 2.1(a).

“Revolving Note” has the meaning given that term in Section 2.11(a).

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly Controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.

“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time.

“Secured Indebtedness” means, with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person outstanding at such date and that is secured in any manner by any Lien, and in the case of the REIT and any of its Subsidiaries, shall include (without duplication) the REIT’s and its Subsidiaries’ pro rata shares of the Secured Indebtedness of their Partially-Owned Entities.

“Secured Recourse Indebtedness” means that portion of any Secured Indebtedness that is not Nonrecourse Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“Senior Unsecured Term Loan Agreement” means that certain Term Loan Agreement dated as of the date hereof, by and among the Administrative Agent, certain of the Lenders, the Parent Borrower and the Guarantors (among others) for an unsecured term loan facility in an aggregate principal amount not to exceed $50,000,000 at any time outstanding.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract, together with any documentation relating directly thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the REIT or any of its Subsidiaries and a Specified Derivatives Provider.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the REIT or any of its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.  Notwithstanding the foregoing, for any applicable Loan Party, the Specified Derivatives Obligations shall not include Swap Obligations that constitute Excluded Swap Obligations with respect to such Loan Party.

“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender, that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into.  For the avoidance of doubt, any such Person that ceases to be a Lender, or an Affiliate of a Lender, shall no longer be a Specified Derivatives Provider.

“Stabilized Property” means any Real Estate Asset (a) that is a commercial property operating as a self-storage asset that is completed (as evidenced by a certificate of occupancy permitting use of such property by the general public) with tenants in occupancy and open for business and (b) in the case of Construction-in-Process, that has ceased to be Construction-in-Process in accordance with the definition thereof.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.  For the avoidance of doubt, each of the California Partnerships shall be treated and accounted for as a consolidated Subsidiary (as opposed to a Partially-Owned Entity), and shall be treated and accounted for in the consolidated financial position and results of the REIT as a consolidated Wholly-Owned Subsidiary (i.e., without deducting minority interests) for purposes of calculating financial covenants hereunder, in each case so long as such California Partnership satisfies the requirements of the definition thereof.

“Subsidiary Borrowers” has the meaning set forth in the introductory paragraph hereof.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.3 in an amount, on any date of determination, equal to 10% of the Revolving Commitments of all Lenders on such date.

“Swingline Lender” means KeyBank, together with its respective successors and assigns.

“Swingline Loan” means a loan made by the Swingline Lender to the Borrowers pursuant to Section 2.3(a).

“Swingline Note” means the promissory note of the Borrowers payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed, substantially in the form of Exhibit G.

“Swingline Termination Date” means the date which is 7 Business Days prior to the Termination Date for Revolving Loans and Revolving Commitments.

“Taxes” has the meaning given that term in Section 3.12.

“Term Loan” means a loan made by a Lender to the Borrowers pursuant to Section 2.2.

“Term Loan Commitment” means, as to each Lender, such Lender’s obligation to make a Term Loan pursuant to Section 2.2, in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 1.1 as such Lender’s “Term Loan Commitment Amount”.

“Term Loan Facility” means the Term Loan Commitments and Term Loans of the Lenders.

“Term Note” has the meaning given that term in Section 2.11(b).

“Termination Date” means, (a) with respect to the Revolving Loans and the Revolving Commitments, March 31, 2017, subject to Section 2.14, and (b) with respect to the Term Loans, March 30, 2018.

“Titled Agents” means, collectively, (a) KeyBanc Capital Markets Inc. in its capacity as Sole Bookrunner and Lead Arranger and (b) PNC Bank, National Association, and Wells Fargo Bank, National Association, in their capacity as Co-Syndication Agents.

“Total Leverage Ratio” means, on any date of determination, (a) consolidated Indebtedness of the REIT and its Subsidiaries on such date divided by (b) Gross Asset Value on such date.

“Type” with respect to any portion of a Revolving Loan or Term Loan, refers to whether such Loan is a LIBOR Loan or Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unhedged Variable Rate Indebtedness” means any Indebtedness of a Person which bears interest at a variable rate during the scheduled life of such Indebtedness to the extent that such Person has not entered into an interest rate swap agreement, interest rate “cap” or “collar” agreement or other similar Derivatives Contract with a counterparty that is not an Affiliate of such Person and which, as of the date of determination, effectively limits (for a period at least equal to the remaining term of the applicable underlying Indebtedness) such interest rate exposure in respect of such Indebtedness to a fixed rate less than or equal to the greater of:  (i) the sum of: (a) the rate (as determined by the Administrative Agent) borne by United States 10-year Treasury Notes at the time the applicable Derivatives Contract became effective plus (b) 2.50%; and (ii) 6.50%.

“Unimproved Land” means any Real Estate Asset consisting of raw land that is not improved by buildings, structures or improvements intended for income production.

“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness, provided that any Indebtedness (other than Indebtedness under the Loan Documents) that is secured by Equity Interests of the Loan Parties or any of their respective Subsidiaries shall be deemed to be Unsecured Indebtedness for purposes of the financial covenants set forth in Section 10.1 and Borrowing Base Availability.

“Unsecured Interest Expense” means Interest Expense that is attributable to Unsecured Indebtedness.

“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Wholly-Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or Controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2                                   General; References to Times.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Parent Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  References in this Agreement (including the schedules hereto) to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated.  References in this Agreement (including the schedules hereto) to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the REIT or a Subsidiary of such

Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the REIT.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, all references to time are references to Eastern time.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other financial accounting standard promulgated by the Financial Accounting Standards Board having a similar result or effect) to value any Indebtedness or other liabilities of the REIT or any of its Subsidiaries at “fair value”, as defined therein.

ARTICLE II.
CREDIT FACILITIES

Section 2.1                                   Revolving Loans.

(a)                                 Generally.  Subject to the terms and conditions hereof, including without limitation Section 2.15, during the period from the Effective Date to but excluding the Termination Date for Revolving Loans and Revolving Commitments, each Lender severally and not jointly agrees to make Revolving Loans in Dollars to the Borrowers in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender’s Revolving Commitment.  Subject to the terms and conditions of this Agreement, during the period from the Effective Date to but excluding the Termination Date for Revolving Loans and Revolving Commitments, the Borrowers may borrow, repay and reborrow Revolving Loans hereunder.

(b)                                 Requesting Revolving Loans.  The Parent Borrower shall give the Administrative Agent notice pursuant to a Notice of Borrowing or telephonic notice of each borrowing of Revolving Loans.  Each Notice of Borrowing shall be delivered to the Administrative Agent before 11:00 a.m. (i) in the case of LIBOR Loans, on the date three Business Days prior to the proposed date of such borrowing and (ii) in the case of Base Rate Loans, on the date one Business Day prior to the proposed date of such borrowing.  Any such telephonic notice shall include all information to be specified in a written Notice of Borrowing and shall be promptly confirmed in writing by the Parent Borrower pursuant to a Notice of Borrowing sent to the Administrative Agent by telecopy on the same day of the giving of such telephonic notice.  The Administrative Agent will transmit by telecopy the Notice of Borrowing (or the information contained in such Notice of Borrowing) to each Lender promptly upon receipt by the Administrative Agent (but in any event no later than 2:00 p.m. on the date of receipt by the Administrative Agent).  Each Notice of Borrowing or telephonic notice of each borrowing shall be irrevocable once given and binding on the Borrowers.

(c)                                  Disbursements of Revolving Loan Proceeds.  No later than 12:00 p.m. on the date specified in the Notice of Borrowing, each Lender will make available for the account of its applicable Lending Office to the Administrative Agent at the Principal Office, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender.  Subject to satisfaction of the applicable conditions set forth in Article VI for such borrowing, the Administrative Agent will make the proceeds of such borrowing available to the Borrowers no later than 2:00 p.m. on the date and at the account specified by the Parent Borrower in such Notice of Borrowing.

(d)                                 Assumptions Regarding Funding by Lenders under Sections 2.1 and 2.2.  With respect to Revolving Loans or any Term Loan pursuant to Section 2.2 to be made on or after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrowers the amount of such Loan to be provided by such Lender.  In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Loan, then such Lender and the Borrowers agree to pay to the Administrative Agent on demand the amount of such Loan with interest thereon, for each day from and including the date such Loan is made available to the Borrowers but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans.  If the Borrowers and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays to the Administrative Agent the amount of such Loan, the amount so paid shall constitute such Lender’s Loan included in the borrowing.  Any payment by the Borrowers shall be without prejudice to any claim any Borrower may have against a Lender that shall have failed to make available the proceeds of a Revolving Loan or Term Loan to be made by such Lender.

Section 2.2                                   Term Loans.

(a)                                 Making Term Loans.  Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make a Term Loan in Dollars to the Borrowers on the Effective Date in an aggregate principal amount of up to, but not exceeding, the amount of such Lender’s Term Loan Commitment.  Upon funding of the Term Loans, the Term Loan Commitments shall terminate.  Once repaid, the principal amount of any Term Loan may not be reborrowed.

(b)                                 Requesting Term Loans.  The Parent Borrower shall deliver to the Administrative Agent a Notice of Borrowing (which notice must be received by the Administrative Agent no later than 11:00 a.m. on the date that is (i) one Business Day prior to the anticipated Effective Date in the case of a request for Base Rate Loans or (ii) three Business Days prior to the anticipated Effective Date in the case of a request for LIBOR Loans.  Upon receipt of such Notice of Borrowing the Administrative Agent shall promptly notify each Lender.  The Notice of Borrowing provided by the Parent Borrower in the preceding sentence shall be irrevocable once given and binding on the Borrowers.

(c)                                  Disbursement of Term Loan Proceeds.  No later than 12:00 p.m. on the Effective Date, each Lender will make available for the account of its applicable Lending Office to the Administrative Agent at the Principal Office, in immediately available funds, the proceeds of the Term Loan to be made by such Lender.  Subject to satisfaction of the applicable conditions set forth in Article VI for such borrowing, the Administrative Agent will make the proceeds of such borrowing available to the Borrowers no later than 2:00 p.m. on the Effective Date.

Section 2.3                                   Swingline Loans.

(a)                                 Swingline Loans.  Subject to the terms and conditions hereof, including without limitation, Section 2.15, during the period from the Effective Date to but excluding the Swingline Termination Date, the Swingline Lender agrees to make Swingline Loans to the Borrowers in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of the Swingline Commitment.  If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrowers shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess.  Subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow Swingline Loans hereunder.

(b)                                 Procedure for Borrowing Swingline Loans.  The Parent Borrower shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan.  Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 3:00 p.m. on the proposed date of such borrowing.  Any such notice given telephonically shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Parent Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice.  On the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article VI for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrowers in Dollars, in immediately available funds, at the account specified by the Parent Borrower in the Notice of Swingline Borrowing not later than 4:00 p.m. on such date (or 12:00 noon if the Parent Borrower delivered the applicable Notice of Swingline Borrowing to the Swingline Lender before 10:00 a.m. on the proposed date of such borrowing).

(c)                                  Interest.  Swingline Loans shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin.  Interest payable on Swingline Loans is solely for the account of the Swingline Lender.  All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.5 with respect to interest on Base Rate Loans (except as the Swingline Lender and the Parent Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

(d)                                 Swingline Loan Amounts, Etc.  Each Swingline Loan shall be in the minimum amount of $100,000 and integral multiples of $100,000 or such other minimum amounts agreed to by the Swingline Lender and the Parent Borrower.  Any voluntary prepayment of a Swingline Loan must be in integral multiples of $50,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline

Lender and the Parent Borrower may agree) and in connection with any such prepayment, the Parent Borrower must give the Swingline Lender prior written notice thereof no later than 2:00 p.m. on the day prior to the date of such prepayment.  The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

(e)                                  Repayment and Participations of Swingline Loans.  Each Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender and in any event, within five Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to repay a Swingline Loan.  Notwithstanding the foregoing, the Borrowers shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Termination Date (or such earlier date as the Swingline Lender and the Parent Borrower may agree in writing).  In lieu of demanding repayment of any outstanding Swingline Loan from the Borrowers, the Swingline Lender may, on behalf of the Borrowers (which hereby irrevocably direct the Swingline Lender to act on their behalf for such purpose), request a borrowing of Revolving Loans that are Base Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan.  The amount limitations of Section 3.5(a) shall not apply to any borrowing of Revolving Loans that are Base Rate Loans made pursuant to this subsection.  The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 12:00 noon on the proposed date of such borrowing and the Administrative Agent shall give prompt notice of such borrowing to the Lenders.  No later than 2:00 p.m. on such date, each Lender will make available to the Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender and, to the extent of such Revolving Loan, such Lender’s participation in the Swingline Loan so repaid shall be deemed to be funded by such Revolving Loan.  The Administrative Agent shall pay the proceeds of such Revolving Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan.  At the time each Swingline Loan is made, each Lender shall automatically (and without any further notice or action) be deemed to have purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage in such Swingline Loan.  If the Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason, including without limitation, the occurrence of any Default or Event of Default described in Section 11.1(f) or 11.1(g), upon notice from the Administrative Agent or the Swingline Lender, each Lender severally agrees to pay to the Administrative Agent for the account of the Swingline Lender in respect of such participation the amount of such Lender’s Commitment Percentage of each outstanding Swingline Loan.  If such amount is not in fact made available to the Administrative Agent by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Effective Rate.  If such Lender does not pay such amount forthwith upon demand therefor by the Administrative Agent or the Swingline Lender, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein).  Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due such Lender hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in

Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).  A Lender’s obligation to make payments in respect of a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Section 11.1.(f) or 11.1.(g)) or the termination of the Commitments of any Lender, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender or any Borrower or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.4                                   Letters of Credit.

(a)                                 Letters of Credit.  Subject to the terms and conditions of this Agreement, including without limitation, Section 2.15, the Administrative Agent, on behalf of the Lenders, agrees to issue for the account of the Borrowers during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date for Revolving Loans and Revolving Commitments one or more letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed the L/C Commitment Amount.

(b)                                 Terms of Letters of Credit.  At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Administrative Agent and the Parent Borrower.  Notwithstanding the foregoing, in no event may the expiration date of any Letter of Credit extend beyond the earlier of (i) the date one year from its date of issuance or (ii) the Termination Date for Revolving Loans and Revolving Commitments; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Administrative Agent but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Termination Date for Revolving Loans and Revolving Commitments, unless otherwise agreed to by all Lenders with a Revolving Commitment and subject to such conditions as they may require in their sole discretion.

(c)                                  Requests for Issuance of Letters of Credit.  The Parent Borrower shall give the Administrative Agent written notice at least 5 Business Days (or such shorter period as may be acceptable to Administrative Agent in its sole discretion) prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) Stated Amount, (ii) beneficiary, and (iii) expiration date.  The Parent Borrower shall also execute and deliver such customary letter of credit application forms and other forms and agreements as reasonably requested from time to time by the Administrative Agent.  Provided the Parent Borrower has given the notice prescribed by the first sentence of this subsection and delivered such forms and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including satisfaction of any applicable conditions precedent set forth in Article VI, the Administrative Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date 5 Business Days (or such shorter period as may be acceptable to the Administrative Agent in its sole discretion) following the date after which the Administrative Agent has received all of the items required to be delivered to it under this subsection.  The Administrative Agent shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Administrative Agent or any Lender to exceed any limits imposed by, any Applicable Law.  References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.  Upon the written request of the Parent Borrower, the Administrative Agent shall deliver to the Parent Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof.  To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.

(d)                                 Reimbursement Obligations.  Upon receipt by the Administrative Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Administrative Agent shall promptly notify the Parent Borrower of the amount to be paid by the Administrative Agent as a result of such demand and the date on which payment is to be made by the Administrative Agent to such beneficiary in respect of such demand; provided, however, the Administrative Agent’s failure to give, or delay in giving, such notice shall not discharge the Borrowers in any respect from the applicable Reimbursement Obligation.  The Borrowers hereby absolutely, unconditionally and irrevocably agree to pay and reimburse the Administrative Agent for the amount of each demand for payment under such Letter of Credit on or prior to the date on which payment is to be made by the Administrative Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than notice as provided in this subsection).  Upon receipt by the Administrative Agent of any payment in respect of any Reimbursement Obligation, the Administrative Agent shall promptly pay to each Lender that has acquired a participation therein under the second sentence of Section 2.4(i) such Lender’s Commitment Percentage of such payment.

(e)                                  Manner of Reimbursement.  Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Parent Borrower shall advise the Administrative Agent whether or not the Borrowers intend to borrow hereunder to finance their obligation to reimburse the Administrative Agent for the amount of the related demand for payment and, if it does, the Parent Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement.  If the Parent Borrower fails to so advise the Administrative Agent, or if the Borrowers fail to reimburse the Administrative Agent for a demand for payment under a Letter of Credit by the date of such payment, then (i) if the applicable conditions contained in Article VI would permit the making of Revolving Loans, the Borrowers shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 1:00 p.m. and (ii) if such conditions would not permit the making of

Revolving Loans, the provisions of subsection (j) of this Section shall apply.  The limitations of Section 3.5(a) shall not apply to any borrowing of Revolving Loans under this subsection.

(f)                                   Effect of Letters of Credit on Commitments.  Upon the issuance by the Administrative Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Revolving Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)                                  Administrative Agent’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations.  In examining documents presented in connection with drawings under Letters of Credit and making payments under Letters of Credit against such documents, the Administrative Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit.  Neither the Administrative Agent nor any of the Lenders shall be responsible for, and the Borrowers’ obligations in respect of the Letters of Credit shall not be affected in any manner by, any acts or omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, neither the Administrative Agent nor any of the Lenders shall be responsible for, and the Borrowers’ obligations in respect of the Letters of Credit shall not be affected in any manner by, any of the following except to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent or a Lender, as applicable, as determined by a court of competent jurisdiction in a final, non-appealable judgment: (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Administrative Agent or the Lenders.  None of the above shall affect, impair or prevent the vesting of any of the Administrative Agent’s or any Lender’s rights or powers hereunder.  Any action taken or omitted to be taken by the Administrative Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Administrative Agent or any Lender any liability to any Borrower or any Lender.  In this regard, the obligation of the Borrowers to reimburse the Administrative Agent for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of the preceding subsection (e), shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances:  (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against the Administrative Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between any Borrower, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; (G) payment by the Administrative Agent under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrowers’ Reimbursement Obligations.  Notwithstanding anything to the contrary contained in this Section or Section 13.9, but not in limitation of the Borrowers’ unconditional obligation to reimburse the Administrative Agent for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the preceding subsection (e), the Borrowers shall have no obligation to indemnify the Administrative Agent or any Lender in respect of any liability incurred by the Administrative Agent or such Lender arising solely out of the gross negligence or willful misconduct of the Administrative Agent or such Lender in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Except as otherwise provided in this Section, nothing in this Section shall affect any rights the Borrowers may have with respect to the gross negligence or willful misconduct of the Administrative Agent or any Lender with respect to any Letter of Credit.

(h)                                 Amendments, Etc.  The issuance by the Administrative Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Administrative Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Requisite Lenders (or all of the Lenders if required by Section 13.6) shall have consented thereto.  In connection with any such amendment, supplement or other modification, the Borrowers shall pay the Fee, if any, payable under the last sentence of Section 3.6(c).

(i)                                     Lenders’ Participation in Letters of Credit.  Immediately upon the issuance by the Administrative Agent of any Letter of Credit each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Commitment Percentage of the liability of the Administrative Agent with respect to such Letter of Credit, and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Administrative Agent to pay and discharge when due, such Lender’s Commitment Percentage of the Administrative Agent’s liability under such Letter of Credit.  In addition, upon the making of each payment by a Lender to the Administrative Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Administrative Agent by the Borrowers in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Commitment Percentage in any interest or other amounts payable by the Borrowers in respect of such Reimbursement Obligation (other than the Fees payable to the Administrative Agent pursuant to the last sentence of Section 3.6(c)).

(j)                                    Payment Obligation of Lenders.  Each Lender severally agrees to pay to the Administrative Agent on demand in immediately available funds in Dollars the amount of such Lender’s Commitment Percentage of each drawing paid by the Administrative Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.4(d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Commitment Percentage of such drawing.  If the notice referenced in the second sentence of Section 2.4(e) is received by a Lender not later than 11:00 a.m., then such Lender shall make such payment available to the Administrative Agent not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 1:00 p.m. on the next succeeding Business Day.  Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of any Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1(f) or 11.1(g) or (iv) the termination of the Commitments.  Each such payment to the Administrative Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)                                 Information to Lenders. The Administrative Agent shall periodically deliver to the Lenders information setting forth the Stated Amount of all outstanding Letters of Credit.  Other than as set forth in this subsection, the Administrative Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder.  The failure of the Administrative Agent to perform its requirements under this subsection shall not relieve any Lender from its obligations under Section 2.4(j).

Section 2.5                                   Rates and Payment of Interest and Late Charges on Loans.

(a)                                 Rates.  The Borrowers shall pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)                                     during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin; and

(ii)                                  during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor plus the Applicable Margin.

Notwithstanding the foregoing, while an Event of Default exists, the Borrowers shall pay to the Administrative Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrowers hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)                                 Payment of Interest.  Accrued and unpaid interest on each Loan shall be payable (i) monthly in arrears on the first Business Day of each calendar month, commencing with the first full calendar month occurring after the Effective Date, (ii) on any date that the principal balance of any Loan is repaid and (iii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise).  Interest payable at the Post-Default Rate shall be payable from time to time on demand.  Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders to which such interest is payable and to the Borrowers.  All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrowers for all purposes, absent manifest error.

(c)                                  Late Charges.  The Borrowers shall pay to the Administrative Agent for the account of each applicable Lender, upon billing therefor, a late charge equal to five percent (5%) of the amount of any payment of principal, interest, or both, which is not paid within 5 days after the due date therefor.  Such late charge (i) shall be payable in addition to, and not in limitation of, the Post-Default Rate, (ii) shall be intended to compensate the Administrative Agent and the Lenders for administrative and processing costs incident to late payments, (c) does not constitute interest, and (d) shall not be subject to refund or rebate or credited against any other amount due.

Section 2.6                                   Number of Interest Periods.

There may be no more than seven different Interest Periods outstanding at the same time.

Section 2.7                                   Repayment of Loans.

The Borrowers shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans and the Term Loans on the applicable Termination Date.

Section 2.8                                   Prepayments.

(a)                                 Optional.  Subject to Section 4.4, the Borrowers may prepay any Loan at any time without premium or penalty.  The Parent Borrower shall give the Administrative Agent at least one Business Day’s prior written notice of the prepayment of any Revolving Loan or Term Loan.

(b)                                 Mandatory.  If at any time (i) the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities (without duplication of Letter of Credit Liabilities that have been converted to Base Rate Loans under Section 2.4(e)), exceeds Borrowing Base Availability at such time or (ii) the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate Revolving Commitment of all Lenders at such time, then in either case the Borrowers shall, within three Business Days after the occurrence of such excess, pay to the Administrative Agent for the accounts of the applicable Lenders (determined in accordance with subsection (c) below) the amount of such excess.

(c)                                  Application of Prepayments.  Amounts paid under the preceding subsection (b) shall be applied to pay all amounts of principal outstanding on the Swingline Loans first, then to the Revolving Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2 second, then to the Term Loans pro rata in accordance with Section 3.2 third, and finally, if any Letters of Credit are outstanding at such time, any remaining amount shall be deposited into the Collateral Account for application to any Letter of Credit Liabilities.  If the Borrowers are required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrowers shall pay all amounts due under Section 4.4.

(d)                                 Derivatives Contracts.  No repayment or prepayment pursuant to this Section shall affect any of the Borrowers’ obligations under any Derivatives Contract between any Borrower and any Lender (or any Affiliate of any Lender).

Section 2.9                                   Continuation.

So long as no Default or Event of Default shall exist, the Borrowers may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan.  Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period.  Each selection of a new Interest Period shall be made by the Parent Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation.  Such notice by the Parent Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder.  Each Notice of Continuation shall be irrevocable by and binding on the Borrowers once given.  Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation.  If the Borrowers shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, or if a Default or Event of Default shall exist, such Loan will automatically, on the last day of the current Interest Period therefor,

Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10 or the Borrowers’ failure to comply with any of the terms of such Section.

Section 2.10                            Conversion.

The Borrowers may on any Business Day, upon the Parent Borrower’s giving of a Notice of Conversion to the Administrative Agent, Convert all or a portion of a Revolving Loan or a Term Loan (including a Base Rate Loan made pursuant to Section 2.3(e)) of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if a Default or Event of Default shall exist.  Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan.  Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans.  Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion.  Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan.  Each Notice of Conversion shall be irrevocable by and binding on the Borrowers once given.

Section 2.11                            Notes.

(a)                                 Revolving Notes.  Except in the case of a Lender that has requested not to receive a Revolving Note, the Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrowers substantially in the form of Exhibit H (each a “Revolving Note”), payable to the order of such Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed.

(b)                                 Term Notes.  Except in the case of a Lender that has requested not to receive a Term Note, the Term Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrowers substantially in the form of Exhibit I (each a “Term Note”), payable to the order of such Lender in a principal amount equal to the amount of the Term Loans made by such Lender and otherwise duly completed.

(c)                                  Records.  The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrowers, absent manifest error; provided, however, that the failure of a Lender to make any such record shall not affect the obligations of the Borrowers under any of the Loan Documents.

(d)                                 Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Parent Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen,

destroyed or mutilated, and (ii) (A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Parent Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrowers shall execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.12                            Voluntary Reductions of the Revolving Commitments.

Subject to Section 2.15, the Borrowers shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans) at any time and from time to time without penalty or premium upon not less than 3 Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Administrative Agent.  The Administrative Agent will promptly transmit such notice to each Lender.  The Revolving Commitments, once terminated or reduced may not be increased or reinstated.

Section 2.13                            Expiration or Maturity Date of Letters of Credit Past Termination Date.

If on the date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrowers shall, on such date, pay to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, an amount of money equal to 105% of the aggregate Stated Amount of such Letter(s) of Credit for deposit into the Collateral Account.

Section 2.14                            Extension of Termination Date.

The Borrowers shall have the right, exercisable one time, to extend the current Termination Date for Revolving Loans and Revolving Commitments by one year.  The Borrowers may exercise such right only by executing and delivering to the Administrative Agent at least 30 days but not more than 90 days prior to the current applicable Termination Date, a written request for such extension (an “Extension Request”).  The Administrative Agent shall notify the Lenders if it receives an Extension Request promptly upon receipt thereof.  Subject to satisfaction of the following conditions, the applicable Termination Date shall be extended for one year effective upon receipt by the Administrative Agent of the Extension Request and payment of the fee referred to in the following clause (ii):  (i) immediately prior to the date of such extension and immediately after giving effect thereto, (x) no Default or Event of Default shall exist and (y) the representations and warranties made or deemed made by the Borrowers and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date)

and (ii) the Borrowers shall have paid the Fees payable under Section 3.6(d).  On the date of such extension, the Parent Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer of the Borrowers certifying the matters referred to in the immediately preceding clauses (i)(x) and (i)(y).

Section 2.15                            Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Revolving Loan, the Swingline Lender shall not be required to make a Swingline Loan, the Administrative Agent shall not be required to issue, increase or extend a Letter of Credit and no reduction of the Revolving Commitments pursuant to Section 2.12 shall take effect, if immediately after the making of such Loan, the issuance, increase or extension of such Letter of Credit or such reduction in the Revolving Commitments, (a) the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all all Letter of Credit Liabilities, would exceed Borrowing Base Availability at such time or (b) the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate Revolving Commitment of all Lenders at such time.

Section 2.16                            Expansion Option.

(a)                                 Expansion Requests.  The Borrowers may from time to time elect to increase the Revolving Commitments or enter into one or more additional tranches of term loans (each, an “Incremental Term Loan”), so long as, after giving effect thereto, the aggregate amount of such Revolving Commitment increases and all such Incremental Term Loans does not exceed $332,500,000.  The Parent Borrower may arrange for any such Revolving Commitment increase or Incremental Term Loan to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or extend Revolving Commitments, as the case may be; provided, that (i) each Augmenting Lender shall be subject to the approval of the Parent Borrower and the Administrative Agent and (ii) (A) in the case of an Increasing Lender, the Parent Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit J, and (B) in the case of an Augmenting Lender, the Parent Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit K hereto.  No consent of any Lender (other than the Lenders participating in such Revolving Commitment increase or Incremental Term Loan) shall be required for any such increase or Incremental Term Loan pursuant to this Section 2.16.

(b)                                 Conditions to Effectiveness.  Revolving Commitment increases, new Revolving Commitments and Incremental Term Loans created pursuant to this Section 2.16 shall become effective on the date agreed by the Parent Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or Incremental Term Loan shall become effective under this paragraph unless (i) on the proposed date of the effectiveness of such

Revolving Commitment increase or Incremental Term Loan, both immediately before and immediately after giving effect thereto, (A) no Default or Event of Default exists and (B) the representations and warranties made or deemed made by the Borrowers and each other Loan Party in the Loan Documents to which any of them is a party, are true and correct in all material respects with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date), and the Administrative Agent shall have received a certificate executed by a Responsible Officer of the Parent Borrower certifying the satisfaction of such conditions, and (ii) to the extent requested by the Administrative Agent, the Administrative Agent shall have received documents (including legal opinions) consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder immediately after giving effect to such Revolving Commitment increase or Incremental Term Loan.

(c)                                  Funding and Reallocations.  On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such Revolving Commitment increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Commitment Percentage of such outstanding Revolving Loans, and (ii) if necessary to keep the outstanding Revolving Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments under this Section, the Borrowers shall be deemed to have repaid and reborrowed any outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Parent Borrower, in accordance with the requirements of Section 2.1(b) in order to maintain such ratability).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each LIBOR Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 4.4 if the deemed payment occurs other than on the last day of the related Interest Periods.

(d)                                 Terms.  The Incremental Term Loans (i) shall rank pari passu in right of payment with the Revolving Loans and the initial Term Loans, (ii) shall not mature earlier than the Termination Date for the initial Term Loans (but may have amortization prior to such date) and (iii) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans and the initial Term Loans; provided, that (x) the terms and conditions applicable to any Incremental Term Loan maturing after the Termination Date for the initial Term Loans may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Termination Date for the initial Term Loans and (y) the Incremental Term Loans may be priced differently than the Revolving Loans and the initial Term Loans.

(e)                                  Documentation.  Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Parent Borrower, each Increasing Lender participating in such Incremental Term Loan, if any, each Augmenting Lender participating in such Incremental Term Loan, if any, and the Administrative Agent.  Each Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.16.  Nothing contained in this Section 2.16 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.

Section 2.17                            Funds Transfer Disbursements.

(a)                                 Generally.  The Borrowers hereby authorize the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Parent Borrower to any of the accounts designated by the Parent Borrower.  Each Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Parent Borrower; or, (ii) made in such Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by such Borrower.  Each Borrower further agrees and acknowledges that the Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by the Parent Borrower to effect a wire of funds transfer even if the information provided by the Parent Borrower identifies a different bank or account holder than named by any Borrower.  The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by any Borrower.  If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, each Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and any Borrower.  The Parent Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Parent Borrower of such transfer.

(b)                                 Funds Transfer.  The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made.  The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization; (ii) require the use of a bank unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority; (iii) cause the Administrative Agent or any Lender, in their reasonable judgment, to violate any regulatory risk control program or guideline promulgated by the Board of Governors of the Federal Reserve System or any other similar program or guideline; or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law.

(c)                                  Limitation of Liability.  Neither the Administrative Agent nor any Lender shall be liable to any Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which any

Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, any Lender or any Borrower knew or should have known the likelihood of these damages in any situation; provided, however, that, the Administrative Agent and the Lenders shall be liable to the extent any of the above were the result of the Administrative Agent’s or Lenders’ gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Neither the Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement.

ARTICLE III.
PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1                                   Payments.

(a)                                 Payments by the Borrowers.  Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrowers under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).  Subject to Section 11.4, the Parent Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrowers hereunder to which such payment is to be applied.  Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any other Loan Document shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender.  If the Administrative Agent fails to pay such amounts to such Lender, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.

(b)                                 Presumptions Regarding Payments by Borrowers.  Unless the Administrative Agent shall have received notice from the Parent Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2                                   Pro Rata Treatment.

Except to the extent otherwise provided herein:  (a) each borrowing from the Lenders under Sections 2.1(a), 2.3(d) and 2.4(e) shall be made from the Lenders, each payment of the Fees under Section 3.6(a) and under the first sentence of Section 3.6(b) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.12 shall be applied to the respective Revolving Commitments of the Lenders, in each case pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrowers shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them; (c) each payment of interest on Revolving Loans by the Borrowers shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (d) each payment or prepayment of principal of Term Loans by the Borrowers shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loans held by them; (e) each payment of interest on Term Loans by the Borrowers shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on the Term Loans then due and payable to the respective applicable Lenders; (f) the Conversion and Continuation of Revolving Loans or Term Loans of a particular Type (other than Conversions provided for by Section 4.6) shall be made pro rata among the Lenders according to the amounts of their respective Revolving Loans or Term Loans, as applicable, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (g) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4, shall be pro rata in accordance with their respective Revolving Commitments; and (h) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.3, shall be pro rata in accordance with their respective Revolving Commitments.  All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired and funded a participating interest in any such Swingline Loan pursuant to Section 2.3(e), in which case such payments shall be pro rata in accordance with such participating interests).

Section 3.3                                   Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrowers under this Agreement, or shall obtain payment on any other Obligation owing by any Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by any Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders pro rata in accordance with Section 3.2 or Section 11.4, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall, subject to Section 3.11 if applicable, share the benefit of such payment (net of any reasonable expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with Section 3.2 or Section 11.4, as applicable.  To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.  Each Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrowers.

Section 3.4                                   Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5                                   Minimum Amounts.

(a)                                 Borrowings and Conversions.  Except as otherwise provided in Sections 2.3(d) and 2.4(e), each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess thereof.  Each borrowing, Conversion and Continuation of LIBOR Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $500,000 in excess of that amount.

(b)                                 Prepayments.  Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess thereof (or, if less, the aggregate principal amount of Revolving Loans then outstanding).  Each voluntary prepayment of Term Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess thereof (or, if less, the aggregate principal amount of Term Loans then outstanding).

(c)                                  Reductions of Revolving Commitments.  Each reduction of the Revolving Commitments under Section 2.12 shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof.

(d)                                 Letters of Credit.  The initial Stated Amount of each Letter of Credit shall be at least $100,000 (or such lesser amount as may be acceptable to the Parent Borrower and the Administrative Agent).

Section 3.6                                   Fees.

(a)                                 Unused Fees.  The Borrowers agree to pay to the Administrative Agent for the account of the Lenders with Revolving Commitments an unused facility fee equal to (i) the actual daily amount by which (A) the aggregate Revolving Commitment of all Lenders exceeds (B) the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, multiplied by (ii) the Applicable Unused Fee.  For the avoidance of doubt, outstanding Swingline Loans shall not be counted toward or considered usage of the Revolving Commitments for purposes of determining such fee.  Such fee shall be nonrefundable, computed quarterly in arrears based on such actual daily amount, and payable in arrears on (x) the first Business Day of each calendar quarter, (y) the Termination Date for Revolving Loans and Revolving Commitments, and (z) the date the Revolving Commitments are terminated or reduced to zero.  If there is any change in the Applicable Unused Fee during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Unused Fee separately for each period during such quarter that such Applicable Unused Fee was in effect.

(b)                                 [Reserved]

(c)                                  Letter of Credit Fees.  The Borrowers agree to pay to the Administrative Agent for the account of the Lenders a letter of credit fee at a rate per annum equal to the Applicable Margin in respect of Revolving Loans that are LIBOR Loans (or while an Event of Default exists, at a per annum rate equal to the Applicable Margin in respect of Revolving Loans that are LIBOR Loans plus 2.0%) times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) through and including the date such Letter of Credit expires or is terminated or (y) to but excluding the date such Letter of Credit is drawn in full and is not subject to reinstatement, as the case may be.  The fees provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears on (i) the first Business Day of each calendar quarter, (ii) the Termination Date for Revolving Loans and Revolving Commitments, and (iii) the date the Revolving Commitments are terminated or reduced to zero.  The Borrowers shall pay directly to the Administrative Agent from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Administrative Agent from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

(d)                                 Extension Fee.  If the Borrowers exercise their right to extend the Termination Date for Revolving Loans and Revolving Commitments in accordance with Section 2.14, the Borrowers agree to pay to the Administrative Agent for the account of each Lender a fee equal to 0.20% of the amount of such Lender’s Revolving Commitment (whether or not utilized).  Such fee shall be due and payable in full no later than 30 days prior to the current Termination Date for Revolving Loans and Revolving Commitments, as a condition precedent to the effectiveness of such extension.

(e)                                  Fee Letter.  The Borrowers agree to pay the fees set forth in the Fee Letter, in the amounts, to the Persons and for the account of the Persons identified therein.

Section 3.7                                   Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed.

Section 3.8                                   Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by any Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Parent Borrower shall notify the respective Lender in writing that the Borrowers elect to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that the Borrowers not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrowers under Applicable Law.

Section 3.9                                   Agreement Regarding Interest and Charges.

The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrowers for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.5(a)(i) and (ii) and in Section 2.3(c).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, unused fees, closing fees, letter of credit fees, underwriting fees, default charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.10                            Statements of Account.

The Administrative Agent will endeavor to account to the Parent Borrower monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrowers absent manifest error, provided that the failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrowers from any of their obligations hereunder.

Section 3.11                            Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)                                 Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

(b)                                 Defaulting Lender Waterfall.  Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Administrative Agent or the Swingline Lender hereunder; third, to Cash Collateralize the Administrative Agent’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Parent Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Parent Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Administrative Agent’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Administrative Agent or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Administrative Agent or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.4(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Lenders pro rata in accordance with their respective Commitment Percentages (determined without giving effect to subsection (d) of this Section 3.11).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                                  Certain Fees.

(i)                                     No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.6(a) or (b) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)                                  Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.6(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to subsection (e) of this Section 3.11.

(iii)                               With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the Administrative Agent and Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to the Administrative Agent’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d)                                 Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (determined without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Article VI are satisfied at the time of such reallocation (and, unless the Parent Borrower shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)                                  Cash Collateral, Repayment of Swingline Loans.

(i)                                     If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Administrative Agent’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii)                                  At any time that there shall exist a Defaulting Lender, within 1 Business Day following the written request of the Administrative Agent or the Administrative Agent (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Administrative Agent’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the aggregate Fronting Exposure of the Administrative Agent with respect to Letters of Credit issued and outstanding at such time.

(iii)                               Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for its own benefit, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than 105% of the aggregate Fronting Exposure of the Administrative Agent with respect to Letters of Credit issued and outstanding at such time, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)                              Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)                                 Cash Collateral (or the appropriate portion thereof) provided to reduce the Administrative Agent’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent that there exists excess Cash Collateral; provided, that, subject to the other provisions of this Section 3.11, the Person providing Cash Collateral and the Administrative Agent may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to the Collateral Documents.

(f)                                   Defaulting Lender Cure.  If the Parent Borrower, the Administrative Agent and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with their respective Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(g)                                  New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Administrative Agent shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h)                                 Purchase of Defaulting Lender’s Commitment and Loans.  During any period that a Lender is a Defaulting Lender, the Parent Borrower may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment and Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5(b).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.5(b).  In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Acceptance Agreement and, notwithstanding Section 13.5(b), shall pay to the Administrative Agent an assignment fee in the amount of $3,500.  The exercise by the Parent Borrower of its rights under this Section shall be at the Borrowers’ sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders.

Section 3.12                            Taxes; Lenders.

(a)                                 Taxes Generally.  All payments by the Borrowers of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes that would not be imposed but for a connection between the Administrative Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Administrative Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii)  any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits, (iv) any taxes the Administrative Agent or a Lender is subject to at the time it becomes a party to this Agreement, (v) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto, (vi) any taxes imposed by Sections 1471 through Section 1474 of the Internal Revenue Code (including any official interpretations thereof, collectively “FATCA”) on any “withholdable payment” payable to a recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after the Agreement Date, and (vii) any taxes imposed as a result of a failure by the Administrative Agent or a Lender to comply with Section 3.12(c) (such non-excluded items being collectively called “Taxes”).  If any withholding or deduction from any payment to be made by the Borrowers hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrowers will:

(i)                                     pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

(ii)                                  promptly forward to the Administrative Agent an official receipt or other documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and

(iii)                               pay to the Administrative Agent for its account or the account of the applicable Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Administrative Agent or such Lender will equal the full amount that the Administrative Agent or such Lender would have received had no such withholding or deduction of Taxes been required.

(b)                                 Tax Indemnification.  If the Borrowers fail to pay any Taxes when due to the appropriate Governmental Authority or fail to remit to the Administrative Agent, for its account or the account of the respective Lender, the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  For purposes of this Section, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrowers.

(c)                                  Tax Forms.  Prior to the date that any Lender becomes a party hereto, such Lender shall deliver to the Parent Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-9, W-8ECI and W-8BEN,

as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax imposed under the Internal Revenue Code.  Each such Lender shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Parent Borrower or the Administrative Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Parent Borrower or the Administrative Agent.  The Borrowers shall not be required to pay any amount pursuant to the last sentence of subsection (a) above to any Lender or the Administrative Agent, if such Lender or the Administrative Agent, as applicable, fails to comply with the requirements of this subsection.  If any such Lender, to the extent it may lawfully do so, fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any payments to such Lender under any of the Loan Documents such amounts as are required by the Internal Revenue Code. If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

(d)                                 FATCA Forms.  If a payment made to a Lender would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  The Administrative Agent shall deliver the comparable information about its own status to the Parent Borrower at such times.

(e)                                  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.12 (including by the payment of additional amounts pursuant to this subsection (e)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental

Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had never been owed or paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)                                   USA Patriot Act Notice; Compliance.   In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

ARTICLE IV.
YIELD PROTECTION, ETC.

Section 4.1                                   Additional Costs; Capital Adequacy.

(a)                                 Capital Adequacy.  If any Lender or any Participant determines that compliance with any Regulatory Change affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or such Participant, or any corporation Controlling such Lender or such Participant, as a consequence of, or with reference to, such Lender’s or such Participant’s or such corporation’s Commitments or its making or maintaining Loans or participating in Letters of Credit below the rate which such Lender or such Participant or such corporation Controlling such Lender or such Participant could have achieved but for such Regulatory Change (taking into account the policies of such Lender or such Participant or such corporation with regard to capital and liquidity), then the Borrowers shall, from time to time, within thirty (30) calendar days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation Controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.  Any Participant’s right to receive compensation pursuant to this subsection (a) is limited by the terms of Sections 13.5(d) and (e).

(b)                                 Additional Costs.  In addition to, and not in limitation of the immediately preceding subsection (a), the Borrowers shall promptly pay to the Administrative Agent for the account of each affected Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making, continuing, converting to or maintaining of any LIBOR

Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital in respect of its Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Commitments (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.12(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of LIBOR for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder); or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

(c)                                  Lender’s Suspension of LIBOR Loans.  Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Parent Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.6 shall apply).

(d)                                 Additional Costs in Respect of Letters of Credit.  Without limiting the obligations of the Borrowers under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change (including any Regulatory Change pertaining to any risk-based capital guideline or other requirement issued by any Governmental Authority) there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Administrative Agent of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Administrative Agent or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Administrative Agent or such Lender, the Borrowers shall pay promptly, and in any event within 3 Business Days of demand, to the Administrative Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Administrative Agent or a Lender, such additional amounts as shall be sufficient to compensate the Administrative Agent or such Lender for such increased costs or reductions in amount.

(e)                                  Notification and Determination of Additional Costs.  Each of the Administrative Agent and each Lender and each Participant (through its participating Lender), as the case may be, agrees to notify the Parent Borrower of any event occurring after the Agreement Date entitling the Administrative Agent or such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Administrative Agent or any Lender or any Participant (through its participating Lender) to give such notice shall not release the Borrowers from any of their obligations hereunder.  Notwithstanding the foregoing, the Borrowers shall not be required to compensate the Administrative Agent, any Lender or any Participant pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that the Administrative Agent or such Lender or such Participant (through its participating Lender) notifies the Parent Borrower of the Regulatory Change giving rise to such increases costs or reductions and of the Administrative Agent’s or such Lender’s or such Participant’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).  The Administrative Agent or such Lender or such Participant (through its participating Lender) agrees to furnish to the Parent Borrower (and in the case of a Lender or a Participant, to the Administrative Agent) a certificate setting forth in reasonable detail the basis and amount of each request by the Administrative Agent or such Lender for compensation under this Section.  Absent manifest error, determinations by the Administrative Agent or any Lender or any Participant of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2                                   Suspension of LIBOR Loans.

Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

(a)                                 the Administrative Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, or

(b)                                 the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for an Interest Period is to be determined are not likely to adequately cover the cost to the Requisite Lenders of making or maintaining such LIBOR Loans;

then the Administrative Agent shall give the Parent Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrowers shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such Loan or Convert such Loan into a Base Rate Loan.

Section 4.3                                   Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it has become unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Parent Borrower thereof (with a copy to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.6 shall be applicable).

Section 4.4                                   Compensation.

The Borrowers shall pay to the Administrative Agent for the account of each Lender, within 15 days after the Parent Borrower receives a request for such payment accompanied by the certificate described in the final paragraph of this Section, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender reasonably determines is attributable to:

(a)                                 any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

(b)                                 any failure by the Borrowers for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article VI to be satisfied) to borrow a LIBOR Loan from such Lender on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such compensation shall include, without limitation, an amount equal to the then present value of (a) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the applicable Interest Period at the rate applicable to such LIBOR Loan, less (b) the amount of interest that would accrue on the same LIBOR Loan or for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrowers failed to borrow, Convert or Continue such LIBOR Loan, calculating present value by using as a discount rate LIBOR quoted on such date.  Any Lender requesting compensation under this Section shall provide the Parent Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof.  Absent manifest error, determinations by any Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.5                                   Affected Lenders and Non-Consenting Lenders.

If (a) a Lender requests compensation pursuant to Section 3.12 or 4.1, and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(c) or 4.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender is a Non-Consenting Lender, then, so long as there does not then exist any Default or Event of Default, the Parent Borrower may demand that such Lender

(the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Revolving Commitment and Loans to an Eligible Assignee (who, in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, shall have consented to the applicable amendment, waiver or consent) subject to and in accordance with the provisions of Section 13.5(b) for a purchase price equal to the aggregate principal balance of all Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee.  Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  The exercise by the Parent Borrower of its rights under this Section shall be at the Borrowers’ sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders.  The terms of this Section shall not in any way limit the Borrowers’ obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.12 or 4.1 with respect to periods up to the date of replacement.

Section 4.6                                   Treatment of Affected Loans.

If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1(c) or 4.3, then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 4.1(c) or 4.3, on such earlier date as such Lender may specify to the Parent Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.1 or 4.3 that gave rise to such Conversion no longer exist:

(a)                                 to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

(b)                                 all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

If such Lender gives notice to the Parent Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 4.1 or 4.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Revolving Commitments.

Section 4.7                                   Change of Lending Office.

Each Lender agrees that it will use reasonable efforts (consistent with legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Section 3.12, 4.1 or 4.3 to reduce the liability of the Borrowers or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8                                   Assumptions Concerning Funding of LIBOR Loans.

Calculation of all amounts payable to a Lender under this Article IV shall be made as though such Lender had actually funded  LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

ARTICLE V.
BORROWING BASE PROPERTIES

Section 5.1                                   Initial Borrowing Base Properties; Borrowing Base Property Requests.

(a)                                 Initial Borrowing Base Properties.  Each of the Initial Borrowing Base Properties shall be deemed to be a Borrowing Base Property unless and until it is released or disqualified as such pursuant to Section 5.2(a) or (b).

(b)                                 Additional Borrowing Base Properties.

(i)                                     Notice and Preliminary Due Diligence Package.  If at any time the Parent Borrower desires that an Eligible Property be approved as a Borrowing Base Property, the Parent Borrower shall so notify the Administrative Agent in writing (a “Borrowing Base Property Request”), a copy of which the Administrative Agent shall promptly provide to the Lenders.  No Borrowing Base Property Request will be considered unless and until the Parent Borrower delivers to the Administrative Agent the following preliminary due diligence package, in form and substance satisfactory to the Administrative Agent (the “Preliminary Due Diligence Package”), a copy of which the Administrative Agent shall promptly provide to the Lenders:

(A)                               an executive summary of such Eligible Property including, at a minimum, the following information:  (i) a description of such Eligible Property, such description to include the age, location, site plan, current Occupancy Rate and physical condition of such Property, (ii) the purchase price paid or to be paid for such Eligible Property if it is being acquired, (iii) the current and projected condition of the regional self-storage market and specific submarket in which such Eligible Property is located, (iv) the current projected capital plans and, if applicable current renovation plans for such Eligible Property, and (v) the Subsidiary that owns or will acquire such Eligible Property; and

(B)                               any other preliminary due diligence as reasonably requested by the Administrative Agent, which may include, without limitation, operating statements and rent rolls.

(ii)                                  Initial Evaluation.  Within ten Business Days after receipt of a Borrowing Base Property Request and a complete copy of the corresponding Preliminary Due Diligence Package (including any additional due diligence requested pursuant to Section 5.1(b)(i)(B)), the Administrative Agent or the Requisite Lenders (as may be required pursuant to this paragraph) shall approve or reject such Borrowing Base Property Request.  Any such approval shall be subject to the satisfaction of the requirements set forth in Sections 5.1(b)(iii) through 5.1(b)(v).  Any Lender that does not respond during such ten-Business Day period shall be deemed to have approved such Borrowing Base Property Request.  If the Borrowing Base Value is less than $250,000,000 at the time such Borrowing Base Property Request is made, then such Borrowing Base Property Request must be approved by the Requisite Lenders; otherwise, such Borrowing Base Property Request may be approved by the Administrative Agent alone.

(iii)                               Additional Due Diligence Package.  If a Borrowing Base Property Request is approved pursuant to Section 5.1(b)(ii), then such approval shall become effective upon (x) satisfaction of the requirements set forth in Sections 5.1(b)(iv) and 5.1(b)(v) and (y) receipt and approval by the Administrative Agent of such additional due diligence information and materials as the Administrative Agent may reasonably request, which may include, without limitation, formation and governing documents, UCC searches, evidence of insurance and copies of title insurance policies (the “Additional Due Diligence Package”).

(iv)                              Final Evaluation.  Within ten Business Days after receipt of a complete copy of the Additional Due Diligence Package, the Administrative Agent shall approve or reject such Borrowing Base Property Request.  Any such approval shall be subject to the satisfaction of the requirements set forth in Section 5.1(b)(v).

(v)                                 Conditions Precedent to Effectiveness.  A Borrowing Base Property Request that has been approved pursuant to Section 5.1(b)(iv) shall become effective upon the receipt and approval by the Administrative Agent of each of the following:

(A)                               if the Eligible Property is not owned by an existing Borrower, a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which the Subsidiary that owns such Eligible Property (as well as each other direct or indirect parent of such Subsidiary that is not already a Borrower) becomes a Subsidiary Borrower hereunder;

(B)                               if the Eligible Property is not owned by an existing Borrower, allonges to the Revolving Notes, Term Notes and Swingline Note, in form and substance reasonably satisfactory to the Administrative Agent, signed by each such new Subsidiary Borrower;

(C)                               new pledge agreements and/or a supplement to the Pledge Agreement, in form and substance reasonably satisfactory to the Administrative Agent, reflecting the pledge of Equity Interests of each such new Subsidiary Borrower as additional Collateral;

(D)                               new and/or supplemented perfection certificates, reflecting such pledged Equity Interests of each such new Subsidiary Borrower;

(E)                                if the Eligible Property is not owned by an existing Borrower, an opinion of counsel to the Subsidiary that owns such Eligible Property and the parent of such Subsidiary, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

(F)                                 if the Eligible Property is not owned by an existing Borrower, the deliverables described in Sections 6.1(a)(vi) with respect to the Subsidiary that owns such Eligible Property and the parent of such Subsidiary;

(G)                               the deliverables described in Sections 6.1(a)(vii) and (viii) with respect to each such new Subsidiary Borrower;

(H)                              certificates and instruments representing the Equity Interests of each such new Subsidiary Borrower pledged as Collateral pursuant to the Pledge Agreement, accompanied by undated stock powers or instruments of transfer executed in blank;

(I)                                   A Borrowing Base Certificate calculated as of the end of the then most recently ended Reference Period for which a Borrowing Base Certificate has been delivered pursuant to Section 9.4 (giving pro forma effect to the addition of such Eligible Property as a Borrowing Base Property);

(J)                                   a certificate signed by a Responsible Officer of the Parent Borrower, certifying the following as of the effective date of such Borrowing Base Property Request approval, both immediately before and immediately after giving effect thereto:  (A) that no Default or Event of Default exists, (B) that the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which it is a party are true and correct in all material respects (or in all respects to the extent that such representations and warranties are already subject to concepts of materiality) on and as of such date with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in such respects on and as of such earlier date), and (C) that such Eligible Property satisfies the requirements of an “Eligible Property” set forth in the definition thereof;

(K)                              any Fees payable pursuant to the Loan Documents to the Administrative Agent in connection with such Borrowing Base Property Request (including the reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent);

(L)                                all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each such new Subsidiary Borrower;

(M)                            a mortgage or deed of trust providing the Administrative Agent, for the benefit of itself, the Lenders and any Specified Derivatives Provider, a perfected first-priority security interest in such Eligible Property, together with the other deliverables described in Section 13.19, if the requirement for such collateral has been triggered pursuant to Section 13.19 (or the requirement to provide Escrowed Mortgages has been triggered pursuant to Section 8.13); and

(N)                               such other documents, agreements and instruments as the Administrative Agent on behalf of the Lenders may reasonably request.

Section 5.2                                   Release of Borrowing Base Properties; Disqualification of Borrowing Base Properties; Release of Subsidiary Borrowers.

(a)                                 Release of Borrowing Base Properties.  From time to time the Parent Borrower may request, upon not less than 30 days’ prior written notice to the Administrative Agent (or such shorter period to which the Administrative Agent may agree in its sole discretion), that a Borrowing Base Property cease to be a Borrowing Base Property and be released and excluded from the calculation of Borrowing Base Availability, which release shall be effected by the Administrative Agent if it determines all of the following conditions are satisfied as of the date of such release:

(i)                                     no Default or Event of Default exists or will exist immediately after giving effect to such release and the reduction of Borrowing Base Availability by reason of such release;

(ii)                                  the Parent Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate demonstrating on a pro forma basis that (A) the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, will not exceed Borrowing Base Availability and (B) the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, will not exceed the aggregate Revolving Commitment of all Lenders, in each case after giving effect to such release and any prepayment required pursuant to Section 2.8(b) to be made and/or the acceptance of any Eligible Property as an additional or replacement Borrowing Base Property to be given concurrently with such request;

(iii)                               the Parent Borrower shall have paid to the Administrative Agent all reasonable and documented costs and expenses, including reasonable and documented attorneys’ fees, incurred by the Administrative Agent in connection with such release; and

(iv)                              after giving effect to such release and/or the acceptance of any Eligible Property as an additional or replacement Borrowing Base Property to be given concurrently with such request, the Borrowing Base Value will be at least $250,000,000 and there will be at least 25 Borrowing Base Properties, unless otherwise approved by the Requisite Lenders.

(b)                                 Disqualification of Borrowing Base Properties.  A Borrowing Base Property immediately and automatically shall cease to be a Borrowing Base Property and shall be excluded from the calculation of Borrowing Base Availability if (i) such Borrowing Base Property ceases to be an Eligible Property or (ii) prior to the Collateral Fallaway, the Administrative Agent ceases to hold a valid and perfected first priority Lien (other than Permitted Liens described in clauses (a) through (e) of the definition thereof) on the Equity Interests of the Subsidiary Borrower that owns such Borrowing Base Property, and, if applicable pursuant to Section 13.19, a valid and perfected first priority Lien on such Borrowing Base Properties.  If at any time the average Occupancy Rate of the Borrowing Base Properties, taken as a whole, is less than 75%, then a sufficient number of Borrowing Base Properties with the lowest Occupancy Rates immediately and automatically shall cease to be Borrowing Base Properties and shall be excluded from the calculation of Borrowing Base Availability such that the average Occupancy Rate of the remaining Borrowing Base Properties, taken as a whole, is at least 75%.

(c)                                  Release of Subsidiary Borrowers.  From time to time the Parent Borrower may request, upon not less than 30 days’ prior written notice to the Administrative Agent (or such shorter period to which the Administrative Agent may agree in its sole discretion), that a Subsidiary Borrower cease to be a Borrower and be released from its Obligations under the Loan Documents, and that the Administrative Agent’s Lien on the Equity Interests of such Subsidiary Borrower be released, which releases shall be effected by the Administrative Agent if it determines all of the following conditions are satisfied as of the date of such release:

(i)                                     no Default or Event of Default exists or will exist immediately after giving effect to such release;

(ii)                                  such Subsidiary Borrower does not own (A) any Borrowing Base Properties or (B) any Real Estate Assets that are disqualified as Borrowing Base Properties pursuant to Section 5.2(b) or (C) any Equity Interests (directly or indirectly) in any other Subsidiary Borrower (other than another Subsidiary Borrower that is being released simultaneously pursuant to this Section 5.3(c)); and

(iii)                               the Parent Borrower shall have paid to the Administrative Agent all reasonable and documented costs and expenses, including reasonable and documented attorneys’ fees, incurred by the Administrative Agent in connection with such release.

Section 5.3                                   Frequency of Borrowing Base Availability Calculations.

Initially, Borrowing Base Availability shall be the amount set forth as such in the Borrowing Base Certificate delivered under Section 6.1(a)(xv).  Thereafter, Borrowing Base Availability shall be the amount set forth as such in the Borrowing Base Certificate most recently delivered under Sections 5.1, 5.2 and 9.4.

ARTICLE VI.
CONDITIONS PRECEDENT

Section 6.1                                   Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the following conditions precedent:

(a)                                 Except as otherwise set forth in the Post-Closing Letter, the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent and the Lenders:

(i)                                     Counterparts of this Agreement, the Guaranty, the Pledge Agreement and the Intercreditor Agreement executed by each of the parties hereto and thereto;

(ii)                                  Revolving Notes and Term Notes executed by the Borrowers, payable to each Lender (other than a Lender that has requested not to receive a Revolving Note or a Term Note, as applicable) and complying with the applicable provisions of Section 2.11, and the Swingline Note executed by the Borrowers;

(iii)                               [Reserved]

(iv)                              Opinions of counsel to the Loan Parties (limited in scope to the REIT Parent, the REIT, the Parent Borrower, each Borrower that owns a

Borrowing Base Property, and each parent of a Borrower that owns a Borrowing Base Property), addressed to the Administrative Agent and the Lenders;

(v)                                 The articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State (or comparable official) of the state of formation of such Loan Party;

(vi)                              A certificate of good standing or certificate of similar meaning with respect to the REIT Parent, the REIT, the Parent Borrower, each Borrower that owns a Borrowing Base Property, and each parent of a Borrower that owns a Borrowing Base Property, issued as of a recent date by the Secretary of State (or comparable official) of the state of formation of each such Loan Party and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (or comparable official and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified;

(vii)                           A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Parent Borrower, and the officers of the Parent Borrower then authorized to deliver Notices of Borrowing, Notices of Swingline Borrowings, Notices of Continuation and Notices of Conversion and to request the issuance of Letters of Credit;

(viii)                        Copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (x) the by-laws of such Loan Party, if a corporation, the operating agreement of such Loan Party, if a limited liability company, the partnership agreement of such Loan Party, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (y) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix)                              The Fees then due and payable under Section 3.6, and any other Fees payable to the Administrative Agent, the Titled Agents and the Lenders on or prior to the Effective Date (including the reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent);

(x)                                 The results of (A) a recent UCC lien search in the jurisdiction of organization of each Loan Party, which search results shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 10.6 or discharged on or prior to the Effective Date pursuant to a payoff letter or other documentation reasonably satisfactory to the Administrative Agent, and (B) recent tax (state and federal), judgment, litigation and bankruptcy searches against the REIT Parent, the REIT, the Parent Borrower, each Borrower that owns a Borrowing Base Property, and each parent of a Borrower that owns a Borrowing Base Property, in all relevant jurisdictions;

(xi)                              A perfection certificate for each Borrower that is a party to the Pledge Agreement, in the form provided by the Administrative Agent, signed by a Responsible Officer of such Borrower;

(xii)                           certificates and instruments representing the Equity Interests (to the extent such Equity Interests are certificated as of the Effective Date) pledged as Collateral pursuant to the Pledge Agreement, accompanied by undated stock powers or instruments of transfer executed in blank;

(xiii)                        Proper UCC-1 financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Collateral Documents, covering the Collateral;

(xiv)                       A Compliance Certificate calculated as of December 31, 2013 (giving pro forma effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date);

(xv)                          A Borrowing Base Certificate calculated as of December 31, 2013 for the Initial Borrowing Base Properties;

(xvi)                       A certificate signed by a Responsible Officer of the Parent Borrower, certifying that the conditions set forth in Section 6.1(b) have been satisfied;

(xvii)                    A Preliminary Due Diligence Package and an Additional Due Diligence Package for each of the Initial Borrowing Base Properties;

(xviii)                 All documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party; and

(xix)                       Such other documents, agreements and instruments as the Administrative Agent on behalf of the Lenders may reasonably request.

(b)                                 In the determination of the Administrative Agent and the Lenders:

(i)                                     Both immediately before and immediately after giving effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date, (A) no Default or Event of Default exists, (B) the representations and warranties made or deemed made by each Loan

Party in the Loan Documents to which it is a party are true and correct in all respects on and as of the Effective Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties are true and correct in all respects on and as of such earlier date);

(ii)                                  There shall not have occurred any material adverse change since December 31, 2013, in the business, assets, operations or condition (financial or otherwise) of any Loan Party, or in the facts and information regarding any Loan Party provided by or on behalf of any Loan Party to the Administrative Agent or any Lender;

(iii)                               After giving effect to the financing contemplated by this Agreement and the use of the proceeds of the Loans to be funded on the Effective Date, there shall not have occurred any event or condition that constitutes an “event of default” (howsoever defined) or that, with the giving of any notice, the passage of time, or both, would be an “event of default” under any of the Loan Parties’ financial obligations in existence on the Effective Date;

(iv)                              The REIT Parent and the REIT and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices, as shall be required to consummate the transactions contemplated hereby without the occurrence of any material default under, material conflict with or material violation of (1) any Applicable Law or (2) any agreement, document or instrument to which any Loan Party is a party or by which any Loan Party or its properties is bound; and

(v)                                 The Net Worth of the REIT and its Subsidiaries as of the Effective Date is at least equal to $177,760,943.

Section 6.2                                   Conditions Precedent to All Loans and Letters of Credit.

The obligations of the Lenders to make any Loans, and of the Administrative Agent to issue Letters of Credit, are all subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto; (b) the representations and warranties made or deemed made by each Loan Party in the Loan Documents to which it is a party shall be true and correct in all material respects (or in all respects to the extent that such representations and warranties are already subject to concepts of materiality) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and (c) in the case of the issuance of a Letter of Credit or the making of a Swingline Loan, no Lender shall be a Defaulting Lender; provided, however, in the case of the issuance of a Letter of Credit, the Administrative Agent may, in its sole and absolute discretion, waive this condition precedent on behalf of itself and all Lenders.  Each Credit Event shall constitute a certification by the Borrowers to the effect set forth in clauses (a) and (b) of the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Parent Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).  In addition, if such Credit Event is the making of a Loan or the issuance of a Letter of Credit, the Borrowers shall be deemed to have represented to the Administrative Agent and the Lenders at the time such Loan is made or Letter of Credit issued that all conditions to the occurrence of such Credit Event contained in this Article VI have been satisfied.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and issue Letters of Credit, each of the Loan Parties represents and warrants to the Administrative Agent and each Lender as follows:

Section 7.1                                   Organization; Power; Qualification.

Each of the REIT Parent and the REIT and each of its Subsidiaries is a corporation, partnership, trust or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership, trust or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization.

Section 7.2                                   Ownership Structure.

As of the Agreement Date, Part I of Schedule 7.2 is a complete and correct list of all Subsidiaries of the REIT, setting forth for each such Subsidiary (a) the jurisdiction of organization of such Subsidiary, (b) each Person holding any Equity Interests in such Subsidiary, (c) the nature of the Equity Interests held by each such Person, and (d) the percentage of ownership of such Subsidiary represented by such Equity Interests.  Except as disclosed in such Schedule, as of the Agreement Date (x) each of the REIT and each of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.  As of the Agreement Date, Part II of Schedule 7.2 correctly sets forth all Partially-Owned Entities of the REIT, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the REIT.

Section 7.3                                   Authorization of Agreement, Etc.

Each Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder.  Each Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby.  The Loan Documents to which any Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.

Section 7.4                                   Compliance of Loan Documents with Laws, Etc.

The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both, (a) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party; (b) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, or any material indenture, agreement or other instrument to which any Loan Party or any of their respective Subsidiaries is a party or by which any of them or any of their respective properties may be bound (including, in any event, the agreements and other documents listed on Schedule 7.7); or (c) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than Liens created under the Loan Documents.

Section 7.5                                   Compliance with Law; Governmental Approvals.

Each of the REIT Parent and the REIT and each of its Subsidiaries is in compliance in all material respects with each Governmental Approval applicable to it and in compliance in all material respects with all other Applicable Laws (including, without limitation, Environmental Laws) relating to the REIT Parent, the REIT or such Subsidiary.

Section 7.6                                   Title to Properties; Liens.

As of the Agreement Date, Part I of Schedule 7.6 is a complete and correct listing of all of the real property owned or leased by the REIT Parent and the REIT and each of its Subsidiaries.  Each such Person has good, marketable and legal title to, or a valid leasehold interest in, its respective assets.  As of the Agreement Date, there are no Liens against any assets of the REIT Parent or the REIT or any of its Subsidiaries except for Permitted Liens.

Section 7.7                                   Existing Indebtedness.

Schedule 7.7 is, as of the Agreement Date, a complete and correct listing of all Indebtedness of the REIT Parent and the REIT and its Subsidiaries, including without limitation, Guarantees of the REIT Parent and the REIT and its Subsidiaries, and indicating whether such Indebtedness is Secured Indebtedness (and if so whether such Indebtedness is Nonrecourse Indebtedness) or Unsecured Indebtedness.

Section 7.8                                   Material Contracts.

Schedule 7.8 is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts.  Each of the REIT and each of its Subsidiaries that is a party to any Material Contract has performed and is in compliance in all material respects with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

Section 7.9                                   Litigation.

There are no actions, suits, investigations or proceedings pending (nor, to the knowledge of any Knowledgeable Officer of any Loan Party, are there any actions, suits or proceedings threatened) against or in any other way relating adversely to or affecting the REIT Parent or the REIT or any of its Subsidiaries or any of their respective properties in any court or before any arbitrator of any kind or before or by any other Governmental Authority which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to the REIT Parent or the REIT or any of its Subsidiaries which could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.10                            Taxes.

All federal, state and other tax returns of the REIT Parent or the REIT or any of its Subsidiaries required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon the REIT Parent, the REIT, the REIT’s Subsidiaries and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment which is at the time permitted under Section 8.6.  As of the Agreement Date, none of the United States income tax returns of the REIT Parent or the REIT or any of its Subsidiaries is under audit.  All charges, accruals and reserves on the books of the REIT Parent and the REIT and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

Section 7.11                            Financial Statements.

The REIT has furnished to each Lender copies of the unaudited consolidated balance sheet of the REIT and its Subsidiaries as at December 31, 2013, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity of the REIT and its Subsidiaries for the period of two fiscal quarters ended on such date.  Such financial statements (including in each case related schedules and notes) present fairly, in all material respects and in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the REIT and its Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods.  Neither the REIT nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or in the notes thereto, except as referred to or reflected or provided for in said financial statements.

Section 7.12                            No Material Adverse Change; Solvency.

Since December 31, 2013, there has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of any Loan Party.  Each of the Loan Parties is Solvent.  No Loan Party is entering into any of the transactions contemplated by the Loan Documents with the actual intent to hinder, delay, or defraud any creditor.  Each Loan Party has received reasonably equivalent value in exchange for the obligations incurred by it under the Loan Documents to which it is a party.

Section 7.13                            ERISA.

(a)                                 Each Benefit Arrangement and Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws.  Except with respect to Multiemployer Plans, each Qualified Plan (i) has received a favorable determination from the Internal Revenue Service applicable to such Qualified Plan’s current remedial amendment cycle (as defined in Revenue Procedure 2007-44 or “2007-44” for short), (ii) has timely filed for a favorable determination letter from the Internal Revenue Service during its staggered remedial amendment cycle (as defined in 2007-44) and such application is currently being processed by the Internal Revenue Service, or (iii) is maintained under a prototype plan and may rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to such prototype plan.  To the best knowledge of the REIT and the Borrowers, nothing has occurred which would cause the loss of its reliance on each Qualified Plan’s favorable determination letter or opinion letter.

(b)                                 With respect to any Benefit Arrangement that is a retiree welfare benefit arrangement, all amounts have been accrued on the applicable ERISA Group’s financial statements in accordance with FASB ASC 715.  The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $10,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.

(c)                                  (i) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, no ERISA Event has occurred or is expected to occur; (ii) except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, there are no pending, or to the best knowledge of the REIT and the Borrowers, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement or Plan; (iii) except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement or Plan; and (iv) no member of the ERISA Group has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, in connection with any Benefit Arrangement or Plan, that would subject any member of the ERISA Group to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code which could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(d)                                 None of the assets of the REIT or any of its Subsidiaries constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 7.14                            Absence of Defaults.

No Default or Event of Default exists.

Section 7.15                            Environmental Laws.

Each of the REIT Parent and the REIT and each of its Subsidiaries has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance in all material respects with all terms and conditions of such Governmental Approvals.  Except for any of the following matters that could not, either individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, (a) no Loan Party has received notice of, and neither is otherwise aware of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to the REIT Parent or the REIT or any of its Subsidiaries, may interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and (b) there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the knowledge of any Knowledgeable Officer of any Loan Party after due inquiry, threatened, against the REIT Parent or the REIT or any of its Subsidiaries relating in any way to Environmental Laws.  To the knowledge of any Knowledgeable Officer of any Loan Party, no Hazardous Materials generated at or transported from any Real Estate Asset of the REIT Parent or the REIT or any of its Subsidiaries is or has been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List, 40 C.F.R. Section 300 Appendix B, or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to have a Material Adverse Effect.

Section 7.16                            Investment Company; Etc.

None of the REIT Parent nor the REIT or any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (b) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

Section 7.17                            Margin Stock.

None of the REIT Parent nor the REIT or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

Section 7.18                            Affiliate Transactions.

Except as permitted by Section 10.11, none of the REIT Parent nor the REIT or any of its Subsidiaries is a party to any transaction with an Affiliate.

Section 7.19                            Intellectual Property.

Each of the REIT Parent and the REIT and each of its Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright or other proprietary right of any other Person.  The REIT Parent and the REIT and each of its Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property.  No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the REIT Parent or the REIT or any of its Subsidiaries, or challenging or questioning the validity or effectiveness of any such Intellectual Property.  The use of such Intellectual Property by the REIT Parent and the REIT and its Subsidiaries does not infringe on the rights of any Person, subject to such infringements as do not give rise to any liabilities on the part of the REIT Parent or the REIT or any of its Subsidiaries that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.20                            Business.

As of the Agreement Date, the REIT Parent and the REIT and its Subsidiaries are substantially engaged in the business of the ownership, operation, acquisition and development of self-storage facilities in the United States of America, together with other business activities incidental thereto.

Section 7.21                            Broker’s Fees.

No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby.  No other similar fees or commissions will be payable by any Loan Party for any other services rendered to the REIT Parent or the REIT or any of its Subsidiaries ancillary to the transactions contemplated hereby.

Section 7.22                            Accuracy and Completeness of Information.

No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the REIT Parent or the REIT or any of its Subsidiaries in connection with, pursuant to or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the REIT Parent or the REIT or any of its Subsidiaries or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading.  All financial statements (including in each case all related schedules and notes) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the REIT Parent or the REIT or any of its Subsidiaries in connection with, pursuant to or relating in any way to this Agreement, present fairly in all material respects, the financial position of the Persons involved as at the date thereof and the results of operations for such periods and in accordance with GAAP consistently applied throughout the periods involved (subject, as to interim statements, to changes resulting from normal year-end audit adjustments).  All financial projections and other forward looking statements prepared by or on behalf of the REIT Parent or the REIT or any of its Subsidiaries that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions.  As of the Effective Date, no fact is known to any Knowledgeable Officer of any Loan Party which has had, or may in the future have (so far as any Knowledgeable Officer of any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.11 or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders.

Section 7.23                            REIT Status.

The REIT is in compliance with all requirements and conditions (other than the duration of its existence as a legal entity) imposed under the Internal Revenue Code to allow the REIT to elect to be treated as a “real estate investment trust” under the Internal Revenue Code.

Section 7.24                            OFAC,Other Sanctions Programs, and Anti-Corruption.

Neither the REIT Parent, the REIT, any of its Subsidiaries or their respective Affiliates, any directors or officers thereof, nor any Person that has an interest therein, (a) is a Sanctioned Person or a Sanctioned Entity, (b) derives any of its funds, capital, assets or operating income from investments in or transactions with any such Sanctioned Person or Sanctioned Entity or in violation of Applicable Law, or (c) is owned or controlled, directly or indirectly, by any Sanctioned Person or Sanctioned Entity; and none of the proceeds of the Loans will be used (i) to finance any operations, investments or activities in, or make any payments to, any Sanctioned Person or Sanctioned Entity, (ii) in violation of any Anti-Corruption Laws, or (iii) in violation of any other Applicable Law.

ARTICLE VIII.
AFFIRMATIVE COVENANTS

For so long as this Agreement is in effect, each Loan Party shall, and shall cause each of its respective Subsidiaries to, comply with the following covenants:

Section 8.1                                   Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.7, the Loan Parties shall, and shall cause each of their respective Subsidiaries to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization.

Section 8.2                                   Compliance with Applicable Laws, Anti-Corruption Laws, and Material Contracts.

The Loan Parties shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with (a) all Applicable Laws, including the obtaining of all Governmental Approvals, as necessary; (b) all Anti-Corruption Laws, including the obtaining of all Governmental Approvals, as necessary; and (c) all terms and conditions of all Material Contracts to which it is a party

Section 8.3                                   Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Loan Parties shall, and shall cause each of their respective Subsidiaries to, (a) protect and preserve all of its respective material properties necessary in the conduct of its business, including, but not limited to, all Intellectual Property, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 8.4                                   Conduct of Business.

The Loan Parties shall, and shall cause each of their respective Subsidiaries to, carry on, their respective businesses as described in Section 7.20.

Section 8.5                                   Insurance.

The Loan Parties shall, and shall cause each of their respective Subsidiaries to, maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law.  The Borrower shall from time to time deliver to the Administrative Agent upon its request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6                                   Payment of Taxes and Claims.

The Loan Parties shall, and shall cause each of their respective Subsidiaries to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Loan Party or such Subsidiary, as applicable, in accordance with GAAP.

Section 8.7                                   Visits and Inspections.

The Loan Parties shall, and shall cause each of their respective Subsidiaries to, permit representatives or agents of the Administrative Agent and, if such visit or inspection is arranged by the Administrative Agent, of any Lender, from time to time after reasonable prior notice if no Event of Default shall be in existence, as often as may be reasonably requested, but only during normal business hours and at the expense of the Borrowers, to:  (a) visit and inspect all properties of such Loan Party or such Subsidiary to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its officers, and its independent accountants, its business, assets, operations, condition (financial or otherwise), or prospects.  If requested by the Administrative Agent, any Loan Party shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or, if the same has been arranged by the Administrative Agent, any Lender, to discuss the financial affairs of the REIT Parent or the REIT or any of its Subsidiaries with its accountants.

Section 8.8                                   Use of Proceeds; Letters of Credit.

The Borrowers shall use the proceeds of the Loans and the Letters of Credit for general corporate purposes only, including to repay certain indebtedness existing as of the Effective Date, to acquire additional self-storage facilities in accordance with the terms hereof and to pay fees and expenses incurred in connection with this Agreement.  No part of the proceeds of any Loan or Letter of Credit will be used (a) for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to others for the purpose of purchasing or carrying any such margin stock; (b) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or Sanctioned Entity; or (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

Section 8.9                                   Environmental Matters.

The Loan Parties shall, and shall cause each of their respective Subsidiaries to, comply in all material respects with all Environmental Laws.  If the REIT Parent or the REIT or any of its Subsidiaries shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the REIT Parent or the REIT or any of its Subsidiaries alleging violations of any Environmental Law or requiring the REIT Parent or the REIT or any of its Subsidiaries to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that the REIT Parent or the REIT or any of its Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and the matters referred to in such notices, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Parent Borrower shall provide the Administrative Agent with a copy of such notice promptly, and in any event within 10 Business Days, after the receipt thereof by the REIT Parent or the REIT or any of its Subsidiaries.  The Loan Parties shall, and shall cause each of their respective Subsidiaries to, take promptly all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 8.10                            Books and Records.

The Loan Parties shall, and shall cause each of their respective Subsidiaries to, maintain books and records pertaining to its respective business operations in such detail, form and scope as is consistent with good business practice and in accordance with GAAP.

Section 8.11                            Further Assurances.

The Loan Parties shall, at their sole cost and expense and promptly following the request of the Administrative Agent, execute and deliver or cause to be executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.12                            REIT Status.

The REIT shall (a) at all times remain in compliance with all requirements and conditions (other than the duration of its existence as a legal entity) imposed under the Internal Revenue Code to allow the REIT to elect to be treated as a “real estate investment trust” under the Internal Revenue Code and (b) following the occurrence of the Capital Event, make such election as soon as reasonably practicable after it is eligible to do so, and at all times thereafter maintain its status as such.  Without limitation of the immediately preceding sentence, and notwithstanding any other provision of this Agreement to the contrary, the REIT shall not engage in any business other than the business of acting as a real estate investment trust and serving as the general partner of the Parent Borrower and matters directly relating thereto, and shall (x) conduct all of its business operations through the Parent Borrower or through Subsidiaries of the Parent Borrower, (y) own no real property or material personal property other than through its ownership interests in the Parent Borrower.

Section 8.13                            Escrowed Mortgages.

In the event that the Capital Event has not been consummated on or before March 31, 2015 and the proceeds thereof used to repay in full the loans outstanding under the Senior Unsecured Term Loan Agreement, the Borrowers shall, to the extent required by the Administrative Agent (as directed by the Requisite Lenders), deliver within 30 days of request therefor mortgages and deeds of trust in form and substance satisfactory to the Administrative

Agent with respect to the Real Estate Assets which are then Borrowing Base Properties, providing the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and any Specified Derivatives Provider, a perfected first-priority security interest in such Real Estate Assets.  The Administrative Agent shall hold such mortgages and deeds of trust in escrow for filing if and when required pursuant to Section 13.19.

ARTICLE IX.
INFORMATION

For so long as this Agreement is in effect, the applicable Loan Party shall furnish to each Lender (or to the Administrative Agent if so provided below) at its Lending Office:

Section 9.1                                   Quarterly Financial Statements.

As soon as available and in any event within 60 days after the end of each of the first, second and third fiscal quarters of the REIT (or within 75 days after the end of the fiscal quarter ending March 31, 2014), the unaudited consolidated balance sheet of the REIT and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the REIT and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or chief accounting officer of the REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the REIT and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 9.2                                   Year-End Statements.

As soon as available and in any event within 120 days after the end of each fiscal year of the REIT (or, after the occurrence of the Capital Event, within 90 days after the end of each fiscal year of the REIT), the audited consolidated balance sheet of the REIT and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income, shareholders’ equity and cash flows of the REIT and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief financial officer, treasurer, or chief accounting officer of the REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the REIT and its Subsidiaries as at the date thereof and the results of operations for such period and (b) accompanied by the audit report thereon of independent certified public accountants of recognized national standing, whose report shall be unqualified and who shall have authorized the REIT to deliver such financial statements and report to the Administrative Agent and the Lenders.

Section 9.3                                   Compliance Certificate.

At the time financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit L (a “Compliance Certificate”) executed by the chief financial officer, treasurer, or chief accounting officer of the REIT Parent, the REIT and the Parent Borrower:  (a) setting forth in reasonable detail as at the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether or not the Loan Parties were in compliance with the covenants set forth in Section 10.1 through 10.5 and (b) stating that, to the best of his or her knowledge, information and belief after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the REIT Parent or the REIT and its Subsidiaries with respect to such event, condition or failure.

Section 9.4                                   Borrowing Base Certificate.

At the time financial statements are furnished pursuant to Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit M (a “Borrowing Base Certificate”) executed by the chief financial officer, treasurer, or chief accounting officer of the REIT Parent, the REIT and the Parent Borrower, setting forth in reasonable detail as at the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish Borrowing Base Availability as of such date.

Section 9.5                                   Other Information.

(a)                                 Management Reports.  Promptly upon receipt thereof, copies of all management reports, if any, submitted to the REIT Parent or the REIT or its governing board by its independent public accountants;

(b)                                 Shareholder Information.  Promptly upon the mailing thereof to the shareholders of the REIT Parent or the REIT generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the REIT Parent or the REIT or any of its Subsidiaries;

(c)                                  ERISA.  If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Parent Borrower setting forth details as to such occurrence and the action, if any, which the Parent Borrower or applicable member of the ERISA Group is required or proposes to take;

(d)                                 Litigation.  To the extent any Knowledgeable Officer of the REIT Parent or the REIT or any of its Subsidiaries is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the REIT Parent or the REIT or any of its Subsidiaries or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of the REIT Parent or the REIT or any of its Subsidiaries are being audited;

(e)                                  Modification of Organizational Documents.  A copy of any amendment to the articles of incorporation, bylaws, partnership agreement, operating agreement or other similar organizational documents of any Loan Party within 15 Business Days after the effectiveness thereof;

(f)                                   Change of Management or Financial Condition.  Prompt notice of any change in the senior management of the any Loan Party and any change in the business, assets, liabilities, financial condition or results of operations of the REIT Parent or the REIT or any of its Subsidiaries which has had or could reasonably be expected to have a Material Adverse Effect;

(g)                                  Default.  Notice of the occurrence of any of the following promptly upon a Responsible Officer of any Loan Party obtaining knowledge thereof:  (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by the REIT Parent or the REIT or any of its Subsidiaries under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

(h)                                 Judgments.  Prompt notice of any order, judgment or decree in excess of $2,000,000 having been entered against the REIT Parent or the REIT or any of its Subsidiaries or any of their respective properties;

(i)                                     Notice of Violations of Law.  Prompt notice if the REIT Parent or the REIT or any of its Subsidiaries shall receive any notification from any Governmental Authority alleging a violation of any Applicable Law or any inquiry which, in either case, could reasonably be expected to have a Material Adverse Effect;

(j)                                    Budget.  As soon as available, and in any event no later than 60 days after the end of each fiscal year of the REIT, a detailed consolidated budget for the following four consecutive fiscal quarters (including a projected consolidated balance sheet of the REIT and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal quarters (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the REIT stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(k)                                 Framework Agreements.  A copy of each new Framework Agreement entered into after the Agreement Date, and a copy of any amendment to any Framework Agreement, in each case within 5 Business Days after the effectiveness thereof;

(l)                                     Securities Filings.  Within five Business Days after the filing thereof, electronic copies of all registration statements, reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any Loan Party or any Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange; and

(m)                             Other Information.  From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial condition, results of operations or business prospects of the

REIT Parent or the REIT or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Section 9.6                                   Delivery of Documents.

Documents required to be delivered pursuant to Article IX may be delivered electronically; provided, that such documents shall be deemed to have been delivered on the date on which such documents are received by the Administrative Agent for posting on the Borrowers’ behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website (such as Intralinks or SyndTrak) or a website sponsored by the Administrative Agent); provided further that the Parent Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender.  Notwithstanding anything contained herein, in every instance the Parent Borrower shall be required to provide paper copies of each Compliance Certificate required by Section 9.3 and each Borrowing Base Certificate required by Section 9.4 to the Administrative Agent.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.7                                   USA Patriot Act Notice; Compliance.

The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution.  Consequently, a Lender (for itself and/or as the Administrative Agent for all Lenders hereunder) may from time-to-time request, and each Loan Party shall provide to such Lender such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law.  An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X.
NEGATIVE COVENANTS

For so long as this Agreement is in effect, each applicable Loan Party shall comply with the following covenants:

Section 10.1                            Financial Covenants.

The Loan Parties shall not permit:

(a)                                 Maximum Total Leverage Ratio.  The Total Leverage Ratio at any time (with compliance certified as of the last day of each Reference Period in a Compliance Certificate delivered pursuant to Section 9.3) to exceed the applicable ratio set forth below;

provided, however, that at all times after the occurrence of the Capital Event, the Total Leverage Ratio shall not exceed 0.60 to 1.00:

Period	Ratio
Prior to June 30, 2015	0.70 to 1.00
On and after June 30, 2015, and prior to December 31, 2015	0.675 to 1.00
On and after December 31, 2015, and prior to March 31, 2016	0.65 to 1.00
On and after March 31, 2016	0.60 to 1.00

(b)                                 Minimum Fixed Charge Coverage Ratio.  The ratio of (i) Adjusted EBITDA for any Reference Period to (ii) Fixed Charges for such Reference Period, to be less than 1.50 to 1.00.

(c)                                  Minimum Net Worth.  Net Worth at any time (with compliance certified as of the last day of each Reference Period in a Compliance Certificate delivered pursuant to Section 9.3) to be less than (i) $133,320,707 plus (ii) 75% of the Net Proceeds of all Equity Issuances by the REIT and its Subsidiaries after the Effective Date (other than Equity Issuances to the REIT or any of its Subsidiaries).

(d)                                 No Mezzanine Debt.  The REIT Parent or the REIT or any of its Subsidiaries to incur, assume, suffer to exist or otherwise become obligated in respect of any Indebtedness secured by a Lien on any of their Equity Interests (other than Indebtedness under the Loan Documents), other than the Indebtedness described on Schedule 10.1(d) as such Indebtedness exists on the Agreement Date (which Indebtedness described on Schedule 10.1(d) shall be repaid in full in with the proceeds of the Capital Event).

(e)                                  Maximum Unhedged Variable Rate Indebtedness.  The ratio of (i) Unhedged Variable Rate Indebtedness of the REIT and its Subsidiaries to (ii) Gross Asset Value to exceed (A) 0.30 to 1.00 at any time prior to the occurrence of the Capital Event or (B) 0.25 to 1.00 at any time after the occurrence of the Capital Event.

Section 10.2                            Restricted Payments.

The Loan Parties shall not, and shall not permit any other Subsidiary to, declare or make any Restricted Payment; provided, however, that the REIT Parent and the REIT and each of its Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default exists or would result therefrom:

(a)                                 the Parent Borrower may declare or make cash distributions to the REIT and the Parent Borrower’s limited partners during the period of four consecutive fiscal quarters most recently ending in an aggregate amount not to exceed the greater of (i) the amount required to be distributed by the REIT to remain in compliance with Section 8.12 and (ii) 95.0% of Funds From Operations of the REIT (less distributions declared or made pursuant to clause (b) below);

(b)                                 each California Partnership may declare or make cash distributions to its third-party limited partners (i.e., other than the applicable Borrower owning Equity Interests therein) during the period of four consecutive fiscal quarters most recently ending in an aggregate amount not to exceed 95.0% of Funds From Operations of the REIT (less distributions declared or made pursuant to clause (a) above);

(c)                                  Subsidiaries of the Parent Borrower may declare or make Restricted Payments to the Parent Borrower or any of its other Subsidiaries; and

(d)                                 the REIT and the REIT Parent may declare or make cash distributions to their respective shareholders.

Without limiting the generality of the foregoing, except for repayments of Indebtedness in connection with the Capital Event, the Loan Parties shall not, and shall not permit any other Subsidiary to, use cash flow from operations or net cash proceeds from asset dispositions or new equity issuances to repay or retire any existing equity capital or to voluntarily prepay any Indebtedness (other than Indebtedness hereunder or under the Senior Unsecured Term Loan Agreement), unless expressly approved by the Administrative Agent and Requisite Lenders.

Notwithstanding the foregoing, if a Default or Event of Default specified in Section 11.1(a), Section 11.1(b), Section 11.1(f) or Section 11.1(g) exists, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2(a), (x) the Parent Borrower may only declare and make cash distributions to the REIT and other holders of partnership interests in the Parent Borrower with respect to any fiscal year to the extent necessary for the REIT to distribute, and the REIT may so distribute, an aggregate amount not to exceed the minimum amount necessary for the REIT to remain in compliance with Section 8.12, and (y) the Loan Parties shall not, and shall not permit any other Subsidiary of the Parent Borrower to, make any Restricted Payments to any Person other than to the REIT or any of its Subsidiaries.

Section 10.3                            Indebtedness.

(a)                                 At all times prior to the occurrence of the Capital Event, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, incur, assume, suffer to exist or otherwise become obligated in respect of any Indebtedness, except for any of the following if, both immediately prior to and immediately after incurring, assuming or otherwise becoming obligated in respect thereof, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants set forth in Section 10.1:

(i)                                     Indebtedness under the Loan Documents;

(ii)                                  Unsecured Indebtedness under the Senior Unsecured Term Loan Agreement in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(iii)                               Nonrecourse Indebtedness;

(iv)                              the existing Secured Recourse Indebtedness described on Schedule 10.3(a) (and renewals, refinancings and extensions thereof; provided, that (A) the amount of such Indebtedness is not increased at the time of such renewal, refinancing or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, (B) no new obligors are added in connection therewith, and (C) no new property is encumbered in connection therewith);

(v)                                 Secured Recourse Indebtedness (other than the Indebtedness described on Schedule 10.3(a)) in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; provided, that, with respect to any underlying mortgage Indebtedness for any given Real Estate Asset, the aggregate original principal amount of such mortgage Indebtedness shall be less than 75% of the Appraised Value of such Real Estate Asset at the time such mortgage Indebtedness is incurred;

(vi)                              Indebtedness of the REIT to any of its Subsidiaries and of any such Subsidiary to the REIT or any other Subsidiary; provided, that (A) such Indebtedness shall be subject to the limitations on Investments set forth in Section 10.5 and (B) any such Indebtedness of any Loan Party to a non-Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(vii)                           Guarantees by (A) the REIT of Indebtedness of the Parent Borrower, any California Partnership (for so long as such California Partnership is a Borrower) or any Wholly-Owned Subsidiary of the Parent Borrower and (B) the Parent Borrower, any California Partnership or any Wholly-Owned Subsidiary of Indebtedness of the REIT, the Parent Borrower, any California Partnership (for so long as such California Partnership is a Borrower) or any other Wholly-Owned Subsidiary of the Parent Borrower; provided, that (x) the Indebtedness so Guaranteed is permitted by this Section 10.3, and (y) Guarantees permitted under this clause (vii) shall be subordinated to the Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(viii)                        Indebtedness of the REIT or any of its Subsidiaries constituting purchase money Indebtedness (including Capital Lease Obligations); provided, that (A) such Indebtedness is incurred prior to or within 90 days after the acquisition of the assets financed thereby and (B) the aggregate principal amount of Indebtedness permitted by this clause (viii) shall not exceed $2,000,000 at any time outstanding;

(ix)                              Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(x)                                 Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business; and

(xi)                              obligations under Derivatives Contracts permitted under Section 10.13.

(b)                                 At all times after the occurrence of the Capital Event, the Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, incur, assume, suffer to exist or otherwise become obligated in respect of any Indebtedness, except:

(i)                                     Indebtedness under the Loan Documents;

(ii)                                  Secured Indebtedness in an aggregate principal amount not to exceed 45.0% of Gross Asset Value at any time outstanding; provided, that the aggregate principal amount of such Secured Indebtedness constituting Secured Recourse Indebtedness shall not exceed 15.0% of Gross Asset Value at any time outstanding; and provided further, that (x) with respect to any underlying mortgage Indebtedness for any given Real Estate Asset, the aggregate original principal amount of such mortgage Indebtedness shall be less than 75% of the Appraised Value of such Real Estate Asset at the time such mortgage Indebtedness is incurred and (y) such Secured Indebtedness shall not be in the nature of a revolving credit facility;

(iii)                               Indebtedness of the REIT to any of its Subsidiaries and of any such Subsidiary to the REIT or any other Subsidiary; provided, that (A) such Indebtedness shall be subject to the limitations on Investments set forth in Section 10.5 and (B) any such Indebtedness of any Loan Party to a non-Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(iv)                              Guarantees by (A) the REIT of Indebtedness of the Parent Borrower, any California Partnership (for so long as such California Partnership is a Borrower) or any Wholly-Owned Subsidiary of the Parent Borrower and (B) the Parent Borrower, any California Partnership or any Wholly-Owned Subsidiary of Indebtedness of the REIT, the Parent Borrower, any California Partnership (for so long as such California Partnership is a Borrower) or any other Wholly-Owned Subsidiary of the Parent Borrower; provided, that (x) the Indebtedness so Guaranteed is permitted by this Section 10.3, and (y) Guarantees permitted under this clause (iv) shall be subordinated to the Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;

(v)                                 Indebtedness of the REIT or any of its Subsidiaries constituting purchase money Indebtedness (including Capital Lease Obligations); provided, that (A) such Indebtedness is incurred prior to or within 90 days after the acquisition of the assets financed thereby and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $2,000,000 at any time outstanding;

(vi)                              Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(vii)                           Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(viii)                        obligations under Derivatives Contracts permitted under Section 10.13; and

(ix)                              Unsecured Indebtedness consisting of investment grade or high-yield senior unsecured notes issued in a public offering or private placement (but excluding any other revolving credit facility or bank-related Unsecured Indebtedness), provided that (i) any such Unsecured Indebtedness shall be at market rates and subject to market terms, (ii) both before and immediately after giving effect any issuance of such Unsecured Indebtedness (any “Senior Unsecured Note Issuance”), no Default or Event of Default exists, and (iii) immediately prior to such Senior Unsecured Note Issuance, the Administrative Agent shall have received a pro forma Compliance Certificate from the Borrowers as of the date of, and after giving effect to, such Senior Unsecured Note Issuance evidencing compliance with the financial covenants set forth in Section 10.1 (in each case using consolidated Indebtedness of the REIT and its Subsidiaries as of the date of, and after giving effect to, such Senior Unsecured Note Issuance and the repayment of any Indebtedness in connection therewith, and Gross Asset Value as at the end of the most recent Reference Period).

Section 10.4                            Certain Permitted Investments.

The REIT and each Borrower shall not, and shall not permit any other Subsidiary to, make any Investment in or otherwise own the following items which would cause the aggregate value of such holdings of the REIT and its Subsidiaries to exceed the applicable limits set forth below:

(a)                                 Investments in Partially-Owned Entities and any other Persons that are not Subsidiaries, such that the aggregate value of such Investments (determined in accordance with GAAP) exceeds 10.0% of Gross Asset Value at any time;

(b)                                 Unimproved Land, such that the Cost Basis Value of all Unimproved Land as a percentage of Gross Asset Value exceeds 5.0% at any time;

(c)                                  Construction-in-Process, such that the aggregate Cost Basis Value of all Construction-in-Process as a percentage of Gross Asset Value exceeds 5.0% at any time; and

(d)                                 Mortgage Notes, such that the aggregate book value (determined in accordance with GAAP) of all Mortgage Notes exceeds 5.0% of Gross Asset Value at any time.

In addition to the foregoing limitations, the aggregate Cost Basis Value or book value, as applicable, of all of the items subject to the limitations in the preceding clauses (a) through (d) shall not exceed 20.0% of Gross Asset Value at any time.

Section 10.5                            Investments Generally.

The Loan Parties shall not, and shall not permit any other Subsidiary to, directly or indirectly, acquire, make or purchase any Investment, or permit any Investment of such Person to be outstanding on and after the Agreement Date, other than the following:

(a)                                 Investments permitted under Section 10.4;

(b)                                 Investments in Cash Equivalents;

(c)                                  investments by (i) the REIT Parent in the Equity Interests of the REIT, (ii) the REIT in the Equity Interests of the Parent Borrower, (iii) the Parent Borrower or any Subsidiary Borrower that is a Wholly-Owned Subsidiary in the Equity Interests of any California Partnership (for so long as such California Partnership is a Borrower), and (iv) the Parent Borrower and its Wholly-Owned Subsidiaries in the Equity Interests of their respective Wholly-Owned Subsidiaries;

(d)                                 loans or advances made by (i) the REIT Parent to the REIT, (ii) the REIT to the Parent Borrower, any California Partnership (for so long as such California Partnership is a Borrower) or any Wholly-Owned Subsidiary of the Parent Borrower and (iii) the Parent Borrower or any Wholly-Owned Subsidiary to the REIT, the Parent Borrower, any California Partnership (for so long as such California Partnership is a Borrower) or any other Wholly-Owned Subsidiary of the Parent Borrower, in each case on terms reasonably satisfactory to the Administrative Agent;

(e)                                  Guarantees constituting Indebtedness permitted by Section 10.3(a)(vii) or (b)(iv), on terms reasonably satisfactory to the Administrative Agent;

(f)                                   investments in the form of Derivatives Contracts permitted by Section 10.13;

(g)                                  loans and advances to officers and employees for moving, entertainment, travel and other similar expenses in the ordinary course of business consistent with past practices;

(h)                                 the Affiliate Loan; and

(i)                                     any Investment constituting an acquisition (other than an acquisition by a California Partnership) of assets or Equity Interests of another Person so long as (i) immediately prior to making such Investment, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, and (ii) in the case of any such acquisition of the Equity Interests of another Person, such Person becomes a Partially-Owned Entity or a Wholly-Owned Subsidiary.

Section 10.6                            Liens; Negative Pledges; Restrictive Agreements.

(a)                                 The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, create, assume, or incur any Lien upon any of their respective properties, assets, income or profits of any character whether now owned or hereafter acquired, except for any of the following if, both immediately prior to and immediately after the creation, assumption or incurring of such Lien, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1:

(i)                                     Permitted Liens;

(ii)                                  Liens securing Nonrecourse Indebtedness permitted under Section 10.3(a)(iii) and encumbering only the specific Real Estate Assets being financed by such Indebtedness;

(iii)                               Liens securing Secured Recourse Indebtedness permitted under Sections 10.3(a)(iv) or (a)(v), or Secured Indebtedness permitted under Section 10.3 (b)(ii), and encumbering only the specific assets being financed by such Indebtedness;

(iv)                              [Reserved]

(v)                                 Liens on fixed or capital assets acquired by the REIT or any of its Subsidiaries; provided, that (A) such Liens secure Indebtedness permitted by Section 10.3(a)(viii) or (b)(v), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition, (C) the Indebtedness secured thereby does not exceed the cost of acquiring such fixed or capital assets, and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary; and

(vi)                              Deposits securing Indebtedness permitted under Sections 10.3(a)(x) and (b)(vii).

(b)                                 The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into, assume or otherwise be bound by any Negative Pledge except for a Negative Pledge contained in (i) the Senior Unsecured Term Loan Agreement, so long as such Negative Pledge expressly permits the Liens granted under the Collateral Documents in favor of the Administrative Agent for the benefit of itself, the Lenders and the Specified Derivatives Providers; (ii) an agreement (x) evidencing Indebtedness which such Loan Party or such Subsidiary may create, incur, assume, or permit or suffer to exist under Section 10.3, which Indebtedness is secured by a Lien permitted to exist under the Loan Documents, and (y) which prohibits the creation of any other Lien on only the property securing such Indebtedness as of the date such agreement was entered into (and, except as provided in clause (iii) below, in no event prohibits the creation of a Lien on the Equity Interests of the Subsidiary Borrowers); or (iii) an

agreement relating to the sale of a Subsidiary or assets pending such sale, provided that in any such case the Negative Pledge applies only to the Subsidiary or the assets that are the subject of such sale.

(c)                                  The Loan Parties shall not, and shall not permit any other Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (other than pursuant to any Loan Document or the Senior Unsecured Term Loan Agreement) on the ability of any Loan Party to:  (i) pay dividends or make any other distribution on any of such Loan Party’s capital stock or other equity interests owned by any other Loan Party; (ii) pay any Indebtedness owed to any other Loan Party; (iii) make loans or advances to any other Loan Party; or (iv) transfer any of its property or assets to any other Loan Party.

Section 10.7                            Fundamental Changes.

The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to:  (i) enter into any transaction of merger or consolidation; (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); or (iii) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets, whether now owned or hereafter acquired; provided, however, that:

(a)                                 any of the actions described in the immediately preceding clauses (i) through (iii) may be taken with respect to any Subsidiary of the REIT (other than a Borrower) so long as immediately prior to the taking of such action, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(b)                                 a Person (other than a Loan Party) may merge with and into, and may dispose of its assets to, any Loan Party so long as (i) such Loan Party is the survivor of such merger, (ii) immediately prior to such merger, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence and (iii) the Parent Borrower shall have given the Administrative Agent at least 10 Business Days’ prior written notice of such merger, such notice to include a certification as to the matters described in the immediately preceding clause (ii); and

(c)                                  the Loan Parties may convey, sell, lease, sublease, transfer or otherwise dispose of assets among themselves, and any Subsidiary of the REIT (other than a Borrower) may convey, sell, lease, sublease, transfer or otherwise dispose of assets to the REIT or any other Wholly-Owned Subsidiary of the REIT.

Section 10.8                            Fiscal Year.

The REIT shall not change its fiscal year from that in effect as of the Agreement Date.

Section 10.9                            Modifications to Material Contracts.

The REIT and the Borrower shall not, and shall not permit any of their respective Subsidiaries to, enter into any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect.

Section 10.10                     Modifications of Organizational Documents.

The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification could reasonably be expected to have a Material Adverse Effect.

Section 10.11                     Transactions with Affiliates.

The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Loan Party), except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such other Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions among Loan Parties not involving any other Affiliate, (c) any transaction otherwise expressly permitted by this Agreement, (d) the payment of compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the REIT Parent or the REIT or any of its Subsidiaries in the ordinary course of business, and (e) the Affiliate Loan.  For the avoidance of doubt, this Section 10.11 shall not prohibit the REIT Parent or the REIT or any of its Subsidiaries from acquiring Real Estate Assets from its “core affiliate” investors in the ordinary course of business, and consistent with past practices, in accordance with the Framework Agreements.

Section 10.12                     Plans.

The REIT and each Borrower shall not, and shall not permit any of their respective Subsidiaries to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.  The REIT and each Borrower shall not cause, and shall not permit any other member of the ERISA Group to cause, any ERISA Event if such ERISA Event could reasonably be expected to have a Material Adverse Effect.

Section 10.13                     Derivatives Contracts.

The Loan Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into or become obligated in respect of, Derivatives Contracts other than Derivatives Contracts (i) entered into by the REIT Parent or the REIT or any of its Subsidiaries in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) that do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

ARTICLE XI.
DEFAULT

Section 11.1                            Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be affected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)                                 Default in Payment of Principal.  The Borrowers shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or any Reimbursement Obligation.

(b)                                 Default in Payment of Interest and Other Obligations.  The Borrowers shall fail to pay when due any interest on any of the Loans or any of the other payment Obligations owing by the Borrowers under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment Obligation owing by such other Loan Party under any Loan Document to which it is a party, and any such failure shall continue for a period of three Business Days.

(c)                                  Default in Performance.  (i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in Section 8.1, 8.5 (other than any such failure that affects only Real Estate Assets having an aggregate Operating Property Value or Cost Basis Value, as applicable, less than 5% of Gross Asset Value), 8.7, 8.8 or 8.12 or in Article IX or in Article X or (ii) any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section 11.1 and in the case of this clause (ii) only such failure shall continue for a period of 30 days.

(d)                                 Misrepresentations.  Any written statement, representation or warranty made or deemed made by or on behalf of any Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant to any Loan Document, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.

(e)                                  Indebtedness Cross-Default; Derivatives Contracts.

(i)                                     With respect to any Nonrecourse Indebtedness having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value) of $25,000,000 or more, (x) the REIT Parent or the REIT or any of its Subsidiaries shall fail to pay when due and payable, within any applicable grace or cure period (not to exceed 30 days), the principal of, or interest on, such Nonrecourse Indebtedness, (y) the maturity of such Nonrecourse Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Nonrecourse Indebtedness, or (z) such Nonrecourse Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof;

(ii)                                  with respect to any Indebtedness that is not Nonrecourse Indebtedness (including, for the avoidance of doubt, Indebtedness under the Senior Unsecured Term Loan Agreement), (w) the REIT Parent or the REIT or any of its Subsidiaries shall fail to pay when due and payable, without regard to any applicable grace or cure period, the principal of, or interest on, such Indebtedness, (x) the maturity of such Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Indebtedness, (y) such Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof, or (z) any other event shall have occurred and be continuing which permits any holder or holders of such Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any such Indebtedness or require any such Indebtedness to be prepaid, repurchased or redeemed prior to its stated maturity; or

(iii)                               there occurs an “Event of Default” under and as defined in any Derivatives Contract as to which the REIT Parent or the REIT or any of its Subsidiaries is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which the REIT Parent or the REIT or any of its Subsidiaries is an “Affected Party” (as defined therein).

(f)                                   Voluntary Bankruptcy Proceeding.  The REIT Parent or the REIT or any of its Subsidiaries shall:  (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(g)                                  Involuntary Bankruptcy Proceeding.  A case or other proceeding shall be commenced against the REIT Parent or the REIT or any of its Subsidiaries in any court of competent jurisdiction seeking:  (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against such Person (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

(h)                                 Litigation; Enforceability.  Any Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement, or any other Loan Document or this Agreement or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).

(i)                                     Judgment.  A final judgment or order for the payment of money or for an injunction shall be entered against the REIT Parent or the REIT or any of its Subsidiaries by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 consecutive days without being paid, stayed or dismissed through appellate proceedings prosecuted by the REIT Parent or the REIT or such Subsidiary in good faith and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such outstanding judgments or orders entered against the REIT Parent and the REIT and its Subsidiaries, $5,000,000 or (B) in the case of an injunction or other non-monetary judgment, such injunction or judgment could reasonably be expected to have a Material Adverse Effect.

(j)                                    Attachment.  A warrant, writ of attachment, execution or similar process shall be issued against any property of the REIT Parent or the REIT or any of its Subsidiaries which exceeds, individually or together with all other such warrants, writs, executions and processes, $5,000,000, and such warrant, writ, execution or process shall not be discharged, vacated, stayed or bonded for a period of 30 consecutive days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

(k)                                 ERISA.  Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to any member of the ERISA Group aggregating in excess of $10,000,000.

(l)                                     Change of Control.

(i)                                     Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25% of the total voting power of the then outstanding voting stock of the REIT (other than the REIT Parent) or the REIT Parent;

(ii)                                  During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12-month period constituted the governing board of the REIT Parent or the REIT (together with any new directors whose election by such board or whose nomination for election by the shareholders of the REIT Parent or the REIT, as the case may be, was approved by a vote of a at least two-thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of such board) cease for any reason to constitute a majority of the governing board of the REIT Parent or the REIT, as the case may be, then in office;

(iii)                               The REIT shall cease to be the sole general partner of the Parent Borrower or shall cease to have the sole and exclusive power to Control the Parent Borrower (including, without limitation, the power to cause the sale or other transfer, financing or refinancing, or encumbrance of assets (including Equity Interests and Real Estate Assets) owned directly, or indirectly through one or more Subsidiaries, of the Parent Borrower, subject only to Negative Pledges permitted by Section 10.6(b));

(iv)                              Prior to the occurrence of the Capital Event, the REIT Parent shall cease to own and Control, directly, of record and beneficially, 100% of the outstanding Equity Interests of the REIT free and clear of all Liens (other than Permitted Liens of the types referred to in clauses (a), (b), (c) and (e) of the definition of Permitted Lien); or

(v)                                 The Parent Borrower or Subsidiary Borrower owning Equity Interests in any California Partnership shall cease to Control such California Partnership.

(m)                             Collateral Documents.  Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document (including after any Collateral Fallaway).

Section 11.2                            Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)                                 Acceleration; Termination of Facilities.

(i)                                     Automatic.  Upon the occurrence of an Event of Default specified in Section 11.1(f) or 11.1(g), (A)(i) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (ii) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Collateral Account pursuant to Section 11.5 and (iii) all of the other Obligations (other than obligations in respect of Derivatives Contracts), including, but not limited to, the other amounts owed to the Lenders, the Swingline Lender and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrowers and (B) all of the Commitments, the obligation of the Lenders to make Loans, the Swingline Commitment, the obligation of the Swingline Lender to make Swingline Loans, and the obligation of the Administrative Agent to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)                                  Optional.  If any other Event of Default shall exist, the Administrative Agent may, and at the direction of the Requisite Lenders shall:  (A) declare (1) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (2) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such other Event of Default for deposit into the Collateral Account pursuant to Section 11.5 and (3) all of the other Obligations (other than obligations in respect of Derivatives Contracts), including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrowers and (B) terminate the Commitments, the Swingline Commitment, the obligation of the Lenders to make Loans hereunder and the obligation of the Administrative Agent to issue Letters of Credit hereunder.  Moreover, notwithstanding anything contained in this Agreement to the contrary, so long as any Default or Event of Default exists, Lenders shall have no obligation to make any Loans hereunder.

(b)                                 Loan Documents.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)                                  Applicable Law.  The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)                                 Appointment of Receiver.  To the extent permitted by Applicable Law, the Administrative Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrowers and their Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrowers and their Subsidiaries and to exercise such power as the court shall confer upon such receiver.

(e)                                  Specified Derivatives Contract Remedies.  Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (i) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, (ii) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, and (iii) to prosecute any legal action against any Loan Party to enforce or collect net amounts owing to such Specified Derivatives Provider by any such Person pursuant to any Specified Derivatives Contract.

Section 11.3                            Marshaling; Payments Set Aside.

None of the Administrative Agent, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations.  To the extent that any Loan Party makes a payment or payments to the Administrative Agent, any Lender or any Specified Derivatives Provider, or the Administrative Agent, any Lender or any Specified Derivatives Provider enforces any Lien or exercises any of its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law or other Applicable Law, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.4                            Allocation of Proceeds.

If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, or if an Event of Default specified in Section 11.1(a) and/or (b) shall exist, any amounts received on account of the Obligations or the Specified Derivatives Obligations shall be applied in the following order and priority:

(a)                                 that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent (in its capacity as administrative agent);

(b)                                 that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the Administrative Agent (in its capacity as the issuer of Letters of Credit);

(c)                                  payments of interest on Swingline Loans;

(d)                                 payments of Letter of Credit fees and interest on all other Loans and Reimbursement Obligations, pro rata in the amount then due each Lender;

(e)                                  payments of principal of Swingline Loans;

(f)                                   payments of principal of all other Loans, Reimbursement Obligations and other Letter of Credit Liabilities, and all Specified Derivatives Obligations then owing, pro rata in the amount then due each Lender and Specified Derivatives Provider; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Collateral Account;

(g)                                  payment of all other Obligations and other amounts due and owing by the Loan Parties under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

(h)                                 any amount remaining after application as provided above, shall be paid to the Borrowers or whomever else may be legally entitled thereto.

In no event shall the Administrative Agent apply any amounts so received, or any proceeds of Collateral, to the payment of Specified Derivatives Obligations if and to the extent that, with respect to the Loan Party making such payment, or owning such Collateral, such Specified Derivatives Obligations constitute Excluded Swap Obligations.

Notwithstanding the foregoing, Specified Derivatives Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.  Each Specified Derivatives Provider not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII hereof for itself and its Affiliates as if a “Lender” party hereto.

Section 11.5                            Collateral Account.

(a)                                 As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, each Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below).  The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Administrative Agent as provided herein.  Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section.

(b)                                 Amounts on deposit in the Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion.  All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of itself and the Lenders.  The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c)                                  If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrowers and the Lenders authorize the Administrative Agent to use the monies deposited in the Collateral Account and proceeds thereof to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d)                                 If an Event of Default exists, the Requisite Lenders may, in their discretion, at any time and from time to time, instruct the Administrative Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations in accordance with Section 11.4.

(e)                                  So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Parent Borrower, deliver to the Parent Borrower within 10 Business Days after the Administrative Agent’s receipt of such request from the Parent Borrower, against receipt but without any recourse, warranty or representation whatsoever, such amount of the credit balances in the Collateral Account as exceeds the aggregate amount of the Letter of Credit Liabilities at such time.

(f)                                   The Borrowers shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Collateral Account and investments and reinvestments of funds therein.

Section 11.6                            Performance by Administrative Agent.

If any Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Parent Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of such Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrowers under this Agreement or any other Loan Document.

Section 11.7                            Rights Cumulative.

The rights and remedies of the Administrative Agent and the Lenders under this Agreement, each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law.  In exercising their respective rights and remedies the Administrative Agent and the Lenders may be selective and no failure or delay by the Administrative Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

ARTICLE XII.
THE ADMINISTRATIVE AGENT

Section 12.1                            Authorization and Action.

Each Lender hereby appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto.

The Administrative Agent shall also act as “collateral agent” under the Loan Documents, and each of the Lenders hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article XII and Article XIII (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.  Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law.  Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  At the request of a Lender, the Administrative Agent will forward to such Lender copies or, where appropriate, originals of the documents delivered to the Administrative Agent pursuant to this Agreement or the other Loan Documents.  The Administrative Agent will also furnish to any Lender, upon the request of such Lender, a copy of any certificate or notice furnished to the Administrative Agent by the Parent Borrower, any other Loan Party or any other Affiliate thereof, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law.  Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2                            Administrative Agent’s Reliance, Etc.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.  Without limiting the generality of the foregoing, the Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including its own counsel or counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender or any other Person and shall not be responsible to any Lender or any other Person for any statements, warranties or representations made by any Person in or in connection with this Agreement or any other Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrowers or other Persons (except for the delivery to it of any certificate or document specifically required to be delivered to it pursuant to Section 6.1) or inspect the property, books or records of any Borrower or any other

Person; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any such collateral; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy, or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact.  Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the Borrowers have satisfied the conditions precedent for initial Loans set forth in Sections 6.1 and 6.2 that have not previously been waived by the Requisite Lenders.

Section 12.3                            Notice of Defaults.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or a Loan Party referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.”  If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default.”  Further, if the Administrative Agent receives such a “notice of default”, the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.4                            Administrative Agent as Lender.

The Lender acting as Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Lender then acting as Administrative Agent in each case in its individual capacity.  Such Lender and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with, any Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Lenders.  Further, such Lender and any Affiliate may accept fees and other consideration from the Borrowers for services in connection with this Agreement, any Specified Derivatives Contract or otherwise without having to account for the same to the Lenders.  The Lenders acknowledge that, pursuant to such activities, the Lender acting as Administrative Agent or its Affiliates may receive information regarding the Loan Parties, other Subsidiaries of the Loan Parties and other Affiliates thereof (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.5                            [Reserved].

Section 12.6                            Lender Credit Decision, Etc.

Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other Affiliates has made any representations or warranties as to the financial condition, operations, creditworthiness, solvency or other information concerning the business or affairs of any Borrower, any other Loan Party, any Subsidiary or any other Person to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender.  Each Lender acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees and agents, and based on the financial statements of the Borrowers, the Subsidiaries or any other Affiliate thereof, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrowers, the other Loan Parties, the Subsidiaries and other Persons, its review of the Loan Documents, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  The Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, any Borrower, any other Loan Party or any other Person.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent, or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates.  Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender.

Section 12.7                            Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) pro rata in accordance with such Lender’s respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses, or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or if the Administrative Agent fails to follow the written direction of the Requisite Lenders (or all of the Lenders if expressly required hereunder) unless such failure results from the Administrative Agent following the advice of counsel to the Administrative Agent of which advice the Lenders have received notice.  Without limiting the generality of the foregoing but subject to the preceding proviso, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees of the counsel(s) of the Administrative Agent’s own choosing) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent, and/or the Lenders arising under any Environmental Laws.  Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.  If the Borrowers shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.8                            Resignation or Removal of Administrative Agent.

(a)                                 The Administrative Agent may at any time give notice of its resignation to the Lenders and the Parent Borrower.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, in consultation with the Parent Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Requisite Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent (i) is a Defaulting Lender pursuant to clause (d) of the definition thereof, or (ii) is also the administrative agent under the Senior Unsecured Term Loan Agreement when an Event of Default under any of Sections 11.1(a), (b), (f) or (g), or any other Event of Default that results in the acceleration of the Obligations (or the Requisite Lenders directing the Administrative Agent to accelerate the

Obligations) pursuant to Section 11.2(a), has occurred and is continuing, the Requisite Lenders (excluding for this purpose the Lender that is the Administrative Agent) may, to the extent permitted by applicable law, by notice in writing to the Parent Borrower and such Person (a “Removal Notice”) remove such Person as Administrative Agent and, in consultation with the Parent Borrower, appoint a successor. In the event that any such Removal Notice is given to the Person then serving as Administrative Agent as a result of the circumstances described in clause (b)(ii) above, the Administrative Agent shall have 45 days to resign as administrative agent under the Senior Unsecured Term Loan Agreement (and the Removal Effective Date shall not occur during such period), and if such Person has so resigned within such 45 days, the Removal Notice given pursuant to clause (b)(ii) above shall be deemed withdrawn and null and void.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 50 days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Administrative Agent (in its capacity as issuer of the Letters of Credit) under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Administrative Agent (in its capacity as issuer of the Letters of Credit) directly, until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 13.2 and 13.9 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective related Indemnified Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 12.9                            Titled Agent.

The Titled Agents, in such capacities, assume no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or for any duties as an agent hereunder for the Lenders.  The titles of “Lead Arranger” and “Bookrunner” and “Co-Syndication Agent” are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Borrower or any

Lender and the use of such title does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 12.10                     Collateral Matters.

Each of the Lenders irrevocably authorizes the Administrative Agent, at its option and in its discretion, to take any of the following actions:

(a)                                 to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent have been made), (ii) if, with respect to any such release of a Lien on the Equity Interests of a Subsidiary Borrower, such Subsidiary Borrower has ceased to be a Borrower and has been released from its Obligations under the Loan Documents pursuant to Section 5.2(c), (iii) if approved, authorized or ratified in writing in accordance with Section 13.6, or (iv) in connection with the Collateral Fallaway; and

(b)                                 to subordinate any Lien on any property (excluding, for the avoidance of doubt, any Collateral) granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property, to the extent such holder is permitted by Section 10.3 to have a more senior Lien.

Upon request by the Administrative Agent at any time, the Requisite Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 12.10.  In each case as specified in this Section 12.10, the Administrative Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 12.10.

Section 12.11                     Rights of Specified Derivatives Providers.

No Specified Derivatives Provider that obtains the benefits of Section 11.4, the Guaranty, or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article XII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Obligations unless the Administrative Agent has received written notice of such Specified Derivatives Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Obligations as a condition to releasing Liens pursuant to Section 12.10(a).

ARTICLE XIII.
MISCELLANEOUS

Section 13.1                            Notices.

Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

If to a Loan Party:	5200 DTC Parkway, Suite 200
Greenwood Village, CO 80111
Attn: Tamara D. Fischer, Chief Financial Officer
Telephone: (303) 768-8191
Telecopy: (303) 705-8021

with a copy to:	Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attn: Thomas Schulte, Esq.
Telephone: (212) 878-8403
Telecopy: (212) 878-8375

If to the Administrative Agent:	KeyBank National Association
127 Public Square
Cleveland, Ohio
Attn: Real Estate Capital
Telephone: (216) 689-5984
Telecopy: (216) 689-5819

with a copy to:

KeyBank National Association
127 Public Square
Cleveland, Ohio
Attn: Timothy Sylvain
Telephone: (216) 689-5433
Telecopy: (216) 689-5819

and a copy to:

KeyBank National Association
127 Public Square
Cleveland, Ohio
Attn: Michael Szuba

Telephone: (216) 689-5984
Telecopy: (216) 689-5819

If to the Administrative Agent under Article II:	KeyBank National Association
127 Public Square
Cleveland, Ohio
Attn: Real Estate Capital
Telephone: (216) 689-5984
Telecopy: (216) 689-5819

If to a Lender:	To such Lender’s address or telecopy number, as applicable, set forth in its Administrative Questionnaire;

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Administrative Agent and the Parent Borrower.  All such notices and other communications shall be effective (i) if mailed, when received; (ii) if sent by electronic means (whether by electronic mail, facsimile or otherwise), when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered.  Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent or any Lender under Article II shall be effective only when actually received.  Neither the Administrative Agent nor any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.

Section 13.2                            Expenses.

Each Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable and documented fees and disbursements of outside counsel to the Administrative Agent and costs and expenses in connection with the use of IntraLinks, Inc., SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) to pay or reimburse the Administrative Agent and the Lenders for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable and documented fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Administrative Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay the reasonable and documented fees and disbursements of counsel to the Administrative Agent and any Lender incurred in connection with the representation of the Administrative Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Section 11.1(f) or 11.1(g), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of any Borrower or any other Loan Party, whether proposed by such Borrower, such other Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  If the Borrowers shall fail to pay any amounts required to be paid by it pursuant to this Section within 15 days after invoiced or demand therefor, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrowers and either deem the same to be Loans outstanding hereunder or otherwise Obligations owing hereunder.

Section 13.3                            Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, each Borrower hereby authorizes the Administrative Agent, each Lender, and each Affiliate of the Administrative Agent or any Lender, at any time while an Event of Default exists, without prior notice to such Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or an Affiliate of a Lender subject to receipt of the prior written consent of the Administrative Agent and the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender or any such Affiliate of the Administrative Agent or such Lender, to or for the credit or the account of the Borrowers against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured.

Section 13.4                            Litigation; Jurisdiction; Other Matters; Waivers.

(a)                                 EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG ANY OF SUCH PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR

NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES HERETO OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.

(b)                                 EACH PARTY HERETO HEREBY AGREES THAT ANY FEDERAL DISTRICT COURT AND ANY STATE COURT LOCATED IN NEW YORK, NEW YORK, IN THE BOROUGH OF MANHATTAN, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY OF THE PARTIES HERETO, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM.  EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES.  EACH PARTY HERETO FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY PARTY OR THE ENFORCEMENT BY ANY PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)                                  THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.5                            Successors and Assigns.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) below, (ii) by way of participation in accordance with the provisions of subsection (d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby,

Participants to the extent provided in subsection (d) below and, to the extent expressly contemplated hereby, the Affiliates and the partners, directors, officers, employees, agents and advisors of the Administrative Agent and the Lenders and of their respective Affiliates) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                               in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Facility), or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) below in the aggregate, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in subsection (b)(i)(A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance Agreement, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000 in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Parent Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or Commitment assigned, except that this subsection (b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) above and, in addition:

(A)                               the consent of the Parent Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Parent Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B)                               the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                               the consent of the Administrative Agent and the Swingline Lender shall be required for any assignment in respect of the Revolving Commitments or Revolving Loans.

(iv)                              Assignment and Acceptance Agreements.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement, together with a processing and recordation fee of $3,500; provided, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) any Loan Party or its Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swingline

Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) below, from and after the effective date specified in each Assignment and Acceptance Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4, 13.2 and 13.9 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.10 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) below.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Principal Office a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Lender may at any time, without the consent of the Borrowers, the Administrative Agent or the Swingline Lender (but with notice to the Administrative Agent), sell participations to any Person (other than to a natural person or to a Loan Party or its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the

Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (x) increase such Lender’s Commitment, (y) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender or (z) reduce the rate at which interest is payable thereon.  Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.12, 4.1, 4.4 (subject to the requirements and limitations therein, including the requirements under Section 3.12 (it being understood that the documentation required under Section 3.12 shall be delivered to the participating Lender)) to the same extent as if it were the Lender it purchased such participation from and had acquired its interest by assignment pursuant to subsection (b) above; provided, that such Participant (A) agrees to be subject to the provisions of Sections 4.5 and 4.7 as if it were an assignee under subsection (b) above; and (B) shall not be entitled to receive any greater payment under Section 3.12 or 4.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Parent Borrower’s request and the expense of the Borrowers, to use reasonable efforts to cooperate with the Parent Borrower to effectuate the provisions of Section 4.5 with respect to any Participant.  To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender, provided such Participant agrees to be subject to Section 3.3 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than the Administrative Agent except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.6                            Amendments.

(a)                                 Except as otherwise expressly provided in this Agreement (including as provided in Section 2.16 with respect to an Incremental Term Loan Amendment and Section 13.19(b)), any consent or approval required or permitted by this Agreement or any other Loan Document (other than the Fee Letter) to be given by the Lenders may be given, and any term of this Agreement or of any other Loan Document may be amended, and the performance or observance by any Loan Party of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders) and, in the case of an amendment to any Loan Document, the written consent of each Loan Party that is a party thereto.  Any term of the Fee Letter may be amended, and the performance or observance by the Borrower of any terms of the Fee Letter may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the parties thereto.

(b)                                 Notwithstanding the foregoing, no amendment (including any Incremental Term Loan Amendment), waiver or consent shall do any of the following:

(i)                                     extend or increase the Commitments of any Lender, without the prior written consent of such Lender;

(ii)                                  reduce the principal of, or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations, or any fees or other amounts payable under any Loan Document, without the prior written consent of each Lender adversely affected thereby; provided, however, that only the consent of the Requisite Lenders shall be necessary (A) to amend the definition of “Post-Default Rate” or to waive any obligation of the Borrowers to pay interest at the Post-Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or other Obligation or to reduce any fee payable hereunder;

(iii)                               except in accordance with Section 2.14, modify the definition of the term “Termination Date” or otherwise postpone any date fixed for any payment of any principal of, or interest on, any Loans or any other Obligations or any fee or other amount payable under any Loan Document (including the waiver of any Default or Event of Default as a result of the nonpayment of any such Obligations as and when due), or extend the expiration date of any Letter of Credit beyond the Termination Date, in each case without the prior written consent of each Lender adversely affected thereby;

(iv)                              amend or otherwise modify the provisions of Section 3.2 or the definition of the term “Commitment Percentage”, without the prior written consent of each Lender adversely affected thereby;

(v)                                 modify the definition of the term “Requisite Lenders” or otherwise modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, including without limitation, any modification of this Section 13.6 if such modification would have such effect, without the prior written consent of each Lender adversely affected thereby (it being understood that, solely with the consent of the parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Requisite Lenders on substantially the same basis as the Commitments and the Loans are included on the Effective Date);

(vi)                              release either of the Guarantors from its obligations under the Guaranty, without the prior written consent of each Lender;

(vii)                           release all or substantially all of the Collateral in any transaction or series of related transactions (except in connection with the Collateral Fallaway), or modify Section 13.19 in a manner that makes the conditions to effectiveness of the Collateral Fallaway more favorable to the Loan Parties, in each case without the prior written consent of each Lender; or

(viii)                        amend or otherwise modify the provisions of Section 2.15, without the prior written consent of each Lender adversely affected thereby.

(c)                                  No amendment, waiver or consent, unless in writing and signed by the Administrative Agent, in such capacity, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent (including in its capacity as the issuer of Letters of Credit) under this Agreement or any of the other Loan Documents.  Any amendment, waiver or consent relating to Section 2.3 or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender.  Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider.

(d)                                 No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein.  Except as otherwise provided in Section 12.5, no course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrowers, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default.  Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrowers shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

Section 13.7                            Nonliability of Administrative Agent and Lenders.

The relationship between the Borrowers, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender.  Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrowers or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender to any Lender, the Borrowers, any Subsidiary or any other Loan Party.  Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of the Borrowers’ business or operations.  In connection with all aspects of each transaction contemplated hereby, each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (b) neither the Administrative Agent nor any Lender has assumed or will assume any advisory, agency or fiduciary responsibility in favor of any Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading hereto (irrespective of whether the Administrative Agent, any Lender or any of their respective Affiliates has advised or is currently advising any Borrower, any other Loan Party or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Lender has any obligation to any Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship.

Section 13.8                            Confidentiality.

The Administrative Agent and each Lender shall use reasonable efforts to assure that information about the REIT Parent and the REIT and its Subsidiaries, and the respective properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Administrative Agent or any Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Administrative Agent, the Lenders, and their respective agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Administrative Agent or such Lender, as applicable, and the Borrowers, but in any event the Administrative Agent and the Lenders may make disclosure:  (a) to any of their respective Affiliates and to any of their (and their Affiliates’) respective directors, officers, agents, employees, advisors and counsel (provided such Persons shall be informed of the confidential nature of such information and be instructed to keep such information confidential); (b) as reasonably requested by (i) any potential or actual Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder or (ii) any actual or prospective party (or its Affiliates or their respective directors, officers, agents, employees, advisors or counsel) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder (provided, in each case, that they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by Applicable Law; provided, however, if the Administrative Agent or a Lender receives a summons or subpoena to disclose any such confidential information to any Person, the Administrative Agent or such Lender, as applicable, shall, if legally permitted, endeavor to notify the Parent Borrower thereof as soon as possible after receipt of such request, summons or subpoena and the Parent Borrower shall be afforded an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Parent Borrower and the Administrative Agent or such Lender, as applicable, may deem reasonable; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Administrative Agent or the Lenders of rights hereunder or under any of the other Loan Documents; (f) upon Parent Borrower’s prior consent (which consent shall not be unreasonably withheld), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section actually known to such Lender to be such a breach or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers or any Affiliate.  Notwithstanding the foregoing, the Administrative Agent and each Lender may disclose any such confidential information, without notice to any Borrower or any other Loan Party, to Governmental Authorities and other regulatory authorities (including any self-regulatory authority, such as the National Association of Insurance Commissioners) in connection with any regulatory examination of the Administrative Agent or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent or such Lender.

Section 13.9                            Indemnification.

(a)                                 Each Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, each of the Lenders, any Affiliate of the Administrative Agent or any Lender, and their respective directors, officers, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”):  losses, costs, claims, damages, liabilities, deficiencies, judgments or reasonable expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable and documented fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.12 or 4.1 or expressly excluded from the coverage of such Section 3.12 or 4.1) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to:  (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrowers of the proceeds of the Loans or Letters of Credit; (iv) the Administrative Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrowers; (vi) the fact that the Administrative Agent and the Lenders are creditors of the Borrowers and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrowers and the Subsidiaries; (vii) the fact that the Administrative Agent and the Lenders are material creditors of the Borrowers and are alleged to influence directly or indirectly the business decisions or affairs of the Borrowers and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including reasonable and documented counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent or any Lender as a result of conduct of any Borrower, any other Loan Party or any Subsidiary that violates a sanction enforced by the OFAC; or (x) any violation or non-compliance by any Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause any Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders as successors to the Borrowers) to be in compliance with such Environmental Laws; provided, however, that the Borrowers shall not be obligated to indemnify any Indemnified Party for (A) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (B) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party, or (C) Indemnified Costs to the extent resulting from a claim brought by any Borrower or any other Loan Party against an Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if such Borrower or such other Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(b)                                 The Borrowers’ indemnification obligations under this Section 13.9 shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding.  In this regard, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents).  This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of any Borrower or any Subsidiary, any shareholder of any Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrowers), any account debtor of any Borrower or any Subsidiary or by any Governmental Authority. If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall notify the Parent Borrower of the commencement of any Indemnity Proceeding; provided, however, that the failure to so notify the Parent Borrower shall not relieve the Borrowers from any liability that they may have to such Indemnified Party pursuant to this Section 13.9.

(c)                                  This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against any Borrower and/or any Subsidiary.

(d)                                 [Reserved].

(e)                                  An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrowers.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrowers hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrowers are required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrowers have provided evidence reasonably satisfactory to such Indemnified Party that the Borrowers have the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Parent Borrower (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Parent Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.

(f)                                   If and to the extent that the obligations of the Borrowers under this Section are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)                                  The Borrowers’ obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

(h)                                 References in this Section to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

Section 13.10                     Termination; Survival.

This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired (or the Borrowers’ obligations in respect of all outstanding Letters of Credit have been cash collateralized on terms acceptable to the Administrative Agent and the Borrowers have executed and delivered a reimbursement agreement in form and substance acceptable to the Administrative Agent and such other documents requested by the Administrative Agent evidencing the Borrowers’ reimbursement obligations in respect of such Letters of Credit), (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full.  The indemnities to which the Administrative Agent, the Lenders and the Swingline Lender are entitled under the provisions of Sections 3.12, 4.1, 4.4, 12.7, 13.2 and 13.9 and any other provision of this Agreement and the other Loan Documents which, by its terms, expressly survives termination of this Agreement or such other Loan Document, and the provisions of Section 13.4, shall continue in full force and effect and shall protect the Administrative Agent, the Lenders and the Swingline Lender (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.11                     Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.12                     GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.13                     Counterparts.

This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 13.14                     Obligations with Respect to Loan Parties.

The obligations of the Loan Parties to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense any Loan Party may have that it does not control any such other Loan Party.

Section 13.15                     Limitation of Liability.

Neither the Administrative Agent nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and each Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by any Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Each Loan Party hereby waives, releases, and agrees not to sue the Administrative Agent or any Lender or any of the Administrative Agent’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.  Neither the Administrative Agent nor any Lender, nor any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any Lender shall have any liability with respect to, and each Borrower hereby waives, releases, and agrees not to sue any of them upon, any damages arising from the use by unintended recipients of any information or other materials distributed by them through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby.

Section 13.16                     Entire Agreement.

This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  There are no oral agreements among the parties hereto.

Section 13.17                     Construction.

Each Loan Party, each Lender and the Administrative Agent acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by each Loan Party, each Lender and the Administrative Agent.

Section 13.18                     Joint and Several Liability of the Borrowers.

(a)                                 Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other the Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(b)                                 If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the

Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(c)                                  The Obligations of each of the Borrowers under the provisions of this Section 13.18 constitute full recourse obligations of each such Borrowers enforceable against each such Borrower to the full extent of its properties and assets.

(d)                                 Except as otherwise expressly provided in this Agreement, each of the Borrowers, to the fullest extent permitted by Applicable Law, hereby waives notice of acceptance of its joint and several liability, notice of any Loans or Letters of Credit or other extensions of credit made under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any of the Obligations, and, generally, to the extent permitted by Applicable Law, all demands, notices (other than those required pursuant to the terms of any Loan Document) and other formalities of every kind in connection with the Loan Documents.  Each Borrower, to the fullest extent permitted by Applicable Law, hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations and all suretyship defenses generally.  Each of the Borrowers, to the fullest extent permitted by Applicable Law, hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or any Lender at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of any Loan Document, any and all other indulgences whatsoever by the Administrative Agent or any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any collateral security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers.  Without limiting the generality of the foregoing, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any of the Borrowers to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws thereunder, which might, but for the provisions of this Section 13.18, afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 13.18, it being the intention of each of the Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such the Borrowers under this Section 13.18 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each of the Borrowers under this Section 13.18 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Borrowers or the Administrative Agent or any Lender.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Borrowers, the Administrative Agent or any Lender.

(e)                                  To the extent any Borrower makes a payment hereunder in excess of the aggregate amount of the benefit received by such Borrower in respect of the extensions of credit under this Agreement (the “Benefit Amount”), then such Borrower, after the irrevocable payment in full of all of the Obligations, shall be entitled to recover from each other Borrower such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other Borrower to the total Benefit Amount received by all the Borrowers, and the right to such recovery shall be deemed to be an asset and property of such Borrower so funding; provided, that each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other the Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or any Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or any Lender hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior irrevocable payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be irrevocably paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(f)                                   Each of the Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior irrevocable payment in full of the Obligations.  Each Borrower hereby agrees that after the occurrences and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been irrevocably paid in full.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness before the irrevocable payment in full of the Obligations, such amounts shall be collected, enforced, received by such Borrower as trustee for Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the Lenders to be applied to repay (or be held as collateral security for the repayment of) the Obligations.

Section 13.19                     Collateral Fallaway; Additional Collateral.

(a)                                 Promptly following the occurrence of the Capital Event, the Administrative Agent shall release the Liens under the Collateral Documents and return to the applicable Borrowers any equity certificates held as Collateral and any mortgages and deeds of trust held (but not yet recorded) by the Administrative Agent pursuant to Section 8.13 (the “Collateral Fallaway”), provided that, (i) immediately prior to the Collateral Fallaway and immediately after giving effect thereto, no Default or Event of Default exists, (ii) immediately prior to the Collateral Fallaway and immediately after giving effect thereto, the representations and warranties made or deemed made by the Borrowers and each other Loan Party in the Loan Documents to which any of them is a party are true and correct in all material respects on and as of the date of the Collateral Fallaway with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects on and as of such earlier date), (iii) immediately following the occurrence of the Capital Event, and giving pro forma effect thereto and the repayment of Indebtedness in connection therewith, the Loan Parties will be in compliance with the covenants set forth in Section 10.1, 10.2 and 10.4, and (iv) the Administrative Agent shall have received a certificate from the chief executive officer or chief financial officer of the Borrowers certifying (with supporting calculations reasonably acceptable to the Administrative Agent) the matters referred to in the immediately preceding clauses (i) through (iii).  The Lenders hereby authorize the Administrative Agent to take all actions, and execute all documents, necessary to effect the Collateral Fallaway upon the satisfaction of the conditions set forth in this Section 13.19.

(b)                                 In the event that (i) the Capital Event has not been consummated on or before December 31, 2015 and the proceeds thereof used to repay in full the loans outstanding under the Senior Unsecured Term Loan Agreement or (ii) prior to the consummation of the Capital Event, an Event of Default under Section 11.1(a), (b), (c), (e), (f), (g), (h), (i), (j) or (m) occurs, the Loan Parties shall (unless otherwise directed by the Administrative Agent at the direction of all of the Lenders, or, with respect to any deed of trust on any Real Estate Asset located in the State of California, unless otherwise directed by the Administrative Agent at the direction of the Requisite Lenders) deliver, as promptly as practicable, but in any event within 30 days thereafter, mortgages and deeds of trust in form and substance satisfactory to the Administrative Agent with respect to the Real Estate Assets which are Borrowing Base Properties (or, with respect to any Escrowed Mortgages, the Administrative Agent shall record such Escrowed Mortgages unless otherwise directed by all of the Lenders or the Requisite Lenders, as applicable) and take such other steps and make such other deliveries as may be reasonably requested by the Administrative Agent (including, without limitation, the delivery of legal opinions, environmental site assessment reports, surveys and lender’s title insurance) so as to provide the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and any Specified Derivatives Provider, a perfected first-priority security interest in such Real Estate Assets.  In connection with the foregoing, the Administrative Agent may, and at the request of the Administrative Agent, the Borrowers shall, enter into a conforming amendment to this Agreement to reflect the addition of such mortgages and deeds of trust to the collateral granted pursuant to the Loan Documents and related modifications.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWERS:

NSA OP, LP, a Delaware limited partnership

By: NATIONAL STORAGE AFFILIATES TRUST, its general partner

By: NATIONAL STORAGE AFFILIATES Holdings, LLC, its trustee

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	CFO

[Signature Page to Credit Agreement]

GSC MONTCLAIR, LP, a California limited partnership

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

COLTON HAWAIIAN GARDENS, LP, a California limited partnership

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

SECURCARE OKLAHOMA I, LLC, a Delaware limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

SECURCARE OKLAHOMA II, LLC, a Delaware limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

SECURCARE COLORADO III, LLC, a Delaware limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

SECURCARE PROPERTIES I, LLC, a Delaware limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

SECURCARE PROPERTIES II, LLC, a Delaware limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

NSA-OPTIVEST ACQUISITION HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

NSA NORTHWEST HOLDINGS II, LLC, a Delaware limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

SECURCARE PORTFOLIO HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

NSA-NORTHWEST ACQUISITION HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

AMERICAN MINI STORAGE-SAN ANTONIO, LLC, a Delaware limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

SECURCARE OF COLORADO SPRINGS #602 GP, LLC, a Delaware limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

BANKS STORAGE, LLC, an Oregon limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

ABC RV AND MINI STORAGE, L.L.C., an Oregon limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

PORTLAND MINI STORAGE LLC, an Oregon limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

HPRH STORAGE, LLC, an Oregon limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

BAUER NW STORAGE LLC, an Oregon limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

S AND S STORAGE, LLC, a Washington limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

FREEWAY SELF STORAGE, L.L.C., a Washington limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

ABERDEEN MINI STORAGE, L.L.C., a Washington limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

VANCOUVER MINI STORAGE, LLC, a Washington limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

SALEM SELF STOR, LLC, a Washington limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

BULLHEAD FREEDOM STORAGE, L.L.C., an Arizona limited liability company

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

SECURCARE OF COLORADO SPRINGS 602, LTD.

By:	/s/ Tamara D. Fischer
Name:	Tamara D. Fischer
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

REIT:

NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust

By:	NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, its trustee

	By:	/s/ Tamara D. Fischer
	Name:	Tamara D. Fischer
	Title:	CFO

REIT PARENT:

NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company

	By:	/s/ Tamara D. Fischer
	Name:	Tamara D. Fischer
	Title:	CFO

[Signature Page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent and Swingline Lender

By:	/s/ Michael P. Szuba
Name: Michael P. Szuba
Title: Vice President

[Signature page to Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Michael P. Szuba
	Name:	Michael P. Szuba
	Title:	Vice President

[Signature page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ James A. Harmann
	Name:	James A. Harmann
	Title:	Senior Vice President

[Signature page to Credit Agreement]

Wells Fargo Bank, National Association

as a Lender

By:	/s/ Kevin A Stacker
	Name:	Kevin A Stacker
	Title:	Vice President

[Signature page to Credit Agreement]

Morgan Stanley Senior Funding, Inc., as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Vice President

[Signature page to Credit Agreement]

The Huntington National Bank, a National Banking Association, as a Lender

By:	/s/ Scott Childs
	Name:	Scott Childs
	Title:	Senior Vice President

[Signature page to Credit Agreement]

SCHEDULE 1.1

Lender Commitments

	Revolving		Term Loan
	Commitment	Revolving	Commitment	Term Loan
Lender	Amount	Percentage	Amount	Percentage

KeyBank National Association	$49,489,795.93	20.4081632701%	$25,510,204.07	20.4081632560%

PNC Bank, National Association	$56,088,435.37	23.1292516990%	$28,911,564.63	23.1292517040%

Wells Fargo Bank, National Association	$56,088,435.37	23.1292516990%	$28,911,564.63	23.1292517040%

Morgan Stanley Senior Funding, Inc.	$47,840,136.05	19.7278911546%	$24,659,863.95	19.7278911600%

The Huntington National Bank	$32,993,197.28	13.6054421773%	$17,006,802.72	13.6054421760%

TOTAL	$242,500,000.00	100%	$125,000,000.00	100%

Schedule 5.1(a)

Initial Borrowing Base Properties

OWNER ENTITY	PROPERTY NAME	ADDRESS

NSA -Optivest Acquisition Holdings, LLC	Summit Plaza	4375 Sahara Ave. Las Vegas, NV

Bauer NW Storage LLC	HWY 99 -Bauer	1601 Highway 99, Eugene, OR

Bauer NW Storage LLC	Portland SS (26th)	5803 SE 122nd, Portland, OR

Bauer NW Storage LLC	Portland SS (122nd)	5122 SE 26th, Portland, OR

Bauer NW Storage LLC	Stor-Haus	505 SW Buchanan, Corvallis, OR

SecurCare Portfolio Holdings, LLC	Pooler #157	108 Sharon Court, Pooler, GA

HPRH Storage, LLC	Attic Self Storage	3150 Hawthorne Lane, Eugene, OR

ABC RV and Mini Storage, L.L.C.	Cipole Road Mini Storage & RV	20475 SW Cipole Road, Sherwood, OR

Freeway Self Storage, L.L.C.	Freeway Self Storage	10600 18th Avenue E, Tacoma , WA

Aberdeen Mini Storage Limited Liability Company	Aberdeen Mini Storage	316 S Washington, Aberdeen, WA

Banks Storage, LLC	Banks Storage	140 E Oak Way, Banks, OR

S and S Storage, LLC	Safe and Sound Storage	421 NE 104th Avenue, Vancouver, WA

Portland Mini Storage LLC	Portland Mini Storage	3510 NE Columbia Blvd, Portland, OR

Vancouver Mini Storage, LLC	Vancouver Mini	4200 NE 78th Street, Vancouver, WA

Salem Self Stor, LLC	Self Stor (Salem)	3191 Del Webb Ave NE, Salem, OR

Bullhead Freedom Storage, LLC	Freedom Storage - BHC	2123 Interstate Place, Bullhead City, AZ

NSA-Optivest Acquisition Holdings, LLC	Sunset Mini Storage	3921 E Sunset Rd, Las Vegas, NV

1

American Mini Storage- San Antonio, LLC	American Mini Storage - San Antonio	3567 Fredericksburg Rd, San Antonio, TX

SecurCare Oklahoma II, LLC	SecurCare 001	8900 S Sooner Rd, Oklahoma City, OK

SecurCare Oklahoma II, LLC	SecurCare 002	11700 S May Ave, Oklahoma City, OK

SecurCare Oklahoma II, LLC	SecurCare 003	600 NW 178th St, Edmond, OK

SecurCare Oklahoma II, LLC	SecurCare 004	7829 W Hefner Rd, Oklahoma City, OK

SecurCare Oklahoma I, LLC	SecurCare 006	6733 NW Expressway, Oklahoma City, OK

SecurCare Oklahoma I, LLC	SecurCare 007	168 E 33rd St, Oklahoma City, OK

SecurCare Oklahoma I, LLC	SecurCare 008	5110 NW 10th St, Edmond, OK

SecurCare Oklahoma I, LLC	SecurCare 009	2420 S Meridian Ave, Oklahoma City, OK

SecurCare Oklahoma I, LLC	SecurCare 010	8311 S Western Ave, Oklahoma City, OK

SecurCare Oklahoma I, LLC	SecurCare 011	1708 S Air Depot Blvd, Oklahoma City, OK

SecurCare Oklahoma I, LLC	SecurCare 012	201 N Sooner Rd, Oklahoma City, OK

SecurCare Oklahoma I, LLC	SecurCare 013	9809 SE 29th St, Midwest City, OK

SecurCare Oklahoma II, LLC	Securcare 014	3401 S. Prospect Ave, Oklahoma City, OK

SecurCare Properties I, LLC	SecurCare 222/223	20 West Wilshire Blvd. / 7800 NorthBroadway Extension, Oklahoma City, OK

SecurCare Properties I,	SecurCare 870	8905 S. Lewis, Tulsa, OK

2

LLC

SecurCare Properties I, LLC	SecurCare 871	3218 S. Garnett Rd, Tulsa, OK

SecurCare Properties I, LLC	SecurCare 872	1434 S. Sheridan, Tulsa, OK

SecurCare Properties I, LLC	SecurCare 873	9727 East 11th, Tulsa, OK

SecurCare Properties I, LLC	SecurCare 874	12323 E. Skelly Dr., Tulsa, OK

SecurCare Properties I, LLC	SecurCare 875	6436 S. Peoria, Tulsa, OK

SecurCare Properties II, LLC	SecurCare 1007	11525 W. 59th St, Tulsa, OK

SecurCare Properties I, LLC	SecurCare 1008	5815 S. Mingo Rd., Tulsa, OK

SecurCare Properties II, LLC	SecurCare 1009	11122 E. 61st St., Tulsa, OK

SecurCare Properties II, LLC	SecurCare 1010	6308 S. Mingo Rd., Tulsa, OK

SecurCare Properties I, LLC	SecurCare 1001	3400 Longmire Dr., College Station, TX

SecurCare Properties II, LLC	SecurCare 1002	3007 Longmire Dr, College Station, TX

SecurCare Properties I, LLC	SecurCare 1003	4074 State Hwy 6 South, College Station, TX

SecurCare Properties II, LLC	SecurCare 1004	625 S. Graham Rd, College Station, TX

SecurCare Properties II, LLC	SecurCare 1005	2306 S. College Ave, Bryan, TX

SecurCare Properties II, LLC	SecurCare 1006	1218 Baker St, Bryan, TX

SecurCare Properties II,	SecurCare 169	3016 S. Cooper, Arlington, TX

3

LLC

SecurCare Properties II, LLC	SecurCare 170	2331 S. Collins, Arlington, TX

SecurCare Properties II, LLC	SecurCare 171	2306 N. Collins, Arlington, TX

SecurCare Properties I, LLC	SecurCare 172	1320 Norwood Dr, Bedford, TX

SecurCare Properties I, LLC	SecurCare 207	5717 Will Ruth Ave., El Paso, TX

SecurCare Properties I, LLC	SecurCare 208	4701 Osborne Dr, El Paso, TX

SecurCare Properties I, LLC	SecurCare 604	777 S. Academy Blvd., Colorado Springs, CO

SecurCare Properties II, LLC	SecurCare 510	2460 East Midway Blvd, Broomfield, CO

SecurCare Properties I, LLC	SecurCare 800	1961 Caribou Dr, Ft. Collins, CO

SecurCare Properties I, LLC	SecurCare 801	4815 Boardwalk Dr., Ft. Collins, CO

SecurCare Properties I, LLC	SecurCare 853	1057 Rim Road, Fayetteville, NC

SecurCare Properties I, LLC	SecurCare 73/850	3730 W. Wendover Ave, Greensboro, NC

SecurCare Properties II, LLC	SecurCare 71	5502 Durham Chapel Hill Blvd., Durham, NC

SecurCare Properties I, LLC	SecurCare 72	3472 Hillsborough Road, Durham, NC

SecurCare Properties I, LLC	SecurCare 74	4615 Beryl Road, Raleigh, NC

SecurCare Properties I, LLC	SecurCare 75	7012 Glenwood, Raleigh, NC

SecurCare Properties I,	SecurCare 854	6837 Market St, Wilmington, NC

4

LLC

SecurCare Properties I, LLC	SecurCare 77	2115 Silas Creek Pkwy, Winston-Salem, NC

SecurCare Properties I, LLC	SecurCare 851	6501 Hillsborough Street, Raleigh, NC

SecurCare Properties I, LLC	SecurCare 152	2960 S. Cobb Drive, Smyrna, GA

SecurCare Properties I, LLC	SecurCare 153	3751 Longmire Way, Atlanta, GA

SecurCare Properties II, LLC	SecurCare 156	4141 Snapfinger Woods, Decatur, GA

SecurCare Properties I, LLC	SecurCare 226	1515 Mt. Zion, Morrow, GA

SecurCare Properties I, LLC	SecurCare 855	1 Western Hills Ct NW, Norcross, GA

SecurCare Properties I, LLC	SecurCare 856	1185 S Cobb Dr SE, Marietta, GA

SecurCare Properties I, LLC	SecurCare 880	523 Wylie Road SE, Marietta, GA

SecurCare Properties I, LLC	SecurCare 161	1881 Gordon Highway, Augusta, GA

SecurCare Properties I, LLC	SecurCare 162	3121 Washington Road, Augusta, GA

SecurCare Properties II, LLC	SecurCare 164	2990 Pio Nono Ave, Macon, GA

SecurCare Properties I, LLC	SecurCare 165	9303 Abercorn Ext, Savannah, GA

SecurCare Properties I, LLC	SecurCare 224	1412 Poinsett Hwy, Greenville, SC

SecurCare Properties I, LLC	SecurCare 225	2815 White Horse Road, Greenville, SC

SecurCare of Colorado	SecurCare 602	1545 S. Nevada Ave. , Colorado Springs, CO

5

Springs 602, Ltd.

SecurCare Colorado III, LLC	SecurCare 603	3420 E. Vickers Dr. , Colorado Springs, CO

SecurCare Colorado III, LLC	SecurCare 606	2005 King St, Colorado Springs, CO

Colton Hawaiian Gardens, LP	Hawaiian Gardens	12336 Carson Street, Hawaiian Gardens, CA

GSC Montclair, LP	Montclair	10580 Benson Ave., Montclair, CA

6

Schedule 7.2- Part I

Subsidiaries of REIT

Parent: National Storage Affiliates Trust

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Delaware	NSA OP, LP	General Partner	100%

Schedule of Limited Partner Ownership Interests in NSA OP, LP

Limited Partners	Percent Ownership Interest

ALM LLC (NW)	1.32%
Atkins Enterprises, LLC (OV)	0.14%
B Family LLC (NW)	0.90%
B&Z Investments Trust (SC)	0.37%
Beverly Warren-Leigh (NW)	2.74%
BRIO Harris Partners, LP (OV)	0.22%
Cameron J. Warren Jr. (NW)	1.99%
CJW Family LLC (NW)	0.87%
David Brooker (NW)	0.16%
Deborah Lerma (OV)	0.03%
Dennis Brooker (NW)	0.16%
Dominion Storage Group, Inc. (OV)	0.12%
Estate of Beth Hepfer (NW)	2.06%
Freedman Exchange (NW)	0.19%
Gordon Flath (NW)	0.46%
Howard Family Limited Partnership I (NW)	12.32%
Howard Family Limited Partnership II (NW)	18.33%

7

J&D Holton Trust (NW)	1.28%
J. Timothy Warren (NW)	1.02%
James L. & Sylvia Bramhall (NW)	0.87%
JHJ Properties LLC (NW)	5.79%
Jo Carolyn Hipp Revocable Trust Dtd. 1/28/05 (SC)	0.37%
Kevin and Bobby Howard (NW)	0.29%
Kevin Howard (NW)	3.12%
L. L. Terry Kenneweg (OV)	0.18%
Leigh Family LLC (NW)	0.51%
Lesher Family Trust (NW)	0.44%
Lesher Revocable Living Trust (NW)	0.44%
Lohmiller Family Holding Co., LLC (SC)	0.37%
Lynne Bangsund (NW)	0.87%
Maple Investors, LLC (NW)	2.64%
Martin J. Fliegelman (SC)	0.37%
Michael Speraw (NW)	0.32%
Narrangansett Investments, LLC (OV)	0.10%
Newell Family Trust (OV)	0.06%
Optivest Properties (OV)	0.47%
Patricia Williams (NW)	3.23%
Phillips Family Partnership (SC)	0.32%
Phillips Family Partnership, LLLP (SC)	0.37%
PhiNord, LLC (SC)	0.40%
Roloff Trust (NW)	0.96%
SecurCare Portfolio Holdings, Ltd. (SC)	7.00%

8

SecurCare Self Storage, Inc. (SC)	0.89%
Security Financial Bank Corp. (NW)	0.51%
Self Storage GP, LLC (SC)	0.04%
SWE Investments, LLLP (SC)	0.19%
The Atherton Group, LLC (OV)	0.59%
The Stipe Living Trust (NW)	0.87%
TJ Aston Group, LLC (OV)	0.49%
Tom Petramallo (NW)	7.15%
Unity Limited Partnership (NW)	2.97%
Van Mourick Diversified, LP (OV)	0.53%
Warren Allan (OV)	0.03%
Warren Limited Partnership II (NW)	2.45%
Wimberly M. Warren (NW)	9.12%

Parent: NSA OP, LP

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Delaware	NSA Preferred Holdings, LLC	Membership	100%

Delaware	SecurCare Portfolio Holdings, LLC	Membership	100%

Delaware	NSA-Northwest Acquisition Holdings, LLC	Membership	100%

Delaware	NSA Acquisition Holdings, LLC	Membership	100%

Delaware	NSA — Optivest Acquisition Holdings,	Membership	100%

9

	LLC

Delaware	NSA Northwest Holdings II, LLC	Membership	100%

Delaware	NSA SecurCare Holdings, LLC	Membership	100%

Delaware	NSA Northwest Holdings, LLC	Membership	100%

Parent: NSA Preferred Holdings, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Delaware	NSA Property Holdings, LLC	Membership	100%

Parent: SecurCare Portfolio Holdings, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Delaware	SecurCare Oklahoma I, LLC	Membership	100%

Delaware	SecurCare Oklahoma II, LLC	Membership	100%

Delaware	SecurCare Properties I, LLC	Membership	100%

Delaware	SecurCare Properties II, LLC	Membership	100%

Delaware	SecurCare Colorado III, LLC	Membership	100%

Delaware	Securcare of Colorado Springs #602 GP, LLC	Membership	100%

Colorado	SecurCare of Colorado	Limited Partner	100%

10

Springs 602, Ltd.

Parent: SecurCare of Colorado Springs #602 GP, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Colorado	SecurCare of Colorado Springs 602, Ltd.	General Partner	100%

Parent: NSA-Northwest Acquisition Holdings, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Oregon	Bauer NW Storage LLC	Membership	100%

Parent: NSA Acquisition Holdings, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Delaware	NSA-SecurCare Acquisition Holdings, LLC	Membership	100%

Parent: NSA-Optivest Acquisition Holdings, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Arizona	Bullhead Freedom Storage, L.L.C.	Membership	100%

Delaware	American Mini Storage — San Antonio, LLC	Membership	100%

11

Parent: NSA Northwest Holdings II, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Oregon	HPRH Storage, LLC	Membership	100%

Oregon	ABC-RV and Mini Storage, L.L.C.	Membership	100%

Washington	Freeway Self Storage, L.L.C.	Membership	100%

Washington	Aberdeen Mini Storage Limited Liability Company	Membership	100%

Oregon	Banks Storage, LLC	Membership	100%

Washington	S and S Storage, LLC	Membership	100%

Oregon	Portland Mini Storage LLC	Membership	100%

Washington	Vancouver Mini Storage, LLC	Membership	100%

Washington	Salem Self Stor, LLC	Membership	100%

Parent: NSA SecurCare Holdings, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Delaware	NSA SecurCare CMBS I, LLC	Membership	100%

Parent: NSA Northwest Holdings, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Delaware	NSA Northwest CMBS	Membership	100%

12

II, LLC

Parent: NSA Property Holdings, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Delaware	NSA Northwest, LLC	Membership	100%

Delaware	NSA Optivest, LLC	Membership	100%

Parent: NSA SecurCare Acquisition Holdings, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Delaware	SecurCare Fayettville I, LLC	Membership	100%

Delaware	SecurCare Fayetteville II, LLC	Membership	100%

Parent: NSA SecurCare CMBS I, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Delaware	NSA-SecurCare, LLC	Membership	100%

Parent: NSA Northwest CMBS II, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Delaware	NSA Northwest II, LLC	Membership	100%

13

Parent: NSA — Northwest, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Oregon	Mt. Hood Mini Storage, LLC	Membership	100%

Washington	Oregon Self Storage, LLC	Membership	100%

Oregon	Parkrose Mini Storage, LLC	Membership	100%

Oregon	Barlow Mini Storage, LLC	Membership	100%

Oregon	Clackamas River Mini Storage Limited Liability Company	Membership	100%

Oregon	West 11th Storage, LLC	Membership	100%

Oregon	Molalla Mini Storage, LLC	Membership	100%

Oregon	Redmond Mini Storage, LLC	Membership	100%

Oregon	Scappoose — St. Helens Storage LLC	Membership	100%

Oregon	Smith Rock Storage, LLC	Membership	100%

Washington	Vancouver 88th Street Storage, LLC	Membership	100%

Washington	C/W Mini Storage, LLC	Membership	100%

Parent: NSA — Optivest, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Delaware	Tanque Verde Storage	Membership	100%

14

	Partners, LLC

Nevada	Banning Storage, LLC	Membership	100%

Delaware	Eagle Bow Wakefield, LLC	Membership	100%

Delaware	Great American Storage Partners, LLC	Membership	100%

California	Allen Storage Partners, LLC	Membership	100%

California	Forney Storage Partners, LLC	Membership	100%

California	Grand Prairie Storage Partners, LLC	Membership	100%

California	Murphy Storage Partners, LLC	Membership	100%

California	Terrell Storage Partners, LLC	Membership	100%

California	Optivest Storage Partners of Austin, LLC	Membership	100%

Parent: NSA — SecurCare , LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Delaware	SecurCare Properties II R,LLC	Membership	100%

Delaware	SecurCare Value Properties R, LLC	Membership	100%

Colorado	Oklahoma Self Storage LP	Limited Partner	99.5%

Delaware	Oklahoma Self Storage GP, LLC	Membership	100%

15

Parent: Oklahoma Self Storage GP, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Colorado	Oklahoma Self Storage, LP	General Partner	0.5%

Parent: NSA — Northwest II, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Oregon	Bend — Eugene Storage, LLC	Membership	99%

Washington	Bishop Road Mini Storage, LLC	Membership	99%

Oregon	Forest Grove Mini Storage, LLC	Membership	99%

Oregon	Gresham Storage, LLC	Membership	99%

Oregon	Highway 97 Mini Storage, LLC	Membership	99%

Oregon	Highway 99 Mini Storage, LLC	Membership	99%

Washington	Keepers Storage, LLC	Membership	99%

Washington	Lewisville Storage, LLC	Membership	99%

Oregon	Safegard Mini Storage, LLC	Membership	99%

Oregon	Springfield Mini Storage, LLC	Membership	99%

Oregon	Supreme Storage, LLC	Membership	99%

Oregon	Troutdale Mini Storage, LLC	Membership	99%

16

Delaware	Northwest II Chief Manager, LLC	Membership	100%

Parent: NSA — Northwest II Chief Manager, LLC

Jurisdiction of
Organization of each	Legal Entity Name of	Type of Equity	Percent Ownership
Subsidiary of the above	each Subsidiary of the	Interest held by the	Interest of the above
Parent	above Parent	above Parent	Parent

Oregon	Bend — Eugene Storage, LLC	Membership	1%

Washington	Bishop Road Mini Storage, LLC	Membership	1%

Oregon	Forest Grove Mini Storage, LLC	Membership	1%

Oregon	Gresham Storage, LLC	Membership	1%

Oregon	Highway 97 Mini Storage, LLC	Membership	1%

Oregon	Highway 99 Mini Storage, LLC	Membership	1%

Washington	Keepers Storage, LLC	Membership	1%

Washington	Lewisville Storage, LLC	Membership	1%

Oregon	Safegard Mini Storage, LLC	Membership	1%

Oregon	Springfield Mini Storage, LLC	Membership	1%

Oregon	Supreme Storage, LLC	Membership	1%

Oregon	Troutdale Mini Storage, LLC	Membership	1%

17

Schedule of Ownership Interests in Colton Hawaiian Gardens, LP

Entity Name	Series B Units	Series X Units	Series Y Units

NSA OP, LP	0%	0%	100% (includes the general partnership interest)

The J.M. Trust	49.5%	49.5%	0%

Lamb Family Trust	49.5%	49.5%	0%

Colton Holdings, LLC	1%	1%	0%

Schedule of Ownership Interests in GSC Montclair, LP

Entity Name	Series B Units	Series X Units	Series Y Units

NSA OP, LP	0%	0%	100% (includes the general partnership interest)

The J.M. Trust	38%	38%	0%

The C.A.M. Irrevocable Trust	51%	51%	0%

The E.J.M. Irrevocable Trust	9%	9%	0%

GSC Holdings 1, LLC	2%	2%	0%

18

Schedule 7.2- Part II

Partially Owned Entities of REIT

NONE

19

Schedule 7.6 Part I

Property Owned or Leased by REIT Parent and REIT and Subsidiaries

Owned Property

Direct Owner	Property Name	Address	City	State

SecurCare Properties II R, LLC	SecurCare #70	5311 Apex Highway	Durham	NC

SecurCare Properties II R, LLC	SecurCare #78	426 South College Rd	Wilmington	NC

SecurCare Properties II R, LLC	SecurCare #158	8457-D Roswell Road	Dunwoody	GA

SecurCare Properties II R, LLC	SecurCare #166	218 Eisenhower Drive	Savannah	GA

SecurCare Properties II R, LLC	SecurCare #200	3654 W. Pioneer Pkwy	Pantego	TX

SecurCare Properties II R, LLC	SecurCare #202	914 N. Beltline	Grand Prairie	TX

SecurCare Properties II R, LLC	SecurCare #301	13870 Indian Street	Moreno Valley	CA

SecurCare Properties II R, LLC	SecurCare #601	4729 Astrozon Blvd	Colo. Springs	CO

SecurCare Properties II R, LLC	SecurCare #852	526 McArthur Rd	Fayetteville	NC

SecurCare Properties II R, LLC	SecurCare #876	6834 S. Trenton Ave.	Tulsa	OK

SecurCare Properties II R, LLC	SecurCare #877	9135 S. Sheridan Rd.	Tulsa	OK

SecurCare Value Properties R, LLC	SecurCare #215	1010 N. Loop 250 West	Midland	TX

SecurCare Value Properties R, LLC	SecurCare #387	108 Gilmer Rd	Longview	TX

SecurCare Value	SecurCare #185	1311 Northwest loop 281	Longview	TX

20

Properties R, LLC

SecurCare Value Properties R, LLC	SecurCare #189	3415 Hwy 45 North	Meridian	MS

SecurCare Value Properties R, LLC	SecurCare #213	3120 Knickerbocker Rd	San Angelo	TX

SecurCare Value Properties R, LLC	SecurCare #190	2316 Highway 19 North	Meridian	MS

SecurCare Value Properties R, LLC	SecurCare #212	4000 I-40 East	Amarillo	TX

SecurCare Value Properties R, LLC	SecurCare #163	4155 Milgen Road,	Columbus	GA

SecurCare Value Properties R, LLC	SecurCare #1201	3814 W. Amarillo Blvd	Amarillo	TX

SecurCare Value Properties R, LLC	SecurCare #216	3233 E. Highway 80	Odessa	TX

SecurCare Value Properties R, LLC	SecurCare #210	831 N. Forest	Amarillo	TX

SecurCare Value Properties R, LLC	SecurCare #186	1005 W. Cotton	Longview	TX

Oklahoma Self Storage LP	SecurCare OSS	4360 S. Mingo Rd.	Tulsa	OK

Vancouver 88th Street Storage, LLC	88th Street Storage	6212 NE 89th Street	Vancouver	WA

Barlow Mini Storage, LLC	Barlow Mini Storage	24622 S Barlow Road	Canby	OR

Bishop Road Mini Storage, LLC	Bishop Road Mini Storage	1533 Bishop Road	Chehalis	WA

C/W Mini Storage, LLC	C/W Mini Storage	345 N Shepherd Road	Camas	WA

Clackamas River Mini Storage, LLC	Clackamas River Mini Storage	13003 SE Highway 212	Clackamas	OR

West 11th Storage,	Eugene Mini	3550 W 11th Avenue	Eugene	OR

21

LLC	Warehouse

Forest Grove Mini Storage, LLC	Forest Grove Mini Storage	3312 Pacific Avenue	Forest Grove	OR

Gresham Storage, LLC	Gresham Storage	629 Mt Hood Highway	Gresham	OR

Highway 97 Mini Storage, LLC	Hwy 97 Mini Storage	539 NW Maple Ave	Redmond	OR

Highway 99 Mini Storage, LLC	Hwy 99 Mini Storage	1233 SE First	Canby	OR

Keepers Storage, LLC	Keepers Mini Storage	2401 Harrison Avenue	Centralia	WA

Lewisville Storage, LLC	Lewisville Meadows Mini Storage	18 NW 29th Street	Battleground	WA

Molalla Mini Storage, LLC	Molalla Mini Storage	704 W Main Street	Molalla	OR

Mt. Hood Mini Storage, LLC	Mt Hood Mini Storage	36800 Industrial Way	Sandy	OR

Oregon Self Storage, LLC	Oregon Self Storage	660 SE 82nd Drive	Gladstone	OR

Parkrose Mini Storage, LLC	Parkrose Mini Storage	12107-12139 NE Erin Way	Portland	OR

Redmond Mini Storage, LLC	Redmond Mini Storage	1401 N Highway 97	Redmond	OR

Safegard Mini Storage, LLC	Safegard Mini Storage	14735 SE 82nd Drive	Clackamas	OR

West 11th Storage, LLC	Sav-N-Lock of Eugene	3210 W 11th Avenue	Eugene	OR

Scappoose - St. Helens Storage, LLC	Scappoose Secure Storage	53365 Columbia River Hwy	Scappoose	OR

Scappoose - St. Helens Storage, LLC	St Helens Mini	295 S Vernonia Rd	St Helens	OR

Smith Rock Storage,	Smith Rock	1130 B Avenue	Terrebonne	OR

22

LLC	Storage

Springfield Mini Storage, LLC	Springfield Mini Storage	2656 Olympic Avenue	Springfield	OR

Supreme Storage, LLC	Supreme Storage	7901 Old Hwy 99 North	Roseburg	OR

Troutdale Mini Storage, LLC	Troutdale Mini Storage	576 SW Halsey	Troutdale	OR

Bend - Eugene Storage, LLC	Bend Mini Storage	100 SE 3rd	Bend	OR

Bend - Eugene Storage, LLC	4 Corners Mini	599 Oregon 99	Eugene	OR

Tanque Verde Storage Partners, LLC	Bear Canyon	9000 E Tanque Verde	Tucson	AZ

Tanque Verde Storage Partners, LLC	Tanque Verde	6750 E. Tanque Verde	Tucson	AZ

Eagle Bow Wakefield, LLC	Eagle Bow	555 Rt 3A	Bow	NH

Eagle Bow Wakefield, LLC	Eagle Wakefield	1683 White Mountain Highway	Wakefield	NH

Great American Storage Partners, LLC	Great American- Round Rock	16450 Ranch Road 620	Round Rock	TX

Great American Storage Partners, LLC	Great American- Wylie	3475 Farm to Market Road 544	Wylie	TX

Allen Storage Partners, LLC	Store More-Allen	610 E Main St	Allen	TX

Forney Storage Partners, LLC	Store More-Forney	394 East US Hwy 80	Forney	TX

Grand Prairie Storage Partners, LLC	Store More-Grand Prairie	4660 S State Highway 360	Grand Prairie	TX

Murphy Storage Partners, LLC	Store More-Murphy	231 W FM 544	Murphy	TX

Terrell Storage Partners, LLC	Store More-Terrell	3800 W US Hwy 80	Terrell	TX

23

Optivest Storage Partners of Austin, LLC	Store More-Midwood	9023 W Highway 71	Midwood	TX

Banning Storage, LLC	Sunset Storage	2909 & 2947-2984 W. Lincoln St	Banning	CA

SecurCare Oklahoma II, LLC	SecurCare 001	8900 S Sooner Rd	Oklahoma City	OK

SecurCare Oklahoma II, LLC	SecurCare 002	11700 S May Ave	Oklahoma City	OK

SecurCare Oklahoma II, LLC	SecurCare 003	600 NW 178th St	Edmond	OK

SecurCare Oklahoma II, LLC	SecurCare 004	7829 W Hefner Rd	Oklahoma City	OK

SecurCare Oklahoma I, LLC	SecurCare 006	6733 NW Expressway	Oklahoma City	OK

SecurCare Oklahoma I, LLC	SecurCare 007	168 E 33rd St	Oklahoma City	OK

SecurCare Oklahoma I, LLC	SecurCare 008	5110 NW 10th St	Edmond	OK

SecurCare Oklahoma I, LLC	SecurCare 009	2420 S Meridian Ave	Oklahoma City	OK

SecurCare Oklahoma I, LLC	SecurCare 010	8311 S Western Ave	Oklahoma City	OK

SecurCare Oklahoma I, LLC	SecurCare 011	1708 S Air Depot Blvd	Oklahoma City	OK

SecurCare Oklahoma I, LLC	SecurCare 012	201 N Sooner Rd	Oklahoma City	OK

SecurCare Oklahoma I, LLC	SecurCare 013	9809 SE 29th St	Midwest City	OK

SecurCare Oklahoma II, LLC	SecurCare 014	3401 S Prospect Ave	Oklahoma City	OK

SecurCare Properties	SecurCare 71	5502 Durham Chapel Hill	Durham	NC

24

II, LLC		Blvd.

SecurCare Properties I, LLC	SecurCare 72	3472 Hillsborough Road	Durham	NC

SecurCare Properties I, LLC	SecurCare 74	4615 Beryl Road	Raleigh	NC

SecurCare Properties I, LLC	SecurCare 75	7012 Glenwood	Raleigh	NC

SecurCare Properties I, LLC	SecurCare 77	2115 Silas Creek Pkwy	Winston-Salem	NC

SecurCare Properties I, LLC	SecurCare 152	2960 S. Cobb Drive	Smyrna	GA

SecurCare Properties I, LLC	SecurCare 153	3751 Longmire Way	Doraville	GA

SecurCare Properties II, LLC	SecurCare 156	4141 Snapfinger Woods	Decatur	GA

SecurCare Portfolio Holdings, LLC	SecurCare 157	108 Sharon Court	Pooler	GA

SecurCare Properties I, LLC	SecurCare 161	1881 Gordon Highway	Augusta	GA

SecurCare Properties I, LLC	SecurCare 162	3121 Washington Road	Augusta	GA

SecurCare Properties II, LLC	SecurCare 164	2990 Pio Nono Ave	Macon	GA

SecurCare Properties I, LLC	SecurCare 165	9303 Abercorn Ext	Savannah	GA

SecurCare Properties II, LLC	SecurCare 169	3016 S. Cooper	Arlington	TX

SecurCare Properties II, LLC	SecurCare 170	2331 S. Collins	Arlington	TX

SecurCare Properties II, LLC	SecurCare 171	2306 N. Collins	Arlington	TX

SecurCare Properties I,	SecurCare 172	1320 Norwood Dr	Bedford	TX

25

LLC

SecurCare Properties I, LLC	SecurCare 207	5717 Will Ruth Ave.	El Paso	TX

SecurCare Properties I, LLC	SecurCare 208	4701 Osborne Dr	El Paso	TX

SecurCare Properties I, LLC	SecurCare 224	1412 Poinsett Hwy	Greenville	SC

SecurCare Properties I, LLC	SecurCare 225	2815 White Horse Road	Greenville	SC

SecurCare Properties I, LLC	SecurCare 226	1515 Mt. Zion	Morrow	GA

SecurCare Properties II, LLC	SecurCare 510	2460 East Midway Blvd	Broomfield	CO

SecurCare of Colorado Springs 602, Ltd.	SecurCare 602	1545 S. Nevada Ave.	Colorado Springs	CO

SecurCare Colorado III, LLC	SecurCare 603	3420 E. Vickers Dr.	Colorado Springs	CO

SecurCare Properties I, LLC	SecurCare 604	777 S. Academy Blvd.	Colorado Springs	CO

SecurCare Colorado III, LLC	SecurCare 606	2005 King St	Colorado Springs	CO

SecurCare Properties I, LLC	SecurCare 800	1961 Caribou Dr	Ft. Collins	CO

SecurCare Properties I, LLC	SecurCare 801	4815 Boardwalk Dr.	Ft. Collins	CO

SecurCare Properties I, LLC	SecurCare 851	6501 Hillsborough Street	Raleigh	NC

SecurCare Properties I, LLC	SecurCare 853	1057 Rim Road	Fayetteville	NC

SecurCare Properties I, LLC	SecurCare 854	6837 Market St	Wilmington	NC

SecurCare Properties I,	SecurCare 855	1 Western Hills Ct NW	Norcross	GA

26

LLC

SecurCare Properties I, LLC	SecurCare 856	1185 S Cobb Dr SE	Marietta	GA

SecurCare Properties I, LLC	SecurCare 870	8905 S. Lewis	Tulsa	OK

SecurCare Properties I, LLC	SecurCare 871	3218 S. Garnett Rd.	Tulsa	OK

SecurCare Properties I, LLC	SecurCare 872	1434 S. Sheridan	Tulsa	OK

SecurCare Properties I, LLC	SecurCare 873	9727 East 11th	Tulsa	OK

SecurCare Properties I, LLC	SecurCare 874	12323 E. Skelly Dr.	Tulsa	OK

SecurCare Properties I, LLC	SecurCare 875	6436 S. Peoria	Tulsa	OK

SecurCare Properties I, LLC	SecurCare 880	523 Wylie Road SE	Marietta	GA

SecurCare Properties I, LLC	SecurCare 1001	3400 Longmire Dr.	College Station	TX

SecurCare Properties II, LLC	SecurCare 1002	3007 Longmire Dr	College Station	TX

SecurCare Properties I, LLC	SecurCare 1003	4074 State Hwy 6 South	College Station	TX

SecurCare Properties II, LLC	SecurCare 1004	625 S. Graham Rd	College Station	TX

SecurCare Properties II, LLC	SecurCare 1005	2306 S. College Ave	Bryan	TX

SecurCare Properties II, LLC	SecurCare 1006	1218 Baker St	Bryan	TX

SecurCare Properties II, LLC	SecurCare 1007	11525 W. 59th St	Tulsa - Sand Springs	OK

SecurCare Properties I,	SecurCare 1008	5815 S. Mingo Rd.	Tulsa	OK

27

LLC

SecurCare Properties II, LLC	SecurCare 1009	11122 E. 61st St.	Tulsa	OK

SecurCare Properties II, LLC	SecurCare 1010	6308 S. Mingo Rd.	Tulsa	OK

SecurCare Properties I, LLC/SecurCare Properties III, LLC	SecurCare 222/223	20 W Wilshire Blvd City	Oklahoma	OK

SecurCare Properties I, LLC	SecurCare 73/850	3730 W. Wendover Ave	Greensboro	NC

Aberdeen Mini Storage Limited Liability Company	Aberdeen Mini Storage	316 S Washington	Aberdeen	WA

HPRH Storage, LLC	Attic Self Storage	3150 Hawthorne Lane	Eugene	OR

Banks Storage, LLC	Banks Storage	140 E Oak Way	Banks	OR

ABC RV and Mini Storage, L.L.C.	Cipole Road Mini Storage & RV	20475 SW Cipole Road	Sherwood	OR

Freeway Self Storage, L.L.C.	Freeway Self Storage	10600 18th Avenue E	Tacoma	WA

Bauer NW Storage LLC	Hwy 99 Self Storage	1601 Highway 99	Eugene	OR

Portland Mini Storage LLC	Portland Mini Storage	3510 NE Columbia Blvd	Portland	OR

Bauer NW Storage LLC	Portland Self Storage (122nd)	5803 SE 122nd	Portland	OR

Bauer NW Storage LLC	Portland Self Storage (26th)	5122 SE 26th	Portland	OR

S and S Storage, LLC Storage	Safe and Sound	421 NE 104th Avenue	Vancouver	WA

Salem Self Stor, LLC	Self Stor (Salem)	3191 Del Webb Ave NE	Salem	OR

Bauer NW Storage LLC	Stor-Haus	505 SW Buchanan	Corvallis	OR

28

Vancouver Mini Storage, LLC	Vancouver Mini	4200 NE 78th Street	Vancouver	WA

American Mini Storage - San Antonio, LLC	American Mini Storage - San Antonio	3567 Fredericksburg Rd	San Antonio	TX

NSA-Optivest Acquisition Holdings, LLC	StoreMore Sahara	4375 E. Sahara Ave.	Las Vegas	NV

Bullhead Freedom Storage, LLC	Freedom Storage -BHC	2123 Interstate Place	Bullhead City	AZ

NSA-Optivest Acquisition Holdings	Sunset Mini Storage	3921 E Sunset Rd	Las Vegas	NV

GSC Allsafe Riv-l, LP	All Safe	1807 Columbia Ave.	Riverside	CA

Colton Hawaiian Gardens, LP	Hawaiian Gardens	12336 Carson Street Gardens	Hawaiian	CA

GSC Leave It Riv-2, LP	LILI	1825 Service Court Rd.	Riverside	CA

GSC Montclair, LP	Montclair	10580 Benson Ave.	Montclair	CA

SecurCare Fayetteville I, LLC	Reilly Road	320 N. Reilly Road	Fayetteville	NC

SecurCare Fayetteville II, LLC	Bragg Blvd.	3800 Bragg Boulevard	Fayetteville	NC

SecurCare Fayetteville II, LLC	George Owen Road	2655 George Owen Road	Hope Mills	NC

Leased Property

None

29

Schedule 7.6- Part II

Existing Liens

None

30

Schedule 7.7

ALL Existing Indebtedness (including Guarantees)

Secured. Non-Recourse

$41,104,000 Loan Agreement dated as of June 10, 2013 among Wells Fargo Bank, National Association, as Lender, and SecureCare Properties II R, LLC, SecureCare Value Properties R, LLC, and Oklahoma Self Storage, LP, as Borrowers.

$27,084,000 Loan Agreement dated as of June 10, 2013 among Wells Fargo Bank, National Association, as Lender, and Bend - Eugene Storage, LLC, Bishop Road Mini Storage, LLC, Gresham Storage, LLC, Forest Grove Mini Storage, LLC, Highway 97 Mini Storage, LLC, Highway 99 Mini Storage, LLC, Keepers Storage, LLC, Lewisville Storage LLC, Safegard Mini Storage, LLC, Springfield Mini Storage, LLC, Supreme Storage, LLC, and Troutdale Mini Storage, LLC, as Borrowers.

$25,000,000 Mezzanine Loan Agreement dated as of June 24, 2013 between NSA Preferred Holdings, LLC, as Borrower and GREFG NSA Storage Mezz Lender, LLC, as Lender.

$4,500,000 Promissory Note issued by Third Eye Investments, LLC, as maker, and Morgan Stanley Mortgage Capital Holdings LLC, as Lender.

Secured. Recourse

$6,500,000 Loan Agreement dated as of October 9, 2013 among SecureCare Fayettville II, LLC, as Borrower, NSA OP, LP, as Guarantor, and U.S. Bank National Association, as Bank.

$52,000,000 Loan Agreement dated as of June 24, 2013 among NSA Property Holdings, LLC, as Borrower, NSA OP, LP, and National Storage Affiliates Trust, as Guarantors, and U.S. Bank National Association, as Bank.

Unsecured

None

31

Schedule 7.8

Framework Agreements

Framework Agreement, dated as of November 30, 2012, among SecurCare Self Storage, Inc.; Howard Family Limited Partnership II; and Optivest Properties LLC.

Framework Agreement, dated as of February 18, 2014, between National Storage Affiliates and Guardian Storage Centers, LLC.

32

Schedule 10.1 (d)

Existing Mezzanine Indebtedness

$25,000,000 Mezzanine Loan Agreement dated as of June 24, 2013 between NSA Preferred Holdings, LLC, as Borrower and GREFG NSA Storage Mezz Lender, LLC, as Lender.

33

Schedule 10.3(a)

Existing Secured Recourse Indebtedness

$52,000,000 Loan Agreement dated as of June 24, 2013 among NSA Property Holdings, LLC, as Borrower, NSA OP, LP, and National Storage Affiliates Trust, as Guarantors, and U.S. Bank National Association, as Bank, as amended by the First Amendment to Loan Agreement effective as of July 25, 2013 and as further amended by the Second Amendment to Loan Agreement effective as of August 29, 2013.

$6,500,000 Loan Agreement dated as of October 9, 2013 among SecureCare Fayettville II, LLC, as Borrower, NSA OP, LP, as Guarantor, and U.S. Bank National Association, as Bank.

34

Schedule 10.11

Contribution Provisions

Each Core Affiliate (as defined in the applicable Framework Agreement referenced in Schedule 7.8) agrees to contribute qualifying self-storage facilities to the Parent Borrower in exchange for limited partnership interests in the Parent Borrower. In order to be eligible for contribution, a facility must satisfy the following requirements: (1) any debt on the facility must be pre-payable without significant penalty or premium (unless such penalty or premium is payable by the contributing Core Affiliate) and (2) the facility must meet specified quality and market desirability thresholds. An independent consulting group selecting by the Core Affiliates will determine the property quality and market desirability of each facility, determined in accordance with the applicable Framework Agreement.

35

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment and Acceptance Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each] Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance Agreement as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including, without limitation, any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance Agreement, without representation or warranty by [the] [any] Assignor.

1.                                      Assignor[s]:

2.                                      Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender], if applicable]

3.                                       Parent Borrower:                 NSA OP, LP

4.                                       Administrative Agent:        KeyBank National Association, as the administrative agent under the Credit Agreement

5.                                       Credit Agreement:               CREDIT AGREEMENT dated as of April 1, 2014, by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (the “Subsidiary Borrowers”, and together with the Parent Borrower, collectively, the “Borrowers”), NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (the “REIT”), NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company (the “REIT Parent”), the Lenders from time to time party thereto, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent.

6.             Assigned Interest[s]:

Aggregate Amount
			of	Amount of	Percentage
		Facility	Commitment/Loans	Commitment/Loans	Assigned of		CUSIP
Assignor[s]	Assignee[s]	Assigned(1)	for all Lenders	Assigned(2)	Commitment/Loans(3)		Number

			$	$		%
			$	$		%

[7. Trade Date:                          ](4)

[Page break]

(1)   Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (i.e., “Revolving Commitment” or “Term Loan Commitment”).

(2)   Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(3)   Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(4)   To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date                    , 20      [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance Agreement are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Page Break]

[Consented to and](5) Accepted:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Consented to:](6)

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

(5)   To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(6)   To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE AGREEMENT

1.             Representations and Warranties.

1.1          Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent Borrower, any of the Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Parent Borrower, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.5(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.5(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date specified for this Assignment and Acceptance Agreement, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1 or 9.2, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance Agreement and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance Agreement and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Acceptance Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.               Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date specified for this Assignment and Acceptance Agreement. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to such Effective Date or with respect to the making of this assignment directly between themselves.

3.               General Provisions.  This Assignment and Acceptance Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance Agreement. This Assignment and Acceptance Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF GUARANTY

[Attached]

B-1

EXHIBIT C

FORM OF NOTICE OF BORROWING

             , 20

KeyBank National Association, as Administrative Agent

127 Public Square

Cleveland, Ohio

Attn:  Real Estate Capital

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (the “Loan Agreement”) dated as of April 1, 2014, by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (the “Subsidiary Borrowers”, and together with the Parent Borrower, collectively, the “Borrowers”). NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (the “REIT”). NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company (the “REIT Parent”), the Lenders from time to time party thereto, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.

1.              Pursuant to Section [2.1(b)] [2.2(b)] of the Loan Agreement, the Parent Borrower hereby requests that the Lenders make [Revolving Loans] [Term Loans] to the Borrowers in an aggregate principal amount equal to $             .

2.              The Parent Borrower requests that such Loans be made available to the Borrowers on                      , 20    .

3.              The Parent Borrower hereby requests that the requested Loans all be of the following Type:

☐    Base Rate Loans

☐    LIBOR Loans, with an initial Interest Period for a duration of:

☐    1 month

☐    2 months

☐    3 months

☐    6 months

4.              The proceeds of this borrowing of Loans will be used for purposes that are consistent with the terms of Section 8.8 of the Loan Agreement.

5.              The location and number of the Borrowers’ account to which funds are to be disbursed are as follows:

Bank Name:

Bank Address:

ABA number:

Account number:

Account Name:

SWIFT CODE (if needed):

The Parent Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date of the making of the requested Loans and after giving effect thereto, (a) no Default or Event of Default shall exist and (b) the representations and warranties made or deemed made by the REIT, the Parent Borrower and each other Loan Party in the Loan Documents to which any of them is a party shall be true and correct in all respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date). In addition, the Parent Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Loans contained in Article VI of the Loan Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Loans are made.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

NSA OP, LP, as Parent Borrower

By:	NATIONAL STORAGE AFFILIATES TRUST, its general partner

By:
Name:
Title:

EXHIBIT D

FORM OF NOTICE OF CONTINUATION

             , 20

KeyBank National Association, as Administrative Agent

127 Public Square

Cleveland, Ohio

Attn: Real Estate Capital

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (the “Loan Agreement”) dated as of April 1, 2014, by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Parent Borrower”). certain Subsidiaries of the Parent Borrower from time to time party thereto (the “Subsidiary Borrowers”, and together with the Parent Borrower, collectively, the “Borrowers”), NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (the “REIT”). NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company (the “REIT Parent”), the Lenders from time to time party thereto, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.

Pursuant to Section 2.9 of the Credit Agreement, the Parent Borrower hereby requests a Continuation of a borrowing of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.             The proposed date of such Continuation is                     , 20    .

2.             The Loans to be Continued pursuant hereto are [Revolving Loans][Term Loans].

3.             The aggregate principal amount of Loans subject to the requested Continuation is $                       and was originally borrowed by the Borrowers on                  , 20      .

4.             The portion of such principal amount subject to such Continuation is $         .

5.             The current Interest Period for each of the Loans subject to such Continuation ends on                     , 20     .

6.             The duration of the new Interest Period for each of such Loans or portion thereof subject to such Continuation is:

[Check one box only]

D-1

☐            1 month

☐            2 months

☐            3 months

☐            6 months

The Parent Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the requested Continuation and after giving effect thereto, (a) no Default or Event of Default exists or will exist, and (b) the representations and warranties made or deemed made by the REIT, the Parent Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects (or in all respects to the extent that such representations and warranties are already subject to concepts of materiality), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

If notice of the requested Continuation was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.9 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Continuation as of the date first written above.

NSA OP, LP, a Delaware limited partnership

By:	NATIONAL STORAGE AFFILIATES TRUST, its
general partner

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF NOTICE OF CONVERSION

           , 20

KeyBank National Association, as Administrative Agent

127 Public Square

Cleveland, Ohio

Attn:  Real Estate Capital

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (the “Loan Agreement”) dated as of April 1, 2014, by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (the “Subsidiary Borrowers”, and together with the Parent Borrower, collectively, the “Borrowers”). NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (the “REIT”). NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company (the “REIT Parent”), the Lenders from time to time party thereto, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.

Pursuant to Section 2.10 of the Loan Agreement, the Parent Borrower hereby requests a Conversion of a borrowing of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.             The proposed date of such Conversion is                     , 20    .

2.             The Loans to be Converted pursuant hereto are [Revolving Loans][Term Loans].

3.             The Loans to be Converted pursuant hereto are currently [Base Rate Loans] [LIBOR Loans]:

4.             The aggregate principal amount of Loans subject to the requested Continuation is $      . and was originally borrowed by the Borrowers on                     , 20    .

5.             The portion of such principal amount subject to such Conversion is $      .

6.             The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check the relevant box]

E-1

☐    Base Rate Loans

☐    LIBOR Loans, each with an initial Interest Period for a duration of:

[Check one box only]

☐    1 month

☐    2 months

☐    3 months

☐    6 months

The Parent Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and as of the date of the requested Continuation and after giving effect thereto, (a) no Default or Event of Default exists or will exist (provided the certification under this clause (a) shall not be made in connection with the Conversion of a Loan into a Base Rate Loan), and (b) the representations and warranties made or deemed made by the REIT, the Parent Borrower and each other Loan Party in the Loan Documents to which any of them is a party are and shall be true and correct in all material respects (or in all respects to the extent that such representations and warranties are already subject to concepts of materiality), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

If notice of the requested Conversion was given previously by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.10 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Conversion as of the date first written above.

NSA OP, LP

By:	NATIONAL STORAGE AFFILIATES TRUST, its
general partner

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF NOTICE OF SWINGLINE BORROWING

          , 20

KeyBank National Association, as Administrative Agent

127 Public Square

Cleveland, Ohio

Attn:  Real Estate Capital

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (the “Loan Agreement”) dated as of April 1, 2014, by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (the “Subsidiary Borrowers”, and together with the Parent Borrower, collectively, the “Borrowers”), NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (the “REIT”), NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company (the “REIT Parent”), the Lenders from time to time party thereto, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.

1.              Pursuant to Section 2.3(b) of the Loan Agreement, the Parent Borrower hereby requests that the Swingline Lender make a Swingline Loan to the Borrowers in an aggregate principal amount equal to $                     .

2.              The Parent Borrower requests that such Swingline Loan be made available to the Borrowers on                     , 20    .

3.              The proceeds of this borrowing of Swingline Loans will be used for purposes that are consistent with the terms of Section 8.8 of the Loan Agreement.

4.              The location and number of the Borrowers’ account to which funds are to be disbursed are as follows:

Bank Name:

Bank Address:

ABA number:

Account number:

Account Name:

SWIFT CODE (if needed):

The Parent Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date of the making of the requested Swingline Loan and after giving effect thereto, (a) no Default or Event of Default shall exist and (b) the representations and warranties made or deemed made by the REIT, the Parent Borrower and each other Loan Party in the Loan Documents to which any of them is a party shall be true and correct in all respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date). In addition, the Parent Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Swingline Loan contained in Article VI of the Loan Agreement will have been satisfied (or waived in accordance with the applicable provisions of the Loan Documents) at the time such Swingline Loan is made.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Swingline Borrowing as of the date first written above.

NSA OP, LP, as Parent Borrower

By:	NATIONAL STORAGE AFFILIATES TRUST, its general partner

By:
Name:
Title:

EXHIBIT G

FORM OF SWINGLINE PROMISSORY NOTE

        , 20

FOR VALUE RECEIVED, the undersigned hereby jointly and severally promise to pay to KEYBANK NATIONAL ASSOCIATION (the “Swingline Lender”) or its registered assigns, at 127 Public Square, Cleveland, Ohio 44114, or at such other address as may be specified in writing by the Swingline Lender to the Parent Borrower, the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrowers under the Credit Agreement, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date and amount of each Swingline Loan, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Swingline Promissory Note (the “Note”‘), endorsed by the Swingline Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Swingline Lender to make any such recordation or endorsement shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans made by the Swingline Lender.

This Note is the Swingline Note referred to in the Credit Agreement (the “Credit Agreement”) dated as of April 1, 2014, by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (the “Subsidiary Borrowers”, and together with the Parent Borrower, collectively, the “Borrowers”‘). NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (the “REIT”). NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company (the “REIT Parent”), the Lenders from time to time party thereto, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.

This Note is guaranteed as provided in the Guaranty. Reference is hereby made to the Guaranty for a description of the nature and extent of such guaranty, the terms and conditions upon which such guaranty was granted and the rights of the holder of this Note in respect thereof. This Note is secured as provided in the Pledge and Security Agreement. Reference is hereby made to the Pledge and Security Agreement for a description of the nature and extent of such collateral security, the terms and conditions upon which such collateral security was granted and the rights of the holder of this Note in respect thereof.

Except as permitted by Section 13.5 of the Credit Agreement, this Note may not be assigned by the Swingline Lender to any other Person.

[This Note is given in replacement of the Swingline Note dated                       , 20      previously delivered to the Swingline Lender under the Credit Agreement. THIS NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER NOTE.](1)

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrowers hereby waive presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

[Signature Page Follows]

(1)           Bracketed language to be used in replacement notes only.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Note as of the date first written above.

[BORROWERS’ SIGNATURE BLOCKS]

EXHIBIT H

FORM OF REVOLVING PROMISSORY NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned hereby jointly and severally promise to pay to                   (the “Lender”) or its registered assigns, in care of KeyBank National Association, as Administrative Agent (the “Administrative Agent”) at KeyBank National Association, 127 Public Square, Cleveland, Ohio 44114, or at such other address as may be specified in writing by the Administrative Agent to the Parent Borrower, the principal sum of                   AND     /100 DOLLARS ($                    ) (or such lesser amount as shall equal the aggregate unpaid principal amount of Revolving Loans made by the Lender to the Borrowers under the Credit Agreement), on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date and amount of each Revolving Loan made by the Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Revolving Promissory Note (the “Note”), endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Revolving Loans made by the Lender.

This Note is one of the Notes referred to in the Credit Agreement (the “Credit Agreement”) dated as of April 1, 2014, by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (the “Subsidiary Borrowers”, and together with the Parent Borrower, collectively, the “Borrowers”). NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (the “REIT”). NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company (the “REIT Parent”), the Lenders from time to time party thereto, and the Administrative Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

This Note is guaranteed as provided in the Guaranty. Reference is hereby made to the Guaranty for a description of the nature and extent of such guaranty, the terms and conditions upon which such guaranty was granted and the rights of the holder of this Note in respect thereof. This Note is secured as provided in the Pledge and Security Agreement. Reference is hereby made to the Pledge and Security Agreement for a description of the nature and extent of such collateral security, the terms and conditions upon which such collateral security was granted and the rights of the holder of this Note in respect thereof.

Except as permitted by Section 13.5 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

[This Note is given in replacement of the Revolving Note dated                      , 20      in the original principal amount of $                     previously delivered to the Lender under the Credit Agreement. THIS NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER NOTE.](1)

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrowers hereby waive presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

[Signature Page Follows]

(1)           Bracketed language to be used in replacement notes only.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Note as of the date first written above.

[BORROWERS’ SIGNATURE BLOCKS]

EXHIBIT I

FORM OF TERM LOAN PROMISSORY NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned hereby jointly and severally promise to pay to                    (the “Lender”) or its registered assigns, in care of KeyBank National Association, as Administrative Agent (the “Administrative Agent”) at KeyBank National Association, 127 Public Square, Cleveland, Ohio 44114, or at such other address as may be specified in writing by the Administrative Agent to the Parent Borrower, the principal sum of                    AND     /100 DOLLARS ($                    ), on the date and in the principal amount provided in the Credit Agreement, and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.

The date, amount of the Term Loan made by the Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Term Loan Promissory Note (the “Note”), endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Term Loan made by the Lender.

This Note is one of the Notes referred to in the Credit Agreement (the “Credit Agreement”) dated as of April 1, 2014, by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (the “Subsidiary Borrowers”, and together with the Parent Borrower, collectively, the “Borrowers”). NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (the “REIT”), NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company (the “REIT Parent”), the Lenders from time to time party thereto, and the Administrative Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

This Note is guaranteed as provided in the Guaranty. Reference is hereby made to the Guaranty for a description of the nature and extent of such guaranty, the terms and conditions upon which such guaranty was granted and the rights of the holder of this Note in respect thereof. This Note is secured as provided in the Pledge and Security Agreement. Reference is hereby made to the Pledge and Security Agreement for a description of the nature and extent of such collateral security, the terms and conditions upon which such collateral security was granted and the rights of the holder of this Note in respect thereof.

Except as permitted by Section 13.5 of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

[This Note is given in replacement of the Term Note dated                    , 20     in the original principal amount of $                     previously delivered to the Lender under the Credit Agreement. THIS NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER NOTE.](1)

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

The Borrowers hereby waive presentment for payment, demand, notice of demand, notice of non-payment, protest, notice of protest and all other similar notices.

Time is of the essence for this Note.

[Signature Page Follows]

(1)           Bracketed language to be used in replacement notes only.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Note as of the date first written above.

[BORROWERS’ SIGNATURE BLOCKS]

EXHIBIT J

FORM OF INCREASING LENDER AGREEMENT

INCREASING LENDER SUPPLEMENT, dated                 , 20     (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of April 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (the “Subsidiary Borrowers”, and together with the Parent Borrower, collectively, the “Borrowers”). NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (the “REIT”). NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company (the “REIT Parent”), the Lenders from time to time party thereto, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings defined in the Credit Agreement.

W I T N E S S E T H

WHEREAS, pursuant to Section 2.16 of the Credit Agreement, the Parent Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Revolving Commitments and/or one or more additional tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Commitment and/or to participate in such a tranche;

WHEREAS, the Parent Borrower has given notice to the Administrative Agent of its intention to [increase the Revolving Commitments] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.16; and

WHEREAS, pursuant to such Section 2.16, the undersigned Increasing Lender now desires to [increase the amount of its Revolving Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Company and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.                                      The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Revolving Commitment increased by $                  , thereby making the aggregate amount of its Revolving Commitment equal to $                   ] [and] [participate in an Incremental Term Loan with a commitment amount equal to $                   with respect thereto].

2.                                      The Parent Borrower hereby represents and warrants that on the proposed date of the effectiveness of the increase in the Revolving Commitments and/or tranche of Incremental Term Loans contemplated hereby, both immediately before and immediately after giving effect thereto, (a) no Default or Event of Default exists and (b) the representations and warranties made or deemed made by the Borrowers and each other Loan Party in the Loan Documents to which any of them is a party, are true and correct in

J-1

all material respects with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

3.                                      This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed, and to be fully performed, in such State.

4.                                      This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

NSA OP, LP

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent

By:
Name:
Title:

J-2

EXHIBIT K

FORM OF AUGMENTING LENDER AGREEMENT

AUGMENTING LENDER SUPPLEMENT, dated                       , 20     (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of April 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (the “Subsidiary Borrowers”, and together with the Parent Borrower, collectively, the “Borrowers”). NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (the “REIT”). NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company (the “REIT Parent”), the Lenders from time to time party thereto, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings defined in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.16 thereof that any bank, financial institution or other entity may [extend Revolving Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Parent Borrower and the Administrative Agent, by executing and delivering to the Parent Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.              The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Revolving Commitment of $                         ] [and] [a commitment with respect to Incremental Term Loans of $                        ].

2.              The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement, (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 9.1 and 9.2 thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement, (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto, (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto, and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3.              The Parent Borrower hereby represents and warrants that on the proposed date of the effectiveness of the increase in the Revolving Commitments and/or tranche of Incremental Term Loans contemplated hereby, both immediately before and immediately after giving effect thereto, (a) no Default or Event of Default exists and (b) the representations and warranties made or deemed made by the Borrowers and each other Loan Party in the Loan Documents to which any of them is a party, are true and correct in all material respects with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

4.              This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed, and to be fully performed, in such State.

5.              This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

NSA OP, LP

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent

By:
Name:
Title:

EXHIBIT L

FORM OF COMPLIANCE CERTIFICATE

     , 20

KeyBank National Association, as Administrative Agent

127 Public Square

Cleveland, Ohio

Attn: Real Estate Capital

Each of the Lenders party to the Credit Agreement

referred to below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (the “Loan Agreement”) dated as of April 1, 2014, by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (the “Subsidiary Borrowers”, and together with the Parent Borrower, collectively, the “Borrowers”). NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (the “REIT”). NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company (the “REIT Parent”), the Lenders from time to time party thereto, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.

Pursuant to Section [6.1(a)][9.3] of the Credit Agreement, the undersigned hereby certify to the Administrative Agent and the Lenders as follows:

(1)           The undersigned are the of the                           REIT, the of the                               Parent Borrower and the                     of the REIT Parent.

(2)           The undersigned have examined the books and records of the REIT Parent, the REIT and the Parent Borrower and have conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

(3)           To the best of the undersigneds’ knowledge, information and belief after due inquiry, no Default or Event of Default exists [if such is not the case, specify such Default or Event of Default and its nature, when it occurred and whether it is continuing and the steps being taken by the REIT Parent, the REIT and/or the Parent Borrower with respect to such event, condition or failure].

(4)           Attached hereto as Schedule 1 are reasonably detailed calculations establishing whether or not the Loan Parties and their Subsidiaries were in compliance with the covenants contained in Sections 10.1, 10.2 and 10.4 of the Credit Agreement.

(5)           Attached hereto as Schedule 2 is a reasonably detailed summary of all outstanding Indebtedness of the Loan Parties and their respective Subsidiaries, establishing whether or not the Loan Parties and their Subsidiaries were in compliance with the covenants contained in Sections 10.3 of the Credit Agreement.

(6)           Attached hereto as Schedule 3 is a reasonably detailed summary of all Investments of the Loan Parties and their respective Subsidiaries made or outstanding, establishing whether or not the Loan Parties and their Subsidiaries were in compliance with the covenants contained in Sections 10.5 of the Credit Agreement.

[Signature pages to follow]

IN WITNESS WHEREOF, the undersigned have executed this certificate as of the date first above written.

PARENT BORROWER:

NSA OP, LP, a Delaware limited partnership

By:	NATIONAL STORAGE AFFILIATES TRUST, its general partner

By:	NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, its trustee

By:
Name:
Title:

REIT:

NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust

By:	NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, its trustee

By:
Name:
Title:

REIT PARENT:

NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

Schedule 1

Reference Period ending       , 20

I.  Section 10.1(a) — Maximum Total Leverage Ratio

A. Consolidated Indebtedness of the REIT and its Subsidiaries	$

B. Gross Asset Value [sum of Lines I.B.1 through I.B.5]	$

1. Operating Property Value(1) [Line I.B.1.b + Line I.B.1.c + Line I.B.1.e]	$

a.     Aggregate Property NOI from all Stabilized Properties of the REIT and its Subsidiaries during such Reference Period (excluding Property NOI from Stabilized Properties received by way of contribution during such Reference Period) [Line L.B.1.a.i – Line I.B.1.a.ii]

$

i.      Property rental and other income (after adjusting for straight-lining of rents and excluding the rents from tenants in default or bankruptcy) earned in the ordinary course and attributable to such Stabilized Properties

$

ii.     Expenses incurred in connection with and directly attributable to the ownership and operation of such Stabilized Properties, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding Interest Expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs

$

b. [Line LB.1.a divided by 7.00%]	$

c. Aggregate Acquisition Price for all Stabilized Properties of the REIT and its Subsidiaries purchased during such Reference Period	$

d.     Aggregate net operating income from all Stabilized Properties received by way of contribution during such Reference Period (in each case calculated in a manner consistent with the definition of “Property NOI”, using financial statements of the predecessor owner of such property for the portion of such

$

(1) Adjusted to include the REIT and its Subsidiaries’ Pro Rata Share of the Operating Property Value (and the items comprising the Operating Property Value) attributable to any Partially-Owned Entity.

Reference Period prior to contribution, which calculations and supporting financial statements shall be reasonably satisfactory to the Administrative Agent) [Line I.B.1.d.i – Line I.B.1.d.ii]

i.      Property rental and other income (after adjusting for straight-lining of rents and excluding the rents from tenants in default or bankruptcy) earned in the ordinary course and attributable to such Stabilized Properties

$

ii.     Expenses incurred in connection with and directly attributable to the ownership and operation of such Stabilized Properties, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding Interest Expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs

$

e. [Line I.B.1.d divided by 7.00%]

2. Cost Basis Value of all Construction-in-Process(2)	$

3. Cost Basis Value of all Unimproved Land(3)	$

4. Book value (determined in accordance with GAAP) of all Mortgage Notes(4)	$

5. Unrestricted and unencumbered cash and Cash Equivalents of the REIT and its Subsidiaries(5)	$

C. Total Leverage Ratio [Line I.A divided by Line I.B]	to 1.00

D. Maximum Total Leverage Ratio permitted by Section 10.1(a)	to 1.00

E. Compliance?	[Pass] [Fail]

(2)   Adjusted to include the REIT and its Subsidiaries’ Pro Rata Share of the Cost Basis Value of all Construction-in- Process of any Partially Owned Entity.

(3)   Adjusted to include the REIT and its Subsidiaries’ Pro Rata Share of the Cost Basis Value of all Unimproved Land owned by a Partially-Owned Entity.

(4)   Adjusted to include the REIT and its Subsidiaries’ Pro Rata Share of the book value (determined in accordance with GAAP) of all Mortgage Notes held by a Partially-Owned Entity.

(5)   Adjusted to include the REIT and its Subsidiaries’ Pro Rata Share of the value of all unrestricted and unencumbered cash and Cash Equivalents owned by any Partially-Owned Entity.

II. Section 10.1(b) — Minimum Fixed Charge Coverage Ratio

A. Adjusted EBITDA for such Reference Period [Line II.A. 1 – Line 1I.A.2]	$

1. EBITDA for such Reference Period(6) [Line II.A.1.a + Line II.A.1.b – Line II.A.1.c]	$

a. Net Income of the REIT and its Subsidiaries for such Reference Period(7)	$

b. Sum of the following, without duplication and to the extent deducted in computing such Net Income:	$

i. Interest Expense	$

ii. Losses attributable to the sale or other disposition of assets or debt restructurings	$

iii. Real estate depreciation and amortization	$

iv. Acquisition costs related to the acquisition of Real Estate Assets that were capitalized prior to FAS 141-R which do not represent a recurring cash item in such period or in any future period	$

v. Other non-cash charges	$

c. To the extent included in Net Income for such Reference Period, all gains attributable to the sale or other disposition of assets	$

2. Reserves for Capital Expenditures for all Real Estate Assets (excluding Construction-in-Process) as of the last day of such Reference Period [Line II.A.2.a multiplied by $0.15]	$

a. Aggregate leasable square footage of all completed space of such Real Estate Assets	Square feet

B. Fixed Charges for such Reference Period(8) [Sum of Lines II.B.1 though II.B.3]	$

(6)   The REIT’s and its Subsidiaries’ Pro Rata Share of the items comprising EBITDA of any Partially-Owned Entity shall be included in EBITDA, calculated in a manner consistent with the treatment for the REIT and its Subsidiaries.

(7)   Consolidated net income (or loss), determined on a consolidated basis in accordance with GAAP (excluding the adjustment of rent to straight-line rent), calculated without regard to gains or losses on early retirement of debt or debt restructuring, debt modification charges and prepayment premiums.

(8)   The REIT’s and its Subsidiaries’ Pro Rata Share of the expenses and payments referred to in the definition of “Fixed Charges” of any Partially-Owned Entity of the REIT or any of its Subsidiaries shall be included in Fixed Charges, calculated in a manner consistent with the treatment for the REIT and its Subsidiaries.

1. Interest Expense for such Reference Period	$

2.     All regularly scheduled payments made during such Reference Period on account of principal of Indebtedness of the REIT or any of its Subsidiaries (but excluding (i) balloon, bullet or similar principal payments due upon the stated maturity of any Indebtedness and (ii) payments of principal of the Loans)

$

3. Preferred Dividends payable by the REIT or any of its Subsidiaries during such Reference Period	$

C. Fixed Charge Coverage Ratio [Line II.A divided by Line II.B]	to 1.00

D. Minimum Fixed Charge Coverage Ratio required by Section 10.1(b)	1.50 to 1.00

E. Compliance?	[Pass] [Fail]

III Section 10.1(c) — Minimum Net Worth

A. Net Worth [Line III.A.1 – Line III.A.2]	$

1. Gross Asset Value [From Line I.B]	$

2. Indebtedness of the REIT and its Subsidiaries(9)	$

B. Minimum Net Worth required by Section 10.1(c)		$(10)

C. Compliance?	[Pass] [Fail]

IV Section 10.1(e) — Maximum Unhedged Variable Rate Indebtedness

A. Unhedged Variable Rate Indebtedness of the REIT and its Subsidiaries	$

B. Gross Asset Value [From Line I.B]	$

C. [Line IV.A divided by Line IV.B]	to 1.00

D. Maximum ratio permitted by Section 10.1(e)	0.30 to 1.00 (prior to the Capital Event); 0.25 to 1.00 (after the Capital Event)

(9)   For the avoidance of doubt, the calculation of consolidated Indebtedness of the REIT and its Subsidiaries shall, without duplication, include their Pro Rata Share of Indebtedness of all Partially-Owned Entities of the REIT and its Subsidiaries.

(10) Sum of (i) $[          ] plus (ii) 75% of the Net Proceeds of all Equity Issuances by the REIT and its Subsidiaries after the Effective Date (other than Equity Issuances to the REIT or any of its Subsidiaries).

E. Compliance?	[Pass] [Fail]

V. Section 10.2 — Restricted Payments

A. Cash distributions declared or made by Parent Borrower to the REIT and the Parent Borrower’s limited partners during such Reference Period	$

B.    Cash distributions declared or made by the California Partnerships to their third-party limited partners (i.e., other than the applicable Borrower owning Equity Interests therein) during such Reference Period

$

C. Funds From Operations of the REIT [Line V.C.1 minus (or plus) Line V.C.2 plus Line V. C. 3]	$

1. Net income (loss) determined on a consolidated basis for such Reference Period	$

2. Gains (or losses) from debt restructuring, mark-to-market adjustments on interest rate swaps, and sales of property during such Reference Period	$

3. Sum of each of the following to the extent deducted in determining such net income and without duplication:	$

a.     Depreciation with respect to Real Estate Assets and amortization (other than amortization of deferred financing costs) for such Reference Period, all after adjustment for unconsolidated partnerships and joint ventures

$

b. All non-cash charges for such Reference Period related to deferred financing costs and deferred acquisition costs	$

c. Non-recurring costs and expenses incurred in connection with acquisitions of Real Estate Assets, to the extent such costs and expenses cannot be capitalized in accordance with GAAP	$

d.     To the extent reasonably approved by the Administrative Agent, non-recurring costs and expenses (i) incurred on or prior to the Capital Event and directly related to preparation for the Capital Event or (ii) incurred prior to or within 90 days after the Effective Date in connection with the formation of the REIT and its Subsidiaries, in each case to

$

the extent such costs and expenses cannot be capitalized in accordance with GAAP(11)

D. [Line V. C multiplied by 95.0%]	$

Compliance with respect to Parent Borrower:

E. Amount required to be distributed by the REIT to remain in compliance with Section 8.12 of the Credit Agreement	$

F. [Line V.D – Line V.B]	$

G. Maximum cash distributions permitted under Section 10.2(a) [Greater of Line V.E and Line V.F]	$

H. Compliance? [Line V.A shall be less than or equal to Line V.G]	[Pass] [Fail]

Compliance with respect to the California Partnerships:

I. Maximum cash distributions permitted under Section 10.2(b) [Line V.D D – Line V.A]	$

J. Compliance? [Line V.B shall be less than or equal to Line V.I]	[Pass] [Fail]

VI Section 10.4(a) — Investments in Partially-Owned Entities and any other Persons that are not Subsidiaries

A. Aggregate value (determined in accordance with GAAP) of Investments in Partially-Owned Entities and any other Persons that are not Subsidiaries	$

B. Maximum permitted under Section 10.4(a) [Line I.B multiplied by 10.0%]	$

C. Compliance?	[Pass] [Fail]

VI Section 10.4(b) — Investments in Unimproved Land

A. Cost Basis Value of all Unimproved Land	$

B. Maximum permitted under Section 10.4(b) [Line I.B multiplied by 5.0%]	$

C. Compliance?	[Pass] [Fail]

(11)         The aggregate amount added back pursuant to this paragraph shall not exceed $1,000,000 for all periods taken together.

VIII. Section 10.4(c) – Investments in Construction-in-Process

A. Cost Basis Value of all Construction-in-Process	$

B. Maximum permitted under Section 10.4(c) [Line I.B multiplied by 5.0%]	$

C. Compliance?	[Pass] [Fail]

IX. Section 10.4(d) – Investments in Mortgage Notes

A. Aggregate book value (determined in accordance with GAAP) of all Mortgage Notes	$

B. Maximum permitted under Section 10.4(d) [Line I.B multiplied by 5.0%]	$

C. Compliance?	[Pass] [Fail]

X. Section 10.4 — Aggregate Cap on Certain Permitted Investments

A. Aggregate Cost Basis Value or book value, as applicable, of all of the items subject to the limitations in Sections 10.4(a) through 10.4(d)	$

B. Maximum permitted under Section 10.4 [Line I.B multiplied by 20.0%]	$

C. Compliance?	[Pass] [Fail]

Schedule 2

Reference Period ending            , 20

Schedule 3

Reference Period ending            , 20

EXHIBIT M

FORM OF BORROWING BASE CERTIFICATE

        , 20

KeyBank National Association, as Administrative Agent

127 Public Square

Cleveland, Ohio

Attn: Real Estate Capital

Each of the Lenders party to the Credit Agreement

referred to below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (the “Loan Agreement”) dated as of April 1, 2014, by and among NSA OP, LP, a limited partnership formed under the laws of the State of Delaware (the “Parent Borrower”), certain Subsidiaries of the Parent Borrower from time to time party thereto (the “Subsidiary Borrowers”, and together with the Parent Borrower, collectively, the “Borrowers”). NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust (the “REIT”), NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company (the “REIT Parent”), the Lenders from time to time party thereto, and KEYBANK NATIONAL ASSOCIATION, as Administrative Agent. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Loan Agreement.

Pursuant to Section 9.4 of the Credit Agreement, the undersigned hereby certify to the Administrative Agent and the Lenders as follows:

(1)           The undersigned are the                                    of the REIT,                                       the of the Parent Borrower and the                                           of the REIT Parent.

(2)           The undersigned have examined the books and records of the REIT and the Parent Borrower and has conducted such other examinations and investigations as are reasonably necessary to provide this Compliance Certificate.

(3)           Attached hereto as Schedule 1 are reasonably detailed calculations establishing Borrowing Base Availability as of                         ,20    [INSERT LAST DAY OF MOST RECENT REFERENCE PERIOD].

(a)           Borrowing Base Availability: $          . [From Schedule 1]

(b)           Aggregate Revolving Commitment of all Lenders as of the date hereof: $           .

(c)           Aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, as of the date hereof: $           .

(d)           Aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, as of the date hereof: $               .

(e)           [Aggregate Revolving Commitment deficiency: $                . [Difference between Line (3)(b) and Line (3)(d), if Line (3)(d) is greater than Line (3)(b)]]

(f)            [Borrowing base deficiency: $                . [Difference between Line (3)(a) and Line (3)(c), if Line (3)(c) is greater than Line (3)(a)]]

(g)           [Remaining borrowing availability under aggregate Revolving Commitment: $                     . [Lesser of (A) Line (3)(b) – Line (3)(d) and (B) Line (3)(a) –Line (3)(c), if both (A) and (B) are positive numbers]]

[Signature pages to follow]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the date first above written.

PARENT BORROWER:

NSA OP, LP, a Delaware limited partnership

By:	NATIONAL STORAGE AFFILIATES TRUST, its general partner

By:	NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, its trustee

By:
Name:
Title:

REIT:

NATIONAL STORAGE AFFILIATES TRUST, a Maryland real estate investment trust

By:	NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, its trustee

By:
Name:
Title:

REIT PARENT:

NATIONAL STORAGE AFFILIATES HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

Schedule 1

[For use prior to the Capital Event]

Reference Period ending     , 20

A. Borrowing Base Value [Line A.2 + Line A3](1)	$

1.     Aggregate Property NOI from all Borrowing Base Properties for such Reference Period (excluding Property NOI from Stabilized Properties purchased from unaffiliated third parties during such Reference Period) [Line A.1.a — Line A.1.b]

$

a.     Property rental and other income (after adjusting for straight- lining of rents and excluding the rents from tenants in default or bankruptcy) earned in the ordinary course and attributable to such Borrowing Base Properties

$

b.     Expenses incurred in connection with and directly attributable to the ownership and operation of such Borrowing Base Properties, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding Interest Expense or other debt service charges and any non- cash charges such as depreciation or amortization of financing costs

$

2. [Line A.1 divided by 7.00%]	$

3. Aggregate Acquisition Price(2) for all Borrowing Base Properties that are Stabilized Properties purchased from unaffiliated third parties during such Reference Period	$

B. [Line A multiplied by 60%]	$

C. Aggregate Implied DSCR Value(3) of all Borrowing Base Properties [Attach schedule showing how such aggregate Implied DSCR Value was	$

(1) The Borrowing Base Value attributable to Borrowing Base Properties held by California Partnerships shall not exceed 10% of the total Borrowing Base Value.

(2) The purchase price paid by the Parent Borrower, any of its Subsidiaries or any of their Partially-Owned Entities, as applicable, for such Real Estate Asset less closing costs and any amounts paid by such Person as a purchase price adjustment, to be held in escrow, to be retained as a contingency reserve, or other similar amounts.

(3) With respect to any Borrowing Base Property, the maximum principal amount of Loans that could be outstanding that yields a debt service coverage ratio of not less than 1.40 to 1.00 for such Borrowing Base Property. The foregoing debt service coverage ratio shall be calculated and determined using a standard mortgage style financial amortization based on (a) the portion of Adjusted NOI generated by such Borrowing Base Property for such allocated among the Borrowing Base Properties, and showing the calculations of such aggregate Implied DSCR Value]

D. Borrowing Base Availability [Lesser of Line B and Line C]	$

E. Borrowing Base Value attributable to Borrowing Base Properties held by California Partnerships	$

F. Average Occupancy Rate of the Borrowing Base Properties [minimum required is 75%]		%

Reference Period and (b) the constant derived from the amortization of $l.00 over a period of thirty years at an imputed interest rate equal to the greatest of (x) 6.50% per annum, (y) the sum of 250 basis points per annum and the weekly average yield on United States Treasury Securities Constant Maturities Series issued by the United States Government for a ten-year term as most recently published by the Board of Governors of the Federal Reserve System and Federal Reserve Statistical Release H.15(519) (or any similar or successor publication selected by the Administrative Agent) as of the date of determination, and (z) the actual average per annum rate of interest hereunder for all outstanding LIBOR Loans as of the last day of the calendar quarter most recently ended as of the date of determination.

Schedule 1

[For use after the Capital Event]

Reference Period ending     , 20

A. Borrowing Base Value [Line A.2 + Line A.3](4)	$

1.     Aggregate Property NOI from all Borrowing Base Properties for such Reference Period (excluding Property NOI from Stabilized Properties purchased from unaffiliated third parties during such Reference Period) [Line A.1.a – Line A.1.b]

$

a.     Property rental and other income (after adjusting for straight- lining of rents and excluding the rents from tenants in default or bankruptcy) earned in the ordinary course and attributable to such Borrowing Base Properties

$

b.     Expenses incurred in connection with and directly attributable to the ownership and operation of such Borrowing Base Properties, including, without limitation, Property Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding Interest Expense or other debt service charges and any non- cash charges such as depreciation or amortization of financing costs

$

2. [Line A.1 divided by 7.00%]	$

3. Aggregate Acquisition Price(5) for all Borrowing Base Properties that are Stabilized Properties purchased from unaffiliated third parties during such Reference Period	$

B. [Line A multiplied by 60%]	$

C. Aggregate outstanding principal amount of all Unsecured Indebtedness (other than the Obligations) of the REIT and its Subsidiaries	$

D. [Line B – Line C]	$

(4) The Borrowing Base Value attributable to Borrowing Base Properties held by California Partnerships shall not exceed 10% of the total Borrowing Base Value.

(5) The purchase price paid by the Parent Borrower, any of its Subsidiaries or any of their Partially-Owned Entities, as applicable, for such Real Estate Asset less closing costs and any amounts paid by such Person as a purchase price adjustment, to be held in escrow, to be retained as a contingency reserve, or other similar amounts.

E. Implied Unsecured Interest Coverage Value(6) [Attach schedule showing the calculations of such Implied Unsecured Interest Coverage Value]	$

F. Borrowing Base Availability [Lesser of Line D and Line E]	$

G. Borrowing Base Value attributable to Borrowing Base Properties held by California Partnerships	$

H. Average Occupancy Rate of the Borrowing Base Properties [minimum required is 75%]		%

(6) The maximum principal of Unsecured Indebtedness amount that could be outstanding that yields an unsecured interest coverage ratio of not less than 2.00 to 1.00. The foregoing unsecured interest coverage ratio shall be calculated by dividing (a) the portion of Adjusted NOI generated by all Borrowing Base Properties for such Reference Period by (b) Unsecured Interest Expense for such Reference Period (giving pro forma effect to such maximum principal amount, to the extent not actually outstanding during such Reference Period, at an imputed interest rate equal to the highest actual interest rate applicable to the Loans outstanding on such date of determination).